Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of October 1, 2018

among

ALTRA INDUSTRIAL MOTION CORP.

and Certain of its Subsidiaries,

as Borrowers,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A. and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

and

CITIBANK, N.A.,

UBS SECURITIES LLC,

HSBC SECURITIES (USA) INC.,

MUFG UNION BANK, N.A.,

BMO CAPITAL MARKETS CORP.,

CITIZENS BANK, N.A.,

RBC CAPITAL MARKETS,

TD SECURITIES (USA) LLC and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Managers

i

Schedules

Schedule I	–	Commitments
Schedule II	–	Subsidiary Guarantors
Schedule III	–	UK Treaty Lenders
Schedule 1.01(a)	–	Mortgaged Property
Schedule 1.01(b)	–	Existing Contracts Prohibiting Subsidiary Guarantees
Schedule 1.01(c)	–	Existing Letters of Credit
Schedule 2.25	–	Designated Borrowers
Schedule 4.13	–	Subsidiaries
Schedule 5.11	–	Post-Closing Obligations
Schedule 6.01(c)	–	Existing Liens
Schedule 6.08(a)	–	Existing Investments
Schedule 6.09(i)	–	Existing Indebtedness
Schedule 6.10	–	Burdensome Agreements
Schedule 6.14	–	Transactions with Affiliates

Exhibits

Exhibit A-1	–	Form of Revolving Credit Note
Exhibit A-2	–	Form of Term Note
Exhibit B	–	Form of Notice of Borrowing

Exhibit C	–	Form of Assignment and Assumption
Exhibit D-1 – D-4	–	Form of Tax Compliance Certificates
Exhibit E-1	–	Form of Designated Borrower Request and Assumption Agreement
Exhibit E-2	–	Form of Designated Borrower Notice
Exhibit F	–	Form of Solvency Certificate

v

This CREDIT AGREEMENT, dated as of October 1, 2018 (including the Schedules and Exhibits hereto and as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among ALTRA INDUSTRIAL MOTION CORP., a Delaware corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.25 (each, a “Designated Borrower” and, together with the Company, the “Borrowers” and each, a “Borrower”), the Lenders (as defined in Article I), and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as administrative agent hereunder (in such capacity, the “Administrative Agent”) and as Collateral Agent hereunder and under the Security and Guarantee Documents for the Lenders.

The Borrowers have requested that (a) the Term Lenders (such term and each other capitalized term used in this paragraph and the next paragraph and not otherwise defined above shall have the meaning assigned to such term in Article I) extend credit in the form of Term Loans on the Closing Date in an aggregate principal amount not in excess of $1,340,000,000 and (b) each Revolving Credit Lender extend credit in the form of Revolving Credit Loans and the Issuing Bank issue Letters of Credit, in each case at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Facility Maturity Date such that the aggregate Revolving Credit Exposure of all Revolving Credit Lenders will not exceed $300,000,000 at any time, in each case without limiting Section 2.24; provided, however, that the aggregate principal amount of Revolving Credit Loans made on the Closing Date shall not exceed the amounts set forth in Section 2.18(a).

The Lenders are willing to extend such credit to the Borrowers, and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrowers and the other Restricted Subsidiaries, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Business” means, collectively, the A&S Companies (as defined in the Acquisition Agreement) and the Direct Sales Assets (as defined in the Acquisition Agreement).

“Acquisition Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018, among the Company, Spinco Merger Sub, Fortive and Spinco.

“Acquisition Agreement Representations” means such of the representations made by or on behalf of the Spinco or Fortive in the Acquisition Agreement as are material to the interests of the Lenders or the Arrangers (in each case in their capacities as such).

“Acquisition Transactions” means, collectively, (i) the Spinco Separation, including the Spinco Internal Restructuring and the Spinco Transfer, in each case pursuant to the Spinco Separation Agreement, (ii) the execution, delivery and performance by Spinco and any other applicable Spinco Notes Obligor of the Spinco Notes Indenture and the issuance of the Spinco Notes, (iii) (A) the use by Spinco of the proceeds of the Spinco Notes and cash on hand to make the Spinco Special Cash Payment and to pay certain fees, costs and expenses in connection with the Acquisition Transactions and (B) the consummation of the Debt Exchange, (iv) the making of the Spinco Distribution, (v) the repayment in full of all Indebtedness under the Existing Credit Agreement and the termination of all commitments thereunder and (vi) the consummation of the Direct Sales, Spinco Acquisition and the Spinco Merger.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means JPMorgan, in its capacities as Administrative Agent and Collateral Agent.

“Agent’s Account” means the account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Agreed Currencies” means (a) Dollars, (b) Euro, (c) Pounds Sterling, and (d) any other currency that becomes an Agreed Currency pursuant to Section 1.05; provided that if any such currency (other than Dollars) at any time fails to be a lawful currency that is readily available and freely transferable and convertible into Dollars, whether due to currency control or other exchange regulations imposed in the country in which such currency is issued or otherwise (a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Credit Lenders and the Company, and such currency shall no longer be an Agreed Currency until such time as the Disqualifying Event no longer exists.

“Agreement” has the meaning specified in the preamble hereto.

“All-in Yield” shall mean, as to any Loans, the yield thereon payable by the Company to all Lenders (or other lenders, as applicable) providing such Loans, as reasonably determined by the Administrative Agent in consultation with the Company, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Annual Compliance Certificate” has the meaning specified in Section 5.07(b).

“Anti-Corruption Laws” means all laws, treaties, rules and regulations of any jurisdiction applicable to the Company or any of the Subsidiaries or any of their Affiliates concerning or relating to bribery or corruption (including the United States Foreign Corrupt Practices Act of 1977, as amended).

“Applicable Foreign Borrower Documents” has the meaning assigned to such term in Section 4.20.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan.

“Applicable Margin” means (i) with respect to the Term Loans, (x) in the case of Eurocurrency Rate Loans, 2.00% per annum and (y) in the case of Base Rate Loans, 1.00% per annum and (ii) with respect to Revolving Credit Loans, (a) at any time prior to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter of the Company ending after the Closing Date are delivered pursuant to Section 5.07(a) or (b), as applicable, (x) in the case of Eurocurrency Rate Loans, 2.00% per annum and (y) in the case of Base Rate Loans, 1.00% per annum, and (b) thereafter, the percentage per annum set forth in the table below under the appropriate caption determined by reference to the Senior Secured Leverage Ratio at the end of the most recent fiscal quarter of the Company (subject to the last paragraph of this definition):

		Revolving Credit Loans
Pricing Level	Senior Secured Leverage Ratio	Applicable Margin for Eurocurrency Rate Loans	Applicable Margin for Base Rate Loans
I	Less than or equal to 1.50 to 1.00	1.50%	0.50%
II	Greater than 1.50 to 1.00, but equal to or less than 2.00 to 1.00	1.75%	0.75%
III	Greater than 2.00 to 1.00	2.00%	1.00%

The Applicable Margin shall be re-determined quarterly on the first Business Day following the date of delivery to the Agent of the calculation of the Senior Secured Leverage Ratio based on the financial statements and the accompanying Compliance Certificate required to be delivered pursuant to Section 5.07(a) or (b), as applicable. If the Agent has not received such financial statements and the accompanying Compliance Certificate setting forth such calculation when due pursuant to Section 5.07(a) or (b), as applicable, the Applicable Margin shall be determined as if Pricing Level III shall have applied until the first Business Day after the date of delivery of such financial statements and the accompanying Compliance Certificate setting forth such calculation to Agent. At any time upon the occurrence and during the continuance of any Event of Default, the Applicable Margin shall be set at Pricing Level III. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.07(a) or (b), as applicable, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Margin Applicable Period”) than the Applicable Margin actually applied for such Margin Applicable Period, then (i) the Company shall promptly upon becoming aware of any such inaccuracy deliver to the Agent a corrected Compliance Certificate for such Margin Applicable Period and (ii) the Company shall promptly pay to the Agent the accrued additional amounts owing as a result of such increased Applicable Margin for such Margin Applicable Period.

“Applicable Percentage” means (a) at any time prior to the date on which the financial statements and accompanying Compliance Certificate for the first full fiscal quarter of the Company ending after the Closing Date are delivered pursuant to Section 5.07(a) or (b), as applicable, 0.375% per annum, and (b) thereafter, the percentage per annum set forth in the table below under the appropriate caption determined by reference to the Senior Secured Leverage Ratio at the end of the most recent fiscal quarter of the Company (subject to the last paragraph of this definition):

Pricing Level	Senior Secured Leverage Ratio	Applicable Percentage
I	Less than 2.50 to 1.00	0.250%
II	Greater than or equal to 2.50 to 1.00	0.375%

The Applicable Percentage shall be re-determined quarterly on the first Business Day following the date of delivery to the Agent of the calculation of the Senior Secured Leverage Ratio based on the financial statements and the accompanying Compliance Certificate required to be delivered pursuant to Section 5.07(a) or (b), as applicable. If the Agent has not received such financial statements and the accompanying Compliance Certificate setting forth such calculation when due pursuant to Section 5.07(a) or (b), as applicable, the Applicable Percentage shall be determined as if Pricing Level II shall have applied until the first Business Day after the date of delivery of such financial statements and the accompanying Compliance Certificate setting forth such calculation to Agent. At any time upon the occurrence and during the continuance of any Event of Default, the Applicable Percentage shall be set at Pricing Level II. In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.07(a) or (b), as applicable, is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage for any period (a “Percentage Applicable Period”) than the Applicable Percentage actually applied for such Percentage Applicable Period, then (i) the Company shall promptly upon becoming aware of any such inaccuracy deliver to the Agent a corrected Compliance Certificate for such Percentage Applicable Period and (ii) the Company shall promptly pay to the Agent the accrued additional amounts owing as a result of such increased Applicable Percentage for such Percentage Applicable Period.

“Applicant Borrower” has the meaning assigned to such term in Section 2.25(a).

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, the Revolving Credit Facility, any facility consisting of Extended Revolving Credit Commitments, any facility consisting of Extended Term Loans, any Specified Refinancing Debt or any Specified Incremental Term Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a Revolving Credit Loan, a Loan under Extended Revolving Credit Commitments, an Extended Term Loan, a Specified Refinancing Term Loan, a Specified Refinancing Revolving Loan or a Specified Incremental Term Loan, respectively, at such time and (b) with respect to the Letter of Credit Facility, (i) the Issuing Banks and (ii) if any Letters of Credit have been issued hereunder, the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC and the Co-Managers.

“Asset Sale” means the Disposition (including by way of merger, casualty, condemnation, other event of loss or otherwise) by the Company or any of the Restricted Subsidiaries to any Person other than a Loan Party of (a) any Equity Interests of any Restricted Subsidiaries (other than directors’ qualifying shares) or (b) any other assets (including, for the avoidance of doubt, sales of receivables pursuant to any Permitted Receivables Facility) of the Company or any of the Restricted Subsidiaries, other than, in the case of either clause (a) or (b), as applicable, (i) inventory, cash and Cash

Equivalents Disposed of in the Ordinary Course of Business of the Company and the Restricted Subsidiaries, (ii) Dispositions permitted by Sections 6.12(a)(i), (e), (g), (s), (t) and (v), or (iii) assets Disposed of in transactions constituting Investments permitted under Section 6.08 or Restricted Payments permitted under Section 6.06.

“Asset Swap” means a concurrent purchase and sale or exchange of Related Business Assets (or assets which prior to their sale or exchange have ceased to be Related Business Assets of the Company or any of the Restricted Subsidiaries) between the Company or any of the Restricted Subsidiaries and another Person; provided that the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of the contractually agreeing to such transaction) as determined in good faith by the Company.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Availability Period” means the period from and including the Closing Date to but excluding the Revolving Credit Facility Maturity Date.

“Available Amount” means, at any time of determination (any such time, the applicable “Reference Time”), an amount equal to, without duplication:

(x) the sum of:

(i) the greater of (x) $100,000,000 and (y) 25% of LTM EBITDA; plus

(ii) 50% of Consolidated Net Income for the period (taken as one period) commencing with October 1, 2018 and ending on the applicable date of determination; provided that this clause (ii) shall in no event be less than $0; plus

(iii) the Net Cash Proceeds of any Qualified Equity Issuance received by the Company after the Closing Date and prior to the Reference Time and at such time Not Otherwise Applied; plus

(iv) the Net Cash Proceeds of any Indebtedness of the Company or any Restricted Subsidiary owed or issued to any Person (other than the Company or any Restricted Subsidiary) that has been incurred or issued after the Closing Date and prior to the Reference Time and subsequently exchanged or converted into a Qualified Equity Issuance and at such time Not Otherwise Applied; plus

(v) any Declined Amounts; plus

(vi) the aggregate amount of cash and Cash Equivalents received by the Company or a Restricted Subsidiary from any sale of any Investment (other than to the Company or a Restricted Subsidiary) and cash and Cash Equivalent returns, profits, distributions and similar amounts received by the Company or a Restricted Subsidiary on Investments, in each case (x) solely with respect to Investments made in a Person that is not the Company or a Restricted Subsidiary using the Available Amount and (y) to the extent (1) not already included in Consolidated Net Income, (2) not in excess of the original Investment made using the Available Amount and (3) at such time Not Otherwise Applied; plus

(vii) in the event that the Company redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Company or any Restricted Subsidiary, so long as the Company or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or any Restricted Subsidiary), the fair market value of the net Investment of the Company and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation;

minus:

(y) all or any portion of the Available Amount that has been applied prior to the Reference Time to make Investments, Restricted Payments, prepayments, redemptions, purchases, defeasements or other satisfactions prior to the scheduled maturity of any Junior Financings or for any other purpose permitted hereunder.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate in effect on such day;

(b)  1⁄2 of one percent per annum above the Federal Funds Effective Rate; and

(c) the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day and shall be adjusted for any reserve requirements in accordance with the definition of Eurocurrency Rate, mutatis mutandis), except if such day is not a Business Day or is not a day for trading between banks in Dollar deposits in the London interbank market, then One Month LIBOR for such day shall be equivalent to One Month LIBOR for the most recent preceding day that is a Business Day for trading between banks in Dollar deposits in the London interbank market; provided that in no event shall One Month LIBOR be less than 0%.

Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.09 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.08(a)(i). All Base Rate Loans shall be denominated in Dollars.

“Beneficial Ownership Certification” means a certificate regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1020.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” and “Borrowers” each has the meaning assigned to such term in the preamble hereto.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant Borrower, which:

(a)

where it relates to a UK Treaty Lender that is a Lender on the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in Schedule III to this Agreement, and

(i)	where the Borrower is a Borrower on the date on which this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)

where the Borrower becomes a Borrower under this Agreement after the date hereof, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes a Borrower under this Agreement; or

(b)

where it relates to a UK Treaty Lender that becomes a Lender after the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption which it executes on becoming a party to this Agreement as a Lender, and

(i)	where the Borrower is a Borrower as at the relevant date of transfer, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)	where the Borrower is not a Borrower as at the relevant date of transfer, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes a Borrower under this Agreement.

“Borrowing” means (a) Loans of the same Class, Type and Agreed Currency made, converted or continued on the same date and, in the case of Eurocurrency Rate Loans, as to which a single Interest Period is in effect, and may refer to a Revolving Credit Borrowing, a Term Borrowing or an Incremental Term Borrowing, as the context may require or (b) a Swingline Loan.

“Borrowing Minimum” means $1,000,000 (or, in the case of a Borrowing denominated in any Foreign Currency, the Equivalent Amount thereof).

“Borrowing Multiple” means $500,000 (or, in the case of a Borrowing denominated in any Foreign Currency, the Equivalent Amount thereof).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Agreed Currency in the London interbank market or (other than in respect of Borrowings denominated in Dollars or Euros) the principal financial center of such Agreed Currency, and (b) when used in connection with a Eurocurrency Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Company or any of the Restricted Subsidiaries that are (or should be in accordance with GAAP) set forth in a consolidated statement of cash flows of the Company and the Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure made to restore, replace or rebuild property subject to any damage, loss, destruction or condemnation, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease” has the meaning specified in the definition of Capital Lease Obligations.

“Capital Lease Obligations” means all monetary obligations of any Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease (“Capital Lease”).

“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Carryover Amount” has the meaning assigned to such term in Section 6.06(e).

“Cash Collateral” has the meaning specified in the definition of Cash Collateralize.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Issuing Banks or Revolving Credit Lenders, as collateral for L/C Obligations or obligations of Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Stated Amount thereof or, if the Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the applicable Issuing Bank (such collateral and other credit support, including the proceeds thereof, “Cash Collateral”).

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating agency);

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market and similar highly liquid funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated in the highest rating category obtainable from S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) and (iii) have portfolio assets of at least $5,000,000,000;

(f) readily marketable direct obligations with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an investment grade rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency) with maturities of 12 months or less from the date of acquisition;

(h) investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating agency); and

(i) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (a) through (h) above.

Solely in the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary, Cash Equivalents shall also include investments of the type (including comparable quality), and maturity described in clauses (a) through (f) and clauses (h) through (i) above of foreign obligors (including investments that are denominated in currencies other than Dollars), which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and are investments customarily utilized in such countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Bank” means each provider of Cash Management Services, the obligations under which constitute Secured Cash Management Obligations.

“Cash Management Services” means treasury management services (including depository arrangements, controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interstate depository network services, electronic funds transfer, purchasing or debit card arrangements and other customary cash management arrangements) provided to any Loan Party.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Subsidiary substantially all of whose assets consist of the Equity Interests and/or Indebtedness of one or more CFCs (directly or indirectly through entities that are disregarded for United States federal tax purposes).

“Change in Control” means any of:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than the Company or any direct or indirect wholly owned Restricted Subsidiary) of any Equity Interest in any Designated Borrower;

(b) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Voting Stock that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Company (or other securities convertible into or exchangeable for such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Company (on a fully diluted basis); or

(c) there shall have occurred under any indenture or other instrument evidencing any Material Indebtedness any “change in control” or like event (as set forth in the indenture, agreement or other evidence of such Material Indebtedness) obligating the Company or any of the Restricted Subsidiaries to repurchase, redeem or repay (or entitling the holders thereof to accelerate the final maturity of) all or any part of the Indebtedness provided for therein.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Swingline Loans or Incremental Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment or an Incremental Commitment.

“Closing Date” has the meaning specified in Section 3.01.

“Co-Managers” means Citibank, N.A., UBS Securities LLC, HSBC Securities (USA) Inc., MUFG Union Bank, N.A., BMO Capital Markets Corp., Citizens Bank, N.A., RBC Capital Markets1, TD Securities (USA) LLC and U.S. Bank National Association.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all the “Collateral” as defined in any Security and Guarantee Documents and shall also include the Mortgaged Properties (if any).

“Collateral Agent” means “Collateral Agent” as defined in Guarantee and Collateral Agreement.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment, a Term Commitment or an Incremental Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), any successor statute, and any rule, regulation or order promulgated thereunder, in each case as amended from time to time.

“Commodity Futures Trading Commission” means the U.S. Commodity Futures Trading Commission.

“Company” has the meaning specified in the preamble hereto.

“Company Notice” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Compliance Certificate” means a Quarterly Compliance Certificate or Annual Compliance Certificate, as applicable.

“Computation Date” has the meaning assigned to such term in Section 1.09.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Group” means the Company and its Consolidated Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the Test Period ended on such date to (b) Consolidated Interest Expense paid during or payable in cash for the Test Period ended on such date, excluding (for avoidance of duplication) any portion of Consolidated Interest Expense paid during such Test Period that was already included in a prior Test Period as being payable for such prior Test Period, or visa-versa.

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

“Consolidated Interest Expense” means, for any period, for the Company and the Restricted Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period, all interest expense (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit) minus interest income for such period in accordance with GAAP; provided, however, that the calculation of Consolidated Interest Expense shall not include (a) interest payable from the Company or any Subsidiary to any other Subsidiary or the Company, (b) one-time charges for any Term Loan or other financings and such charges incurred in connection with the original execution, delivery and performance of the Existing Credit Agreement, this Agreement or any amendment thereof or any other agreement pursuant to which a Term Loan may be made, such as arrangement fees, extension fees, upfront fees and payoff fees, including any premiums for prepaying obligations, (c) extinguishment charges relating to the early extinguishment of Indebtedness or obligations under Hedge Agreements, (d) noncash amounts attributable to the amortization of debt discounts or accrued interest payable in kind and (e) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period.

“Consolidated Net Income” means, for the Company for any period, the net income (or loss) of the Company and the Restricted Subsidiaries determined on a Consolidated basis in accordance with GAAP, but excluding, without duplication:

(a) extraordinary, unusual or non-recurring gains and extraordinary, unusual or non-recurring charges or losses (including extraordinary, unusual or non-recurring costs of, and payments of, actual or prospective legal settlements, fines, judgments or orders);

(b) any amounts attributable to Investments in any Unrestricted Subsidiary to the extent that such amounts have not been distributed in cash to the Company and the Restricted Subsidiaries during such applicable period;

(c) effects of adjustments in the consolidated financial statements of the Company pursuant to GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, deferred rent and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated recapitalization or acquisition transaction or the amortization or write-off of any amounts thereof;

(d) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness (and the termination of any associated Hedge Agreements or other derivative instruments);

(e) write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness;

(f) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or as a result of the adoption or modification of accounting policies;

(g) any gain or charge as a result of, or in connection with, any Disposition outside the Ordinary Course of Business;

(h) any unrealized or realized net foreign currency translation gains or losses and unrealized net foreign currency transaction gains or losses, in each case impacting net income;

(i) unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under Hedge Agreements; and

(j) the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or the date that such other Person’s assets are acquired by the Company or any Restricted Subsidiary (except to the extent required for pro forma adjustments described in Section 1.07);

provided that none of the foregoing clauses (a) through (i) shall exclude any charges, accruals, reserves, expenses, costs or other items referred to in clause (k) of the definition of EBITDA.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.09 or 2.10.

“CTA” means the United Kingdom Corporation Tax Act of 2009.

“Current Assets” means, at any time, the Consolidated current assets (other than cash and Cash Equivalents) of the Company and the Restricted Subsidiaries at such time, but excluding the current portion of deferred tax assets.

“Current Liabilities” means, at any time, the Consolidated current liabilities of the Company and the Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long term Indebtedness of the Company and the Restricted Subsidiaries, (b) outstanding Revolving Credit Loans and Letters of Credit, (c) the current portion of interest of the Company and the Restricted Subsidiaries and (d) the current portion of current and deferred income taxes of the Company and the Restricted Subsidiaries.

“Debt Exchange” means a debt exchange transaction whereby up to $250,000,000 aggregate principal amount of the Spinco Notes will be issued by Spinco to Fortive and Fortive will transfer such Spinco Notes to certain persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of the Fortive held by the Debt Exchange Parties as principals for their own account at such time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Amounts” has the meaning specified in Section 2.11(b)(viii).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Interest” has the meaning specified in Section 2.08(b).

“Defaulting Lender” means at any time, subject to the last paragraph of Section 2.21, (i) any Lender that has failed for two or more Business Days to (x) fund any portion of its Loans, (y) fund any portion of its participations in Letters of Credit or Swingline Loans or (z) pay over to the Administrative Agent, Issuing Bank, Swingline Lender or any other Lender any other amount required to be paid by it hereunder (each, a “funding obligation”) unless, in the case of clause (x) above, such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, any Issuing Bank, the Swingline Lender or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent, any Issuing Bank, the Swingline Lender or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent, any Issuing Bank, the Swingline Lender or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), (v) any Lender that has, or has a Parent Company that has, become the subject of a Bail-In Action (as defined in Section 9.20), or (vi) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency Event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a Governmental Authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (vi) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.21) upon notification of such determination by the Agent to the Company and the Lenders.

“Designated Borrower” has the meaning assigned to such term in the preamble hereto.

“Designated Borrower Notice” has the meaning assigned to such term in Section 2.25(b).

“Designated Borrower Request and Assumption Agreement” has the meaning assigned to such term in Section 2.25(b).

“Designated Non-Cash Consideration” means the fair market value (as determined by the Company in good faith) of non-cash consideration received by the Company or any Restricted Subsidiary in connection with a Disposition made pursuant to Section 6.12(i) that is designated as “Designated Non-Cash Consideration” hereunder pursuant to a certificate of a Financial Officer of the Company, setting forth the basis of such valuation (which amount will be deemed to be no longer outstanding as Designated Non-Cash Consideration for purposes of Section 6.12(i) in an amount equal to the fair market value of the portion of such non-cash consideration converted by the Company or any Restricted Subsidiary to cash or Cash Equivalents within 90 days following the consummation of the applicable Disposition).

“Direct Sales” has the meaning assigned to such term in the Acquisition Agreement.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction, any issuance of Equity Interests by a Subsidiary of such Person, any of the foregoing to a Divided LLC pursuant to an LLC Division and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith).

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other accrued and payable Obligations), in whole or in part, (c) provides for scheduled cash payments of dividends or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of clauses (a) through (d), prior to the date that is 91 days after the Latest Maturity Date. Notwithstanding the preceding sentence, (A) if such Equity Interest is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the Ordinary Course of Business of the Company or any Restricted Subsidiary, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Equity Interest held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered a Disqualified Equity Interest because such Equity Interest is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Divided LLC” means any LLC which has been formed upon the consummation of an LLC Division.

“Dollar Amount” of any currency at any date means (a) if such currency is Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in Dollars of such currency, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 1.09.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Borrower” means the Company or any Designated Borrower that is a Domestic Restricted Subsidiary.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, an amount equal to the Consolidated Net Income of the Company and the Restricted Subsidiaries for such period plus, without duplication and, (except in the case of clause (i), (j) and (l) below) to the extent the relevant item or amount is incorporated in the calculation of Consolidated Net Income for such period:

(a) Interest Expense of the Company and the Restricted Subsidiaries for such period; plus

(b) the aggregate amount of Consolidated income and franchise taxes on or measured by income of the Company and the Restricted Subsidiaries for that period whether or not payable during such period; plus

(c) Consolidated depreciation, amortization and all other noncash charges, expenses or losses, including non-cash compensation and impairment charges of the Company and the Restricted Subsidiaries, for such period; minus

(d) any noncash income or gains (other than the accrual of revenue in the Ordinary Course of Business); minus

(e) any gains attributable to the sale of assets by the Company and the Restricted Subsidiaries outside the Ordinary Course of Business; plus

(f) fees, costs, commissions and expenses incurred or paid during such period related to the Transactions, including any reorganization expenses; plus

(g) transaction fees, costs, commissions and expenses incurred or paid during such period related to any issuance of Equity Interests, incurrence of Indebtedness (including any refinancing transaction or amendment, waiver or modification of any Indebtedness), Permitted Acquisition, Investment or Disposition (in each case whether or not consummated); plus

(h) to the extent deducted in the calculation of Consolidated Net Income, any earn-out obligation expense incurred in connection with any Permitted Acquisition or other permitted Investment made in compliance with Section 6.08; plus

(i) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that such Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating EBITDA for such fiscal quarters); plus

(j) to the extent not otherwise included in the determination of Consolidated Net Income for such period, the amount of any proceeds of any business interruption insurance policy representing the earnings for such period that such proceeds are intended to replace (whether or not then received) so long as such Person in good faith expects to receive such proceeds within the next four fiscal quarters (it being understood that to the extent not actually received within such period such reimbursement amounts so added back but not so received shall be deducted in calculating EBITDA for the fiscal quarter immediately following such four fiscal quarter period); plus

(k) restructuring charges and related charges, accruals or reserves; and business optimization expense and related charges or expenses, including costs related to the opening, closure and/or consolidation of offices and facilities, retention charges, contract termination costs, recruiting and signing bonuses and expenses, systems establishment costs, conversion costs and consulting fees relating to the foregoing; plus

(l) the amount of (i) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to the Transactions that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 24 months after the Closing Date and (ii) pro forma “run rate” cost savings, operating expense reductions and synergies (net of actual amounts realized) related to Permitted Acquisitions and other Investments, Dispositions and other Specified Transactions (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date), cost savings initiatives and other similar initiatives that are reasonably identifiable, factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such Person) within 24 months after such acquisition or other Investment, Disposition or other specified transaction, restructuring, cost savings initiative or other initiative; provided that the aggregate amount of adjustments from this clause (l) for such period shall not exceed an amount equal to 20% of EBITDA for such period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (l)); minus

(m) any items of income or loss in respect of equity in the income or loss of unconsolidated affiliates or minority interests in the income or loss of Consolidated Subsidiaries in each case as determined in accordance with GAAP, it being understood and agreed that any items of loss or expense would be added to and any items of gain or income would be deducted from Consolidated Net Income for the purpose of determining EBITDA.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(v) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“English Loan Party” means a Loan Party incorporated in England and Wales.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree, or binding and enforceable judicial or agency interpretation thereof, governing pollution or protection of the environment or the use, handling, transportation, treatment, storage, disposal, release, migration or discharge of, or human exposure to, any hazardous or toxic material, substance or waste.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date means the equivalent in such currency of such amount of Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.

“ERISA Event” means (a) the occurrence of a “reportable event”, within the meaning of Section 4043(c) of ERISA or the regulations issued thereunder with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived; (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), which results in the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to such termination of such Plan; (d) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (e) the cessation of operations at a facility of the Company or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (f) the withdrawal (as described in Section 4063 of ERISA) by the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, or the complete withdrawal or partial withdrawal (within the meaning of Subtitle E of Title IV of ERISA) by the Company or any of its ERISA Affiliates from a Multiemployer Plan; (g) the receipt by the Company or any of its ERISA Affiliates of any notice concerning a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 305 of ERISA or Section 432 of the Code; (h) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA); (j) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a Plan with respect to which the Company or any of its ERISA Affiliates is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) which results in liability to the Company or any of the Subsidiaries; or (k) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Escrow Debt” means Indebtedness incurred in connection with any transaction permitted hereunder for so long as proceeds thereof have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction.

“Euro” or “€” means the single currency of the participating member states of the European Union.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Rate by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. Notwithstanding the foregoing, the Eurocurrency Rate with respect to any Interest Period shall be deemed to be 0.00% per annum if the Eurocurrency Rate for such Interest Period determined pursuant to the preceding provisions of this definition would otherwise be less than 0.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest as provided in Section 2.08(a)(ii). All Loans denominated in a Foreign Currency shall be Eurocurrency Rate Loans.

“Eurocurrency Rate Reserve Percentage” for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing means the reserve percentage applicable during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Evidence of Flood Insurance” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Excess Cash Flow” means, for any fiscal year of the Company, the sum (without duplication) of:

(a) (i) Consolidated Net Income of the Company and the Restricted Subsidiaries; (ii) the amount of all non-cash charges, expenses or losses (including depreciation, amortization, non-cash compensation and impairment charges) deducted in arriving at such Consolidated Net Income; and (iii) reductions to noncash working capital of the Company and the Restricted Subsidiaries for such fiscal year (i.e., the absolute value of the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude (A) any changes in Current Assets or Current Liabilities solely as a result of acquisitions or Dispositions by the Company and the Restricted Subsidiaries during the applicable period and (B) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent); minus

(b) the sum (without duplication) of the following: (i) an amount equal to the amount of all non-cash gains, credits or income included in arriving at Consolidated Net Income; (ii) the principal portion of required and optional repayments of Indebtedness (other than (x) optional repayments of the Loans pursuant to Section 2.11(a) and (y) mandatory prepayments of Loans pursuant to Section 2.11(b)), in each case made in cash by the Company or any of the Restricted Subsidiaries during such period, but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, in each case to the extent not already deducted from Consolidated Net Income; (iii) cash used for Capital Expenditures, Permitted Acquisitions and other permitted Investments (other than Investments pursuant to Section 6.08(a)(iii) and (b)) (and cash committed to be used pursuant to binding contracts for Capital Expenditures, Investments and acquisitions so long as (A) such amounts are contractually committed by the last day of the fiscal year of the applicable Excess Cash Flow period, (B) such amounts are utilized (and, for the avoidance of doubt, shall not be deducted when used) during the fiscal year immediately following such Excess Cash Flow period and (C) any amounts not utilized during such fiscal year immediately following such Excess Cash Flow period shall be included in the calculation of Excess Cash Flow for such fiscal year) and all Restricted Payments made in cash during such period as permitted by Section 6.06 (other than (I) solely to the extent paid to the Company or the Subsidiaries and (II) pursuant to clause (c) thereof) and, in each case, (x) except to the extent financed with long-term indebtedness and (y) to the extent not already deducted from Consolidated Net Income; (iv) cash payments by the Company and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Company and the Restricted Subsidiaries other than Indebtedness, in each case to the extent not already deducted from Consolidated Net Income; (v) the aggregate amount of expenditures actually made by the Company and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and pension contributions) to the extent that such expenditures are not expensed or deducted (or exceed the amount expensed or deducted) in calculating Consolidated Net Income for such period; (vi) the amount of cash taxes actually paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period; (vii) an amount equal to all expenses, charges and losses excluded in calculating Consolidated Net Income under clauses (a) through (i) of the definition thereof, in each case, to the extent paid in cash in such period; and (viii) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year). Expenditures shall be considered “un-financed” for purposes of this definition unless paid with the proceeds of long-term Indebtedness (other than revolving facilities including the Revolving Credit Loans) or issuances of Equity Interests by the Company.

“Excess Cash Flow Percentage” means, with respect to any fiscal year, 50% (or, if the Senior Secured Leverage Ratio as of the last day of the applicable fiscal year shall have been (x) equal to or less than 2.75 to 1.00 but greater than 2.25 to 1.00, 25%, or (y) equal to or less than 2.25 to 1.00, 0%).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical average of the spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 1.01(c).

“Excluded Property” means “Excluded Property” as defined in Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (1) any Unrestricted Subsidiary or (2) any Restricted Subsidiary that is (a) a Foreign Subsidiary, (b) a Domestic Restricted Subsidiary that is (i) a direct or indirect subsidiary of a CFC or (ii) a CFC Holdco, (c) not wholly owned directly by the Company and/or one or more of its wholly owned Restricted Subsidiaries, (d) prohibited from guaranteeing the Facilities by any contractual obligation existing on the Closing Date (and such Restricted Subsidiary shall be listed on Schedule 1.01(b) hereto) or, if acquired after the Closing Date, any contractual obligation existing on the date such Restricted Subsidiary is acquired (so long as such prohibition is not created in contemplation of the Closing Date or such acquisition), (e) prohibited by applicable law, rule or regulation from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (f) an Immaterial Subsidiary, (g) any special purpose securitization vehicle (or similar entity) formed after the Closing Date, (h) any Captive Insurance Subsidiary, (i) any not-for-profit Subsidiary, (j) any Subsidiary with respect to which a guarantee of the Obligations would result in material adverse Tax consequences as reasonably determined by the Company in consultation with the Administrative Agent and (k) any other Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the cost, burden, difficulty or consequence of providing a guarantee of the Obligations would outweigh the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation (a) if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of, or grant of such security interest by, such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) upon the designation as such in any agreement with respect to such Swap Obligations between the relevant Guarantor and counterparty applicable to such Swap Obligations; provided that if a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.19(b)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 22, 2015, among the Company and certain of its subsidiaries, as borrowers, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended by First Amendment to Second Amended and Restated Credit Agreement dated as of October 20, 2016, and as further amended, amended and restated, supplemented or otherwise modified through the date hereof).

“Existing Revolver Tranche” has the meaning given to such term in Section 2.23(b).

“Existing Term Loan Tranche” has the meaning given to such term in Section 2.23(a).

“Extended Revolving Credit Commitments” has the meaning given to such term in Section 2.23(b).

“Extended Term Loans” has the meaning given to such term in Section 2.23(a).

“Extending Revolving Credit Lender” has the meaning given to such term in Section 2.23(c).

“Extending Term Lender” has the meaning given to such term in Section 2.23(c).

“Extension Amendment” has the meaning given to such term in Section 2.23(d).

“Extension Election” has the meaning given to such term in Section 2.23(c).

“Extension Request” means a Term Loan Extension Request or a Revolver Extension Request, as applicable.

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility, the Term Facility, any facility consisting of Specified Refinancing Revolving Loans, any facility consisting of Specified Refinancing Term Loans, any facility consisting of Extended Term Loans, any facility consisting of Extended Revolving Credit Commitments or any Specified Incremental Term Facility, as the context may require.

“FATCA” means (i) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), (ii) any current or future regulations or official interpretations thereof, (iii) any agreements entered into pursuant to Section 1471(b)(1) of the Code and (iv) any intergovernmental agreements with respect thereto and official interpretations and guidance thereof.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financial Covenants” means the covenants contained in Section 6.15 of this Agreement.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer or controller of such Person (or any other officer acting in substantially the same capacity as any of the foregoing).

“Fixed Amounts” has the meaning assigned to such term in Section 1.07(f).

“Flood Laws” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Foreign Borrower” means any Designated Borrower that is a Foreign Subsidiary.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Lender” means (a) with respect to any Borrower that is a U.S. Person, a Lender that is not a U.S. Person, and (b) with respect to any Borrower that is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Fortive” means Fortive Corporation, a Delaware corporation.

“Fronting Exposure” means, with respect to any Issuing Bank at any time there is a Revolving Credit Lender that is a Defaulting Lender, such Defaulting Lender’s Ratable Share of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, for the Company and the Restricted Subsidiaries on a Consolidated basis in accordance with GAAP and as of any date, an amount equal to all Indebtedness of the Company and the Restricted Subsidiaries for borrowed money, all unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, all Capital Lease Obligations and other purchase money Indebtedness and (without duplication) all payment guarantees of any of the foregoing obligations, in each case as of such date.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the date hereof, among the Company, the Subsidiary Guarantors and the Collateral Agent.

“Guarantors” means the Company and each of the Subsidiary Guarantors.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or wastes, radioactive materials, asbestos, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials, substances or wastes regulated as hazardous or toxic or as a pollutant or contaminant or words of similar import under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“Hedge Bank” means each counterparty to any Hedge Agreement with a Loan Party, the obligations under which constitute Secured Hedging Obligations.

“HM Revenues and Customs” means Her Majesty’s Revenue and Customs, a non-ministerial department of the United Kingdom.

“HMRC DT Treaty Passport scheme” means the Board of H.M. Revenue and Customs Double Taxation Treaty Passport scheme.

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, at any date, unless otherwise designated by the Company in a written notice to the Agent or unless such Restricted Subsidiary is a Loan Party on the Closing Date or is a Borrower, any Restricted Subsidiary designated by the Company in a written notice to the Agent that, together with such Restricted Subsidiary’s Consolidated subsidiaries, (a) does not, as of the end of the most recently ended Test Period, have assets with a fair market value in excess of 2.5% of Total Assets and (b) did not, for the most recently ended Test Period, have revenues exceeding 2.5% of the total revenues of the Company and the Restricted Subsidiaries on a Consolidated basis; provided that the aggregate assets or revenues of all Immaterial Subsidiaries, determined in accordance with GAAP, as of the end of or for any Test Period, may not exceed 5% of Total Assets or Consolidated revenues, respectively, of the Company and the Restricted Subsidiaries on a Consolidated basis (and the Company shall designate in writing to the Agent from time to time as necessary the Restricted Subsidiaries that will cease to be “Immaterial Subsidiaries” in order to comply with the foregoing limitation).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement among, and in form and substance reasonably satisfactory to, the Company, the Agent and one or more Incremental Lenders.

“Incremental Commitment” means, with respect to any Lender, such Lender’s Incremental Revolving Credit Commitment and Incremental Term Commitment.

“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.09(o).

“Incremental Facility Amount” means, at any time, the sum of:

(i) the excess, if any, of:

(a) the sum of (I) the greater of (1) $400,000,000 and (2) 100% of LTM EBITDA plus (II) the aggregate amount of voluntary prepayments of the Term Loans (including purchases of Term Loans by the Company and its Subsidiaries below par in which case the amount of voluntary prepayments of such Term Loans shall be deemed, for the purposes of this definition, to equal the aggregate purchase price paid to purchase such Term Loans below par) plus (III) the aggregate amount of voluntary prepayments of any Revolving Credit Loans to the extent accompanied by the corresponding termination or reduction of the Revolving Credit Commitments (in each case of the foregoing subclauses (II) and (III), other than from proceeds of the incurrence of long-term Indebtedness), over

(b) the aggregate amount of all Incremental Term Commitments and Incremental Revolving Credit Commitments established prior to such time in reliance on this clause (i) pursuant to Section 2.24 and all Incremental Equivalent Debt incurred prior to such time in reliance on this clause (i) pursuant to Section 6.09(o) plus

(ii) an unlimited amount, so long as, for the purposes of this clause (ii), after giving pro forma effect to the incurrence or issuance of any such Incremental Term Loans or Incremental Revolving Credit Commitments or Incremental Equivalent Debt incurred under this clause (ii) and the pro forma adjustments described in Section 1.07 (for the avoidance of doubt, without giving any pro forma effect to any substantially simultaneous incurrence in reliance on clause (i) above), the Senior Secured Leverage Ratio (calculated as if any Incremental Revolving Credit Commitment being incurred were fully drawn on the effective date thereof) is equal to or less than 3.25 to 1.00;

provided that unless elected otherwise by the Company, any Incremental Term Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt shall be deemed to have been incurred first, in reliance on clause (ii) above to the extent permitted thereby and second, in reliance on clause (i) above to the extent permitted thereby; provided, further, that (x) any Incremental Term Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt incurred in reliance on clause (i) may be reclassified as the Company elects, from time to time, as incurred in reliance on clause (ii) if the Company is able to satisfy the ratio test under clause (ii) at such time on a pro forma basis and (y) if the ratio test under clause (ii) would be satisfied on a pro forma basis as of the end of any fiscal quarter, the reclassification in clause (x) shall be deemed to have occurred automatically.

“Incremental Lenders” means the Incremental Revolving Credit Lenders and the Incremental Term Lenders.

“Incremental Loans” means the Incremental Revolving Credit Loans and the Incremental Term Loans.

“Incremental Revolving Credit Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make Revolving Credit Loans.

“Incremental Revolving Credit Lender” means a Revolving Credit Lender with an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Loans” means Revolving Credit Loans made by one or more Lenders pursuant to an Incremental Revolving Credit Commitment.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Commitment” means the commitment of any Lender, established pursuant to Section 2.24, to make any Incremental Term Loan to the Company.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans” means any Loan made by one or more Lenders to the Company pursuant to Section 2.01(d), made in the form of (a) additional Term Loans or (b) to the extent permitted by Section 2.24 and provided for in the relevant Incremental Assumption Agreement, Specified Incremental Term Loans.

“Indebtedness” of any specified Person means, without duplication, (a) all indebtedness in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures or similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement agreements with respect thereto), (d) the Indebtedness of any other Persons to the extent guaranteed by such Person, (e) all obligations of such Person to pay the deferred and unpaid purchase price of any property (including Capital Lease Obligations), but excluding trade accounts payable or accrued liabilities arising in the Ordinary Course of Business, (f) all obligations under any accounts receivable financings, (g) all Disqualified Equity Interests of such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests and (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

Notwithstanding the foregoing, (x) in no event shall the term “Indebtedness” be deemed to include letters of credit that secure performance, bonds that secure performance, surety bonds or similar instruments that are issued in the Ordinary Course of Business, and (y) solely for purposes of determining compliance with Section 6.15, Indebtedness shall not include Escrow Debt until such time as the proceeds of such Escrow Debt have been released from the applicable escrow account. For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any of the Loan Parties under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum, dated September 2018, used by the Arrangers in connection with the syndication of the Facilities.

“Interest Election Request” has the meaning specified in Section 2.10(b).

“Interest Expense” means, for the Company for any period, the sum, without duplication, of total Consolidated interest expense (including that portion attributable to Capital Leases in conformity with GAAP) of the Company and the Restricted Subsidiaries.

“Interest Period” means, for each Eurocurrency Rate Loan comprising part of the same Borrowing, the period commencing on the date of such Eurocurrency Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurocurrency Rate Loan and ending on the last day of the period selected by the Company pursuant to the provisions below and Section 2.10 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company pursuant to the provisions below and Section 2.10. The duration of each such Interest Period shall be one, two, three or six months, or subject to clause (c) of this definition, twelve months or a period of less than one month, as the Company may, upon notice received by the Agent not later than 11:00 A.M. (Local Time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) (i) with respect to the Revolving Credit Facility, the Company may not select any Interest Period that ends after the Revolving Credit Facility Maturity Date and (ii) with respect to the Term Facility, the Company may not select any Interest Period that ends after the Term Loan Maturity Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Loans comprising part of the same Borrowing shall be of the same duration;

(c) in the case of any Borrowing, the Company shall not be entitled to select an Interest Period having a duration of twelve months or a duration of less than one month unless, by 2:00 P.M. (Local Time) on the third Business Day prior to the first day of such Interest Period, each Appropriate Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Appropriate Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Appropriate Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Company in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months or less than one month, as applicable;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Interpolated Screen Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the applicable Agreed Currency for the longest maturity for which such a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the applicable Agreed Currency for the shortest maturity for which such a Screen Rate is available that is longer than such Interest Period, in each case as of (i) in the case of any Eurocurrency Rate Loan denominated in an Agreed Currency other than Euros, 11:00 a.m., London time, on the Quotation Day for such Agreed Currency and Interest Period and (ii) in the case of any Eurocurrency Rate Loan denominated in Euros, as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (d) of the definition of Indebtedness in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or all or substantially all of the property and assets of a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IP Rights” means trademarks, service marks, tradenames, copyrights, patents and other intellectual property.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit. “Issue” has a corresponding meaning.

“Issuing Bank” means each of the banks and other institutions listed on Schedule I hereto that are indicated thereon as providing a Letter of Credit Commitment or any Eligible Assignee to which all or a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07, in each case for so long as any such Person shall have a Letter of Credit Commitment.

“ITA” means the United Kingdom Income Tax Act of 2007.

“JPMorgan” has the meaning specified in the preamble hereto.

“Junior Financing” has the meaning specified in Section 6.10(a).

“L/C Cash Deposit Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” means, at any time the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“L/C Obligations” means, as of any date, the aggregate Stated Amount of outstanding Letters of Credit and Revolving Credit Loans made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Revolving Credit Lenders. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Related Documents” has the meaning specified in Section 2.07(b)(i).

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan, Revolving Credit Loan, Incremental Loan, Specified Refinancing Revolving Loan, Specified Refinancing Term Loan, Extended Term Loan, Extended Revolving Credit Commitment, Refinancing Note, Refinancing Junior Loan or Commitment hereunder at such time.

“Lender Insolvency Event” means that (a) a Lender or its Parent Company is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company has become the subject of a proceeding under any Debtor Relief Law, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means each lender that has a Commitment hereunder with respect to any Facility, each lender that holds a Loan, each Issuing Bank, each Lender that becomes a party hereto pursuant to Section 2.24 and each Person that shall become a party hereto pursuant to Section 9.07. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” has the meaning specified in Section 2.01(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a)(i).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Company and the Restricted Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.06.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $100,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.06. The Letter of Credit Facility is a sub-facility of the Revolving Credit Facility and not in addition to the Revolving Credit Facility.

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) an amount equal to (i) the Funded Debt on such date less (ii) the aggregate amount of Unrestricted Cash on such date to (b) EBITDA for the most recently ended Test Period.

“LIBOR Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing:

(a) for any applicable Agreed Currency (other than Euros), an interest rate per annum equal to the Intercontinental Exchange Benchmark Administration Ltd. (or the successor thereto if it is no longer making such rates available) LIBOR Rate (“ICE LIBOR”) for such Agreed Currency, as published by Reuters (currently Reuters LIBOR01 page) (or any other commercially available source providing quotations of ICE LIBOR as designated by the Agent from time to time) (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) on the Quotation Day for such Agreed Currency and Interest Period, for deposits in such Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for Euros, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (the “EURIBOR Screen Rate”; the EURIBOR Screen Rate or the LIBOR Screen Rate, as applicable, the applicable “Screen Rate”) as of 11:00 a.m. (Brussels time) two TARGET Days prior to the commencement of such Interest Period;

provided that if the applicable Screen Rate is not available at the applicable time for any reason, then the LIBOR Rate for such Interest Period, as applicable, shall be a rate per annum equal to the Interpolated Screen Rate. If the LIBOR Rate as determined pursuant to the foregoing shall be less than zero, the LIBOR Rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means (a) with respect to any asset, (i) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, deposit arrangement, encumbrance, license, charge preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in or on such asset (including any conditional sale or other title retention agreement, Capital Lease, any easement, right of way or other encumbrance on title to real property) and (ii) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same effect as any of the foregoing) relating to such asset (it being agreed, for purposes of clarity, that in no event shall an operating lease be deemed to constitute a Lien) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“LLC” shall mean any limited liability company organized or formed under the laws of any state of the United States.

“LLC Division” shall mean the statutory division of any LLC into two or more LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any comparable provision of the limited liability company law of any other state of the United States.

“Loan” means a Revolving Credit Loan, a Swingline Loan, a Term Loan, an Extended Term Loan, an advance of revolving credit under Extended Revolving Credit Commitments, a Specified Refinancing Revolving Loan or a Specified Refinancing Term Loan and/or an Incremental Loan, as the context may require.

“Loan Document Obligations” means (a) the due and punctual payment by the Loan Parties of (i) the principal of and interest (including any interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding) on each of the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations of any Loan Party to the Agent, any of the Lenders, any Issuing Bank or any other Secured Parties (other than for avoidance of doubt, each Cash Management Bank and each Hedge Bank, in each case in its capacity as such) pursuant to any Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, indirect, absolute, contingent, fixed, due or to become due, now existing or hereafter arising or otherwise (including monetary obligations incurred after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding), and (b) the due and punctual performance of all other obligations of the Company or any other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Loan Documents” means this Agreement, each Note, if any, each L/C Related Document, each Designated Borrower Request and Assumption Agreement, any Incremental Assumption Agreement, any Extension Amendment, each of the Security and Guarantee Documents and any other agreement, instrument or document agreed in writing by the Agent and the Company to be a Loan Document.

“Loan Parties” means the Borrowers and each of the Subsidiary Guarantors.

“Local Time” means (a) in the case of a Loan, Borrowing or L/C Disbursement denominated in Dollars, New York City time, and (b) in the case of a Loan, Borrowing or L/C Disbursement denominated in a Foreign Currency, local time for such currency as specified from time to time by the Administrative Agent.

“LTM EBITDA” means, as of any date of determination, EBITDA for the four fiscal quarter period most recently ended prior to such determination date for which financial statements have been delivered pursuant to Section 5.07(a) or (b), determined after giving effect to the pro forma adjustments described in Section 1.07.

“Margin Applicable Period” has the meaning specified in the definition of Applicable Margin.

“Market Intercreditor Agreement” means an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing and/or subordination of liens or arrangements relating to the distribution of proceeds of collateral, as applicable, at the time the intercreditor agreement is proposed to be established in light of the types of Indebtedness subject thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations and financial condition of the Company and the Restricted Subsidiaries, taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or any of the other Loan Documents or (c) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under this Agreement or any Note or any of the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans) in an aggregate principal amount equal to or greater than $50,000,000.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Agent and the Issuing Banks in their reasonable discretion.

“Modification” has the meaning specified in Section 3.01(e).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means mortgages, deeds of trust, assignments of leases and rents modifications and other security documents delivered pursuant to Section 3.01(n) and (o), each in form and substance reasonably acceptable to the Collateral Agent (taking into account the requirements of the law of the jurisdiction in which such Mortgage is to be recorded).

“Mortgaged Properties” means initially, the owned real property of the Guarantors specified on Schedule 1.01(a), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.10 or Section 5.11(a).

“Multicurrency Sublimit” means $250,000,000.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or other Disposition, the cash and Cash Equivalent proceeds (including casualty insurance settlements and condemnation awards and cash and Cash Equivalent proceeds subsequently received (as and when received) in respect of noncash consideration initially received) from such Asset Sale or other Disposition, net of (1) all fees and out-of-pocket expenses (including (A) broker’s fees, investment banking fees, collection expenses, commissions, legal fees and other customary transaction expenses and (B) transfer and similar Taxes and the Company’s good faith estimate of income Taxes paid or payable in connection with such sale), (2) amounts provided as a reserve by the Company and the Restricted Subsidiaries, against any contingent liabilities or purchase price adjustment associated with such Asset Sale or other Disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) in each case, as determined reasonably and in good faith by a Financial Officer of the Company, and (3) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold in such Asset Sale or other Disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset and any such Indebtedness that is so secured by a lien ranking equal or junior in priority to any lien thereon securing the Obligations); provided, however, that, with respect to any Asset

Sale, if (x) the Company shall deliver a certificate of a Financial Officer to the Agent at the time of receipt thereof setting forth the Company’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Company and the Restricted Subsidiaries within 12 months of receipt of such proceeds and (y) no Default or Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent (A) not so used (or committed to be used) at the end of such 12-month period or (B) if committed to be used within such 12-month period, not so used within 180 days after the end of such 12-month period, at which time such proceeds shall be deemed to be Net Cash Proceeds and (b) with respect to any issuance or incurrence of any Indebtedness for borrowed money or the issuance of any Equity Interests, the cash and Cash Equivalent proceeds thereof, net of all Taxes and reasonable and customary fees, underwriting discounts, commissions, costs and other expenses incurred in connection therewith.

“NFIP” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Non-Approving Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders (or of any other Class or group of Lenders other than the Required Lenders) in accordance with the terms of Section 9.01 and (ii) has been approved by, as applicable, the Required Lenders (or the Lenders holding Loans or Commitments of such Class or group representing more than 50% of the sum of the total Loans and unused Commitments of such Class or group at such time).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans under Section 2.11(b) and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a Revolving Credit Note or Term Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a)(i).

“Notice of Renewal” has the meaning specified in Section 2.01(c)(ii).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means each of the (a) Loan Document Obligations, (b) Secured Cash Management Obligations and (c) Secured Hedging Obligations; provided that the Obligations, with respect to any Guarantor, shall not include any Excluded Swap Obligations; and provided, further, that (i) Secured Cash Management Obligations and Secured Hedging Obligations shall be secured and guaranteed pursuant to the Security and Guarantee Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (ii) any release of collateral or Guarantors effected in the manner permitted by any of the Loan Documents shall not require the consent of any Cash Management Bank or Hedge Bank (in each case, in its capacity as such).

“OID” has the meaning specified in Section 2.24(b).

“One Month LIBOR” has the meaning assigned to such term in the definition of “Base Rate”.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business.

“Other Applicable Indebtedness” has the meaning specified in Section 2.11(b)(v).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document or Loan).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as determined by the Administrative Agent at which overnight or weekend deposits in such Foreign Currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for such Foreign Currency as determined above and in an amount comparable to the unpaid principal amount of the related Borrowing or L/C Disbursement, plus any Taxes imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such Foreign Currency.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning specified in Section 9.07(d).

“Participant Register” has the meaning specified in Section 9.07(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“Payment Office” means, with respect to each Agreed Currency, such office, branch, affiliate or correspondent bank of the Administrative Agent as shall be from time to time selected by the Administrative Agent and notified by the Administrative Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Percentage Applicable Period” has the meaning specified in the definition of “Applicable Percentage.”

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition” has the meaning specified in Section 6.08(j); provided that, for the avoidance of doubt, the Spinco Acquisition shall be a Permitted Acquisition hereunder.

“Permitted Liens” means each of the following:

(a) Liens for Taxes that are not overdue for a period of more than 30 days or that are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, landlord’s and repairmen’s Liens and other similar Liens arising in the Ordinary Course of Business securing obligations that are not overdue for a period of more than 60 days or, if more than 60 days overdue, are (x) unfiled and no other action has been taken to enforce such Lien or (y) being contested in good faith and by appropriate proceedings diligently conducted and as to which appropriate reserves are being maintained;

(c) (i) Liens securing pension obligations that arise in the Ordinary Course of Business and (ii) pledges and deposits made in the Ordinary Course of Business (A) in connection with workers’ compensation, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations, property, casualty or liability insurance or premiums related thereto or self-insurance obligations or (B) to secure letters of credit, bank guarantees or similar instruments posted to support payment of items set forth in the foregoing clause (A); provided that such letters of credit, bank guarantees or instruments are issued in compliance with Section 6.09;

(d) Liens securing the performance of, or granted in lieu of, contracts with trade creditors, other similar contracts (other than in respect of debt for borrowed money), leases, bids, statutory obligations, customs, surety, stay, appeal and performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business and deposits securing letters of credit, bank guarantees or similar instruments posted to support payment of the items set forth above in this clause (d); provided that such letters of credit (other than the Letters of Credit), bank guarantees or similar instruments are issued in compliance with Section 6.09;

(e) easements, rights of way and other encumbrances on title to or imperfections in real property that do not, in the aggregate, materially interfere with the Ordinary Course of Business of the Company and the Restricted Subsidiaries with respect to the subject property;

(f) Liens securing reimbursement obligations with respect to trade letters of credit entered into in the Ordinary Course of Business of the Company and the Restricted Subsidiaries that encumber documents and other assets relating to such letters of credit and the products and proceeds thereof;

(g) Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the Ordinary Course of Business of the Company or any of the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of the Restricted Subsidiaries in the Ordinary Course of Business of the Company and the Restricted Subsidiaries;

(h) Liens arising from filing UCC (or similar law of any jurisdiction) financing statements or similar precautionary public filings, registrations or agreements in foreign jurisdictions by lessors, consignors and bailors regarding leases and consignment or bailee arrangements permitted or not prohibited by any of the Loan Documents and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other similar precautionary statements, filings or agreements;

(i) Liens arising by virtue of the rendition, entry or issuance against the Company or any of the Restricted Subsidiaries, or any property of the Company or any of the Restricted Subsidiaries, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default hereunder.

(j) any interest or title (and any encumbrances on such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease or license agreement permitted or not prohibited by any of the Loan Documents and any leases, subleases, licenses or sublicenses granted in the Ordinary Course of Business;

(k) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or other similar provisions of applicable laws on items in the course of collection, (ii) in favor of a banking institution arising as a matter of law encumbering deposits or other funds maintained with financial institutions (including the right of set-off), (iii) arising in connection with pooled deposit or sweep accounts, cash netting, deposit accounts or similar arrangements of the Company or any Restricted Subsidiary and consisting of the right to apply the funds held therein to satisfy overdraft or similar obligations incurred in the Ordinary Course of Business of such Person, (iv) encumbering reasonable customary initial deposits and margin deposits and (v) granted in the Ordinary Course of Business by the Company or any Restricted Subsidiary to any bank with whom it maintains accounts to the extent required by the relevant bank’s (or custodian’s or trustee’s, as applicable) standard terms and conditions, in each case, which are within the general parameters customary in the banking industry;

(l) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary; provided such Lien encumbers only the related account and the property held therein;

(m) Liens (i) in favor of customs and revenue authorities arising as a matter of law in the Ordinary Course of Business to secure payment of customs duties that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the Ordinary Course of Business;

(n) Liens on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or any other Investment permitted hereunder; and

(o) Liens on repurchase agreements constituting Cash Equivalents.

“Permitted Receivables Facility” means any program for the transfer by the Company or any of the Subsidiaries (other than a Receivables Subsidiary), to any third-party buyer, purchaser or lender of interests in accounts receivable, so long as the aggregate outstanding principal amount of Indebtedness incurred pursuant to such program shall not exceed $100,000,000 at any one time; provided that (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Company or any of the Restricted Subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to the Company or any of the Restricted Subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the Ordinary Course of Business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Company are customary for securitization transactions and (c) neither the Company nor any of the Restricted Subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Permitted Refinancing” means with respect to any Indebtedness of any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension (collectively, a “Refinancing”) of such Indebtedness of such Person; provided that:

(a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such Refinancing and by an amount equal to any existing commitments unutilized thereunder;

(b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(c) if the Indebtedness being Refinanced is subordinated in right of payment or security, as applicable, to the Obligations, such Refinancing is subordinated in right of payment or security, as applicable, to the Obligations on terms, taken as a whole, as favorable (as determined by the Company in good faith) in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced;

(d) if the Indebtedness being Refinanced is (or would have been required to be) secured by any Collateral of a Loan Party (whether equally and ratably with, or junior to, the Liens in favor of the Secured Parties or otherwise), such Refinancing may be secured by such Collateral: provided that such Refinancing may not have security in any case more extensive than that which applied to the Indebtedness being Refinanced;

(e) the terms and conditions of such Refinancing shall be either (x) (taken as a whole) no more favorable to the lenders providing such Refinancing than, those applicable to the Indebtedness being Refinanced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants (unless such Indebtedness being Refinanced had the benefit of financial maintenance covenants) and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing, together with a reasonably detailed description of material terms and conditions of such Refinancing, or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (e) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(f) no such Refinancing shall have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase Is” has the meaning assigned to such term in the definition of “Real Estate Collateral Requirements”.

“Plan” means a Single Employer Plan and a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(d)(i).

“Prepayment Amount” has the meaning specified in Section 2.11(b)(vii).

“Prepayment Date” has the meaning specified in Section 2.11(b)(vii).

“Primary Currency” has the meaning specified in Section 9.11(b).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Financial Statements” has the meaning specified in Section 3.01(j)(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose representatives may trade in securities of the Company or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Company or any Borrower under the terms of this Agreement.

“Qualified Equity Issuance” means any issuance of Equity Interests (other than any Disqualified Equity Interests) by the Company (but excluding any issuances of Equity Interests to any Subsidiary).

“Quarterly Compliance Certificate” has the meaning specified in Section 5.07(a).

“Quotation Day” means, with respect to any Eurocurrency Borrowing for any Interest Period, (i) if the currency is Pounds Sterling, the first day of such Interest Period, and (ii) if the currency is Dollars, Euros or any other Agreed Currency, two (2) Business Days prior to the commencement of such Interest Period (unless, in the case of an Agreed Currency other than Dollars, Euros or Pounds Sterling, market practice differs in the relevant market where the LIBOR Rate for such Agreed Currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Ratable Share” of any amount means (a) with respect to any Term Lender at any time, the percentage of the Term Facility represented by the principal amount of such Term Lender’s Term Loans at such time and (b) with respect to any Revolving Credit Lender at any time, the percentage of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the Issuing Banks to Issue Letters of Credit have been terminated pursuant to Section 7.01, or if the Revolving Credit Commitments have expired, then the Ratable Share of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Ratable Share of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.

“Ratio-Based Amounts” has the meaning assigned to such terms in Section 1.07.

“Real Estate Collateral Requirements” means the requirement that on the Closing Date (subject to the last paragraph of Section 3.01), with respect to the Mortgaged Properties listed on Schedule 1.01(a) and thereafter as required by Section 5.10, the Collateral Agent shall have received a Mortgage for each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent and suitable for recording or filing, together with the following documents:

(a) a fully paid policy of title insurance (or “pro forma” or marked up commitment having the same effect of a title insurance policy) (i) in a form reasonably acceptable to the Collateral Agent insuring the Lien of the Mortgage encumbering such property as a valid first priority Lien, (ii) in an amount reasonably satisfactory to the Collateral Agent and otherwise reflective of the fair market value of the real property subject to the Mortgage, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Collateral Agent (the “Title Company”) and (iv) that includes such endorsements or affirmative insurance required by the Collateral Agent and available in the applicable jurisdiction (including endorsements on matters relating to usury, first loss, last dollar, zoning, revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions);

(b) with respect to any property located in any jurisdiction in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if requested by the Collateral Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another person acceptable to the Collateral Agent), in each case reasonably satisfactory to the Collateral Agent;

(c) upon the request of the Collateral Agent, a survey certified to the Collateral Agent and the Title Company in form and substance reasonably satisfactory to the Collateral Agent;

(d) upon the request of the Collateral Agent, an appraisal complying with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, by a third-party appraiser selected by the Collateral Agent;

(e) if requested by the Collateral Agent, an opinion of local counsel reasonably acceptable to the Collateral Agent and in form and substance satisfactory to the Collateral Agent;

(f) no later than ten Business Days prior to the delivery of the Mortgage, the following documents and instruments, in order to comply with the National Flood Insurance Reform Act of 1994, Flood Disaster Protection Act of 1973, Biggert-Waters Flood Insurance Act of 2012 and National Flood Insurance Act of 1968 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) (including any substitution therefor and, if applicable, any regulations promulgated thereunder, “Flood Laws”): (1) a completed Life of Loan standard flood hazard determination form, (2) if the improvement(s) to the improved real property is located in a special flood hazard area, a notification to the Company or such Subsidiary as holds title to the real property in question (“Company Notice”) and, if applicable, notification to the Company that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (3) documentation evidencing receipt by the Company or such Subsidiary as holds title to the real property of the Company Notice and (4) if the Company Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of the flood insurance policy, the Company’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent and in compliance with Flood Laws (any of the foregoing being “Evidence of Flood Insurance”);

(g) upon the reasonable request of the Collateral Agent, Phase I environmental site assessment reports prepared in accordance with the current ASTM E1527 standard (“Phase Is”) (to the extent in the possession of the Company) and any other existing, non-privileged environmental documentation as the Collateral Agent shall reasonably request; and

(h) such other instruments and documents (including consulting engineers’ reports and lien searches) as the Collateral Agent shall reasonably request.

“Receivables Subsidiary” means a special purpose entity established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring accounts receivable under any Permitted Receivables Facility, which shall engage in no operations or activities other than those related to such Permitted Receivables Facility.

“Recipient” means (a) the Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Reference Time” has the meaning assigned to such term in the definition of “Available Amount”.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Company, the Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.22.

“Refinancing Junior Loans” means loans under credit or loan agreements that are (a) senior or subordinated and unsecured or (b) secured by the Collateral of the Loan Parties on a junior basis to the Facilities, incurred in respect of a refinancing of outstanding Indebtedness of the Company under the Facilities; provided that:

(i) if such Refinancing Junior Loans shall be secured by a security interest in the Collateral, then such Refinancing Junior Loans shall be issued subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent;

(ii) no Refinancing Junior Loans shall mature prior to the final maturity date of the Indebtedness being refinanced, or have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being refinanced thereby;

(iii) the borrower or borrowers of the Refinancing Junior Loans shall not include any Person that is not a borrower with respect to the Indebtedness being refinanced;

(iv) such Refinancing Junior Loans shall, subject to clause (ii) above, have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Company and the lenders party thereto;

(v) the other terms and conditions (excluding those referenced in clauses (ii) and (iv) above) of such Refinancing Junior Loans shall either (x) be substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Junior Loans than, those applicable to the Loans being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants not also included herein and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing Junior Loans, together with a reasonably detailed description of material terms and conditions of such Indebtedness or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(vi) the Refinancing Junior Loans may not have (x) obligors or contingent obligors that were not obligors or contingent obligors with respect to the applicable Loans being so refinanced or (y) security in any case more extensive than that which applied to the applicable Loans being so refinanced;

(vii) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and

(viii) the Net Cash Proceeds of such Refinancing Junior Loans shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.11.

“Refinancing Notes” means one or more series of (a) senior unsecured notes or (b) senior secured notes secured by the Collateral of the Loan Parties (x) on an equal and ratable basis with the Facilities or (y) on a junior basis to the Facilities in each case issued in respect of a refinancing of outstanding Indebtedness of the Company under the Facilities; provided that:

(i) if such Refinancing Notes shall be secured by a security interest in the Collateral, then such Refinancing Notes shall be issued subject to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent;

(ii) no Refinancing Notes shall mature prior to the date that is after the final maturity date of, or have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of, in each case, the Indebtedness being refinanced;

(iii) no Refinancing Notes shall be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions);

(iv) subject to clause (iii), such Refinancing Notes shall have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Company and the lenders party thereto;

(v) the other terms and conditions (excluding those referenced in clauses (ii), (iii) and (iv) above) of such Refinancing Notes shall be either (x) substantially identical to, or (taken as a whole) no more favorable to the lenders providing such Refinancing Notes than, those applicable to the Loans or commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions (it being understood and agreed that such Indebtedness shall not include any financial maintenance covenants not also included herein and that any negative covenants shall be incurrence-based) (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that a certificate of a Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of material terms and conditions of such Refinancing Notes or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(vi) the Refinancing Notes shall not have security in any case more extensive than that which applied to the applicable Indebtedness being so refinanced and shall not have obligors or contingent obligors that were not obligors or contingent obligors in respect of such Indebtedness being refinanced;

(vii) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced except by an amount equal to accrued and unpaid interest and a premium thereon plus other amounts paid, and commissions, fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; and

(viii) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans under the applicable Class of Loans being so refinanced in accordance with Section 2.11.

“Register” has the meaning specified in Section 9.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Business” has the meaning specified in Section 6.03.

“Related Business Assets” means any property, plant, equipment or other assets (excluding assets that are qualified as current assets under GAAP) to be used or useful by the Company or a Restricted Subsidiary in a Related Business or capital expenditures relating thereto.

“Related Funds” means, with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys, consultants and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 8.06(b).

“Required Lenders” means at any time Lenders owed or holding at least a majority in interest of the sum of the (a) aggregate principal amount of all Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit and Swingline Exposure being deemed “held” by such Revolving Credit Lender for purposes of this definition), (b) the aggregate principal amount of the Term Loans and (c) the aggregate unused amount of the Commitments; provided that the Total Revolving Credit Outstandings of, and the Loans owed to and the Commitments held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate Unused Revolving Credit Commitments; provided that the Unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Term Lenders.

“Resignation Effective Date” has the meaning specified in Section 8.06(a).

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement and in respect of an English Loan Party shall include its company secretary.

“Restricted Debt Payment” has the meaning specified in Section 6.10(b).

“Restricted Lender” has the meaning specified in Section 8.13.

“Restricted Payments” has the meaning specified in Section 6.06.

“Restricted Subsidiary” means any Subsidiary (it being agreed that, at all times prior to the consummation of the Spinco Acquisition, “Subsidiaries” shall be determined as if the Spinco Acquisition had been consummated immediately prior to the initial funding of the Loans hereunder) that is not an Unrestricted Subsidiary.

“Revolver Extension Request” has the meaning given to such term in Section 2.23(b).

“Revolver Extension Series” has the meaning given to such term in Section 2.23(b).

“Revolving Credit Borrowing” means a Borrowing consisting of simultaneous Revolving Credit Loans of the same Type made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment” or (b) if such Lender has entered into an Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such Lender’s “Revolving Credit Commitment”, as such amount may be reduced pursuant to Section 2.06 or increased pursuant to Section 2.24. The aggregate amount of the Lenders’ Revolving Credit Commitments as of the Closing Date is $300,000,000. Unless the context shall otherwise require, the term “Revolving Credit Commitments” shall include any Incremental Revolving Credit Commitments, any Extended Revolving Credit Commitments and any revolving commitments under any Specified Refinancing Debt.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the aggregate principal Dollar Amount at such time of all outstanding Revolving Credit Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Facility” means, at any time, (a) on or prior to the Revolving Credit Facility Maturity Date, the aggregate amount of the Revolving Credit Commitments at such time and (b) thereafter, the sum of the aggregate principal amount of the Revolving Credit Loans and Swingline Loans outstanding at such time plus the Stated Amount of all Letters of Credit outstanding at such time.

“Revolving Credit Facility Maturity Date” means (I) except as provided in clause (II) below, the earlier of (a) the fifth anniversary of the Closing Date and (b) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.06 or 7.01, or (II) solely with respect to any Extended Revolving Credit Commitments, the final maturity date and/or commitment termination date applicable thereto as specified in the applicable Revolver Extension Request accepted by the respective Lender or Lenders.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or a Revolving Credit Loan at such time.

“Revolving Credit Loan” means an advance by a Revolving Credit Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Loan or a Eurocurrency Rate Loan (each of which shall be a “Type” of Revolving Credit Loan). Unless the context shall otherwise require, the term “Revolving Credit Loan” shall include any Incremental Revolving Credit Loans, any Loans under Extended Revolving Credit Commitments and any Specified Refinancing Revolving Loan.

“Revolving Credit Note” means a promissory note of a Borrower payable to any Revolving Credit Lender and its registered assigns, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto.

“S&P” means Standard & Poor’s Ratings Group, a division of S&P Global Inc., and any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by or Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or other Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (i) (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred and (ii) are designated in writing by the Company as “Secured Cash Management Obligations”.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of each Loan Party or other Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Hedge Agreements that (i) (a) are owed to the Agent, the Arrangers or an Affiliate of any of the foregoing, or to any Person that, at the time such obligations were incurred, was the Agent, an Arranger or an Affiliate of any of the foregoing, (b) were owed on the Closing Date to a Person that was a Lender or an Affiliate of a Lender as of the Closing Date or (c) are owed to a Person that was a Lender or an Affiliate of a Lender at the time such obligations were incurred and (ii) are designated in writing by the Company as “Secured Hedging Obligations”; provided that Secured Hedging Obligations shall not include any Excluded Swap Obligations.

“Secured Parties” means (a) each of the Lenders, (b) the Agent, (c) the Collateral Agent, (d) the Swingline Lender, (e) each Issuing Bank, (f) each Cash Management Bank, (g) each Hedge Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (i) the successors and assigns of each of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security and Guarantee Documents” means each and any of the Mortgages, the Guarantee and Collateral Agreement, the Perfection Certificate, security agreements, and/or other instruments and documents executed and delivered on or after the Closing Date in connection with securing and/or guaranteeing the Facilities.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) an amount equal to (i) the Total Senior Secured Debt on such date less (ii) the aggregate amount of Unrestricted Cash on such date to (b) EBITDA for the most recently ended Test Period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the present assets of such Person is greater than the total amount of liabilities (subordinated, contingent or otherwise) of such Person, (b) the present fair salable value of the assets of such Person is greater than the total amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities (subordinated, contingent or otherwise) as they become absolute and matured, (c) such Person has not incurred, does not intend to, and does not believe that it will, incur debts or liabilities (subordinated, contingent or otherwise) beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Incremental Term Commitments” has the meaning specified in Section 2.24.

“Specified Incremental Term Facility” means, at any time, the aggregate principal amount of any Specified Incremental Term Loans outstanding at such time.

“Specified Incremental Term Loans” has the meaning specified in Section 2.24.

“Specified Refinancing Debt” has the meaning given to such term in Section 2.22(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting Term Loans.

“Specified Representations” means the representations and warranties set forth in Sections 4.01 (with respect to the organizational existence of the Loan Parties only), 4.02, 4.03 (solely as it relates to the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and excluding clauses (i)(a), (i)(c) and (i)(d) and (ii)), 4.05, 4.08, 4.09, 4.11, 4.16(b) (excluding reference to “anti-terrorism”), 4.16(c)(i) and 4.18.

“Specified Transactions” means (a) the Transactions and (b)(i) any Investment that results in a Person becoming a Restricted Subsidiary, (ii) any Permitted Acquisition, or any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, whether by merger, consolidation, amalgamation or otherwise, (iii) any Disposition that results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary, (iv) any Disposition of a business unit, line of business or division of the Company or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise, (v) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (vi) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the Ordinary Course of Business for working capital purposes) and (vii) any other transaction that by the terms of this Agreement requires any financial ratio or test to be determined on a “pro forma basis” or to be given “pro forma effect”.

“Spinco” means Stevens Holding Company, Inc., a Delaware corporation.

“Spinco Acquisition” means the acquisition by the Company of 100% of the equity interests of Spinco through the Spinco Merger pursuant to the Acquisition Agreement.

“Spinco Audited Financial Statements” has the meaning assigned to such term in Section 3.01(j)(b)(i).

“Spinco Distribution” means the disposition by Fortive of all of the outstanding equity of Spinco to Fortive stockholders pursuant to the Spinco Separation Agreement.

“Spinco Internal Restructuring” has the meaning assigned to the term “Internal Restructuring” in the Spinco Separation Agreement.

“Spinco Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, (a) is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, assets, financial condition or results of operations of the A&S Business (as defined in the Acquisition Agreement) taken as a whole; provided, however, that in no event shall any effect, change, event or circumstance resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred, a Spinco Material Adverse Effect: (i) conditions generally affecting the industry in which the A&S Business compete or the U.S. or global economy as a whole, to the extent that such conditions (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events) do not have a disproportionate impact on the A&S Business taken as a whole, relative to other companies in the industry in which the A&S Business operate; (ii) general conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a disproportionate impact on the A&S Business, taken as a whole, relative to other companies in the industry in which the A&S Business operates; (iii) changes in the trading price or trading volume of Fox Common Stock (as defined in the Acquisition Agreement) (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iv), (v), (vi), (vii) or (viii) of this sentence, any effect, change, event or circumstance giving rise to or contributing to such changes in the trading price or trading volume of Fox Common Stock may give rise to a Spinco Material Adverse Effect and may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements (as defined in the Acquisition Agreement) applicable to the A&S Business, to the extent that such conditions do not have a disproportionate impact on the A&S Business taken as a whole, relative to other companies in the industry in which the A&S Business operates; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in clauses (i), (ii), (iii), (iv), (vi), (vii) or (viii) of this sentence, any effect, change, event or circumstance giving rise to or contributing to any such failure may give rise to a Spinco Material Adverse Effect and may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); (vi) any stockholder or derivative litigation arising from or relating to this Agreement or the Contemplated Transactions (as defined in the Acquisition Agreement); (vii) effects, changes, events or circumstances resulting directly from the announcement or pendency of this Agreement or the Contemplated Transactions, including loss of employees, suppliers or customers (including changes in customer bidding procedures or testing or award or scope of survey and/or loss of customer orders or Contracts (as defined in the Acquisition Agreement)) and any related decrease in sales volume of Newco Products (as defined in the Acquisition Agreement) (it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences from this Agreement and the Contemplated Transactions); or (viii) any items disclosed on Section 2 of the Fox Disclosure Letter (as defined in the Acquisition Agreement) or (b) would prevent or materially impair Fortive from complying with its obligations hereunder or consummating the Contemplated Transactions.

“Spinco Merger” means the merger of the Spinco Merger Sub with and into Spinco pursuant to the Acquisition Agreement.

“Spinco Merger Sub” means McHale Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company.

“Spinco Notes” means the 6.125% Notes due 2026 issued by Spinco on the Closing Date under the Spinco Notes Indenture.

“Spinco Notes Indenture” means that certain Indenture, dated as of October 1, 2018, among Spinco, as issuer, the guarantors from time to time party thereto and The Bank of New York Mellon Trust Company N.A., as trustee, as amended from time to time (including by that certain Supplemental Indenture, dated as of October 1, 2018, among Spinco, the Company, the other guarantors party thereto and The Bank of New York Mellon Trust Company N.A., as trustee).

“Spinco Notes Obligor” means Spinco, the Borrowers, the Subsidiary Guarantors and each other Subsidiary that is required to provide a guarantee in respect of the Spinco Notes pursuant to the Spinco Notes Indenture (as in effect on the date hereof).

“Spinco Separation” has the meaning assigned to the term “Separation” in the Spinco Separation Agreement.

“Spinco Separation Agreement” means the Separation and Distribution Agreement, dated as of March 7, 2018, by and between Fortive, Spinco and the Company, together with all schedules, exhibits and annexes thereto.

“Spinco Special Cash Payment” means the special cash payment by Spinco to Fortive in an amount not to exceed $400,000,000 pursuant to the Spinco Separation Agreement.

“Spinco Transfer” has the meaning assigned to the term “Newco Contribution” in the Spinco Separation Agreement.

“Stated Amount” of a Letter of Credit at any time means the maximum amount that may be drawn under such Letter of Credit at such time; provided, however, that (x) with respect to any Letter of Credit that, by its terms or the terms of any L/C Related Document, provides for one or more automatic increases in the maximum amount that may be drawn thereunder, the Stated Amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time and (y) the Stated Amount of any Letter of Credit denominated in any Foreign Currency shall be determined by reference to the Dollar Amount thereof most recently determined as of such time.

“Subject Proceeds” has the meaning assigned to such term in Section 2.11(b)(v).

“Subsidiary” means any subsidiary of the Company.

“subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, entity, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or entity, or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other subsidiaries or by one or more of such Person’s other subsidiaries.

“Subsidiary Guarantors” means each Domestic Restricted Subsidiary listed on Schedule II (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary) and each other Domestic Restricted Subsidiary that is or becomes a party to any of the Security and Guarantee Documents (such Domestic Restricted Subsidiaries not to include any Excluded Subsidiary), unless and until released as a Subsidiary Guarantor pursuant to the terms hereof or of the Security and Guarantee Documents.

“Swap” has the meaning assigned to such term in Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Ratable Share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a portion of the Term Loans (as to which each Term Lender has a ratable part) that (a) bears interest by reference to the Base Rate or (b) bears interest by reference to the Eurocurrency Rate and has a single Interest Period.

“Term Commitment” means, as to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Term Commitment”.

“Term Facility” means, at any time, the aggregate principal amount of the Term Loans outstanding at such time.

“Term Lender” means, at any time, any Lender with a Term Commitment or an outstanding Term Loan at such time.

“Term Loan” means an advance by a Term Lender to the Company under the Term Facility and refers to a Base Rate Loan or a Eurocurrency Rate Loan (each of which shall be a “Type” of Term Loan). Unless the context shall otherwise require, “Term Loans” shall include any Incremental Term Loans (other than Specified Incremental Term Loans), Specified Refinancing Term Loans and Extended Term Loans. The aggregate principal amount of Term Loans as of the Closing Date is $1,340,000,000.

“Term Loan Extension Request” has the meaning given to such term in Section 2.23(a).

“Term Loan Extension Series” has the meaning given to such term in Section 2.23(a).

“Term Loan Maturity Date” means (I) except as otherwise provided in clause (II) below, the seventh anniversary of the Closing Date or (II) solely with respect to any applicable Extended Term Loans, the final maturity date applicable thereto as specified in the applicable Term Loan Extension Request accepted by the respective Lender or Lenders.

“Term Note” means a promissory note of the Company payable to any Term Lender and its registered assigns, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-2 hereto.

“Test Period” means, on any date of determination, the period of four consecutive full fiscal quarters of the Company most recently ended on or prior to such date of determination for which financial statements have been delivered pursuant to Section 5.07(a) or (b); provided that, prior to the first delivery of financial statements pursuant to Section 5.07(a) or (b), the Test Period in effect shall be the period of four consecutive full fiscal quarters of the Company covered by the Pro Forma Financial Statements.

“Title Company” has the meaning specified in the definition of “Real Estate Collateral Requirements.”

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, as shown on the Consolidated balance sheet of the Company for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.07(a) or (b), as applicable (after taking into account the adjustments required to remove the effects of any Unrestricted Subsidiaries pursuant to Section 5.07); provided that prior to the initial delivery of financial statements pursuant to Section 5.07, Total Assets shall be determined by reference to the Pro Forma Financial Statements.

“Total Revolving Credit Outstandings” means the aggregate outstanding amount of all Revolving Credit Loans, Swingline Loans and Letters of Credit.

“Total Senior Secured Debt” means, at any time and without duplication, the aggregate amount of the total Funded Debt of the Company and the Restricted Subsidiaries that is, as of such time (a) secured by a Lien on any asset or property of the Company or any of the Restricted Subsidiaries and (b) not expressly subordinated in right of payment and performance to the Obligations.

“Transactions” means collectively, (a) the consummation of the Acquisition Transactions, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the initial funding of the Loans hereunder, and (c) the payment of all fees, costs and expenses incurred or payable by the Company or any of the Restricted Subsidiaries in connection with the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For the purposes hereof, the term “Rate” means the Base Rate or the Eurocurrency Rate.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Borrower” means a Borrower incorporated under the laws of England and Wales, or the laws of Scotland, as the case may be, and/or is resident for Tax purposes solely in the United Kingdom on the date it becomes a party to this Agreement.

“UK Non-Bank Lender” means,

(a)

a Lender which falls within paragraph (a)(ii) of the definition of UK Qualifying Lender which is a party to this Agreement on the date of this Agreement and which has provided a UK Tax Confirmation to the Agent; and

(b)

where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a UK Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement.

“UK Qualifying Lender” means:

(a)	A Lender which is beneficially entitled to interest payable to that Lender in respect of any advance under a Loan Document and is:

(i)	a Lender:

a.

that is a bank (as defined for the purpose of section 879 of the ITA) making a an advance under a Loan Document and is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from Section 18A of the CTA; or

b.

in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance;

(ii)	a Lender which is:

a.	a company resident in the United Kingdom for United Kingdom tax purposes;

b.	a partnership, each member of which is:

(1) a company so resident in the United Kingdom; or

(2) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

c.

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

d.	a UK Treaty Lender;

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom;

(ii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning given by section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(iii)

a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing its chargeable profits (within the meaning given by section 19 of the CTA).

“UK Tax Deduction” means a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under any Loan Document.

“UK Treaty Lender” means a Lender which:

(a)	is treated as a resident of a UK Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)

satisfies all other conditions under the Treaty for a payment of interest made by a Borrower under any Loan Document to be fully exempt from United Kingdom income Tax, except for this purpose it shall be assumed the following are satisfied: (i) the completion of procedural formalities and (ii) any condition in the Treaty that relates (expressly or by implication) to there not being a special relationship between the applicable Borrower and such Lender or between both of them and another Person (save where the Lender knew or ought reasonably to have known that such condition would not be met).

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from Tax imposed by the United Kingdom on interest.

“Unfunded Loans/Participations” means (a) with respect to the Agent, the aggregate amount, if any (i) made available to the applicable Borrower on the assumption that each Lender has made such Lender’s share of the applicable Borrowing available to the Agent as contemplated by Section 2.02(d) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Agent by the applicable Borrower or made available to the Agent by any such Lender and (b) with respect to any Issuing Bank, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans to reimburse such Issuing Bank pursuant to Section 2.03(c).

“Uniform Commercial Code” and “UCC” have the meanings assigned to the term “Uniform Commercial Code” in the Guarantee and Collateral Agreement.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to Issue Letters of Credit for the account of the Borrowers or the other Restricted Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Stated Amount of all Letters of Credit issued by such Issuing Bank.

“Unrestricted Cash” means, as of any date, unrestricted cash and Cash Equivalents owned by the Company and the Restricted Subsidiaries on such date.

“Unrestricted Subsidiary” means (i) any Subsidiary (other than the Company, Spinco or any other Borrower) designated as such in accordance with Section 6.13 and (ii) any Subsidiary of such designated Subsidiary; provided that in order to continue to qualify as an Unrestricted Subsidiary, (A) at no time shall any creditor of any such Subsidiary have any claim (whether pursuant to a guarantee, by operation of law or otherwise) against the Company or any Restricted Subsidiary in respect of any Indebtedness or other obligation of any such Subsidiary and (B) at no time shall the Company or any Restricted Subsidiary have any direct or indirect obligation to subscribe for additional Equity Interests of such Subsidiary.

“Unused Revolving Credit Commitment” means, with respect to each Revolving Credit Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal Dollar Amount of all Revolving Credit Loans made by such Lender (in its capacity as a Revolving Credit Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Stated Amount (provided that with respect to any Letter of Credit denominated in any Foreign Currency, the applicable Dollar Amount thereof shall be determined by reference to the Exchange Rate in Dollars at such time) at such time of all the Letters of Credit outstanding at such time and (B) the aggregate principal Dollar Amount of all Revolving Credit Loans made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time, plus (iii) except for the purposes of Section 2.05(a), such Lender’s Swingline Exposure such time.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(g)(ii)(B)(iii).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Withholding Agent” means any Loan Party and the Agent.

“Yearly Limit” means the meaning assigned to such term in Section 6.06(e).

“Yield Differential” has the meaning assigned to such term in Section 2.24(b).

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles as in effect in the United States from time to time (“GAAP”); provided that (a) if there is any change in GAAP from such principles applied in the preparation of the audited financial statements of the Company referred to in Section 4.06 (“Initial GAAP”) that is material in respect of the calculation of compliance with any Financial Covenant and/or any other financial ratio or financial test used herein, the Company shall give prompt notice of such change to the Agent and the Lenders, (b) if the Company notifies the Agent that the Company requests an amendment of any provision hereof to eliminate the effect of any change in GAAP (or the application thereof) from Initial GAAP (or if the Agent or the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP (or the application thereof), then the Agent and the Company shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided, however, that such provision shall be applied on the basis of generally accepted accounting principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision is amended in accordance herewith. Notwithstanding any changes in GAAP, any lease of the Company or any Subsidiary that would be characterized as an operating lease under GAAP in effect on the Closing Date, whether such lease is entered into before or after the Closing Date, shall not constitute Indebtedness or a Capital Lease under this Agreement or any other Loan Document as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 133 and 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction under Sections 6.01, 6.06, 6.08, 6.09, 6.10(b), 6.12 and 6.14 or the definition of Permitted Lien (including, for the avoidance of doubt, with respect to the components of the Incremental Facility Amount), respectively, but may instead be permitted in part under any combination of categories available under the applicable covenant (or definition) (it being understood that compliance with each such section is separately required). For purposes of determining compliance at any time with Sections 6.01, 6.08, 6.09, 6.10(b), 6.12 and 6.14, in the event that any Indebtedness, Lien, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause (including any subclause) of such Sections 6.01, 6.08, 6.09, 6.10(b), 6.12 and 6.14 or the definition of Permitted Lien (including, for the avoidance of doubt, with respect to the components of the Incremental Facility Amount), the Company, in its sole discretion, may, from time to time, reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category, in each case to the extent compliant therewith at the time of such reclassification.

SECTION 1.05. Additional Agreed Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than Dollars, Euros and Pounds Sterling; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars and available in the London interbank deposit market. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty Business Days prior to the date of the desired Revolving Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Banks thereof. Each Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Credit Lender or Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Credit Lender or Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and any Issuing Banks consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Agreed Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Banks. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Agreed Currencies specifically listed in the definition of “Agreed Currency” shall be deemed an Agreed Currency with respect to such Existing Letter of Credit only.

SECTION 1.06. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, Specified Refinancing Term Loans, Specified Refinancing Revolving Loans, Extended Term Loans, advances of revolving credit under Extended Revolving Credit Commitments or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in immediately available funds”, “in Cash”, “in Dollars” or any other similar requirement.

SECTION 1.07. Pro Forma Calculations, Etc. (a) Notwithstanding anything to the contrary herein, the Consolidated Interest Coverage Ratio, the Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that when calculating any such ratio for the purpose of (i) the definition of Applicable Margin or Applicable Percentage, (ii) any mandatory prepayment under Section 2.11(b)(iii) or (iii) actual compliance with any Financial Covenant, the events set forth in clauses (b), (c) and (d) below that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(b) For purposes of calculating the Consolidated Interest Coverage Ratio, the Leverage Ratio, the Senior Secured Leverage Ratio and Total Assets, and for purposes of determining whether any Restricted Subsidiary is an Immaterial Subsidiary, all Specified Transactions (and the incurrence or repayment of any Indebtedness by the Company or any of the Restricted Subsidiaries and the granting or terminating of any Liens in connection therewith) that have been consummated (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period.

(c) If pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith based upon reasonable assumptions by a Financial Officer of the Company and include only those adjustments that are (A) directly attributable to the Specified Transactions with respect to which such adjustments are to be made, (B) factually supportable and reasonably identifiable (in the good faith determination of a Financial Officer of the Company) (and, for the avoidance of doubt, the adjustments referred to above (and subject to the requirements specified therein) may include adjustments that reflect cost savings, operating expense reductions, and synergies as described in clause (l) of the definition of “EBITDA”). For the avoidance of doubt, all pro forma adjustments shall be consistent with, and subject to, the caps and limits set forth in the applicable definitions herein. To the extent compliance with any Financial Covenant is being tested prior to the first test date under such Financial Covenant, in order to determine permissibility of any action by the Company or the Restricted Subsidiaries, such compliance shall be tested against the applicable ratio for such first test date.

(d) In the event that the Company or any of the Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included directly or indirectly in the calculation of the Consolidated Interest Coverage Ratio, the Leverage Ratio or the Senior Secured Leverage Ratio (other than Indebtedness incurred or repaid under any revolving credit facility (including the Revolving Credit Facility) in the Ordinary Course of Business for working capital purposes) subsequent to the end of the applicable Test Period and prior to or substantially simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Interest Coverage Ratio, the Leverage Ratio and/or the Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable Test Period (in the case of the Consolidated Interest Coverage Ratio) or on the last day of the applicable Test Period (in all other cases).

(e) Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (i) compliance with any financial ratio or test (including any Consolidated Interest Coverage Ratio test, Leverage Ratio test, any Senior Secured Leverage Ratio test or the amount of Total Assets or the amount of EBITDA) or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the making of any Limited Condition Acquisition or incurrence of Indebtedness in connection therewith, the determination of whether the relevant condition is satisfied may be made, at the election of the Company, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such Limited Condition Acquisition or (y) the consummation of the Limited Condition Acquisition and related incurrence of Indebtedness, in each case, after giving effect to the relevant Limited Condition Acquisition and related incurrence of Indebtedness, on a pro forma basis. If the Company has made such an election to test at the time of the execution of the definitive agreement with respect to such Limited Condition Acquisition, then, in connection with any subsequent calculation of any ratio or test on or following the relevant determination date, and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or test shall be calculated on (A) a pro forma basis assuming such Limited Condition Acquisition or any transactions in connection therewith (including any incurrence of Indebtedness, Liens and the use of proceeds thereof) has been consummated, and also on (B) a standalone basis without giving effect to such Limited Condition Acquisition and any such transactions in connection therewith. In addition, if the proceeds of an Incremental Commitment are to be used to finance a Limited Condition Acquisition, then at the option of the Company and subject to the agreement of the lenders providing such financing, the commitments in respect thereof may be subject to customary “SunGard” conditionality.

(f) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a component of a provision, including a component of the definition of “Incremental Facility Amount”) of this Agreement that does not require compliance with a financial ratio (any such amounts, the “Fixed Amounts”) substantially concurrently with any such amounts incurred or transactions entered into (or consummated) in reliance on a provision (or a component of a provision, including a component of the definition of “Incremental Facility Amount”) of this Agreement that requires compliance with a financial ratio (including Section 6.15 hereof, any Consolidated Interest Coverage Ratio, any Senior Secured Leverage Ratio test or any Leverage Ratio test) (any such amounts, the “Ratio-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Ratio-Based Amounts within the same covenant or Section; provided that the foregoing shall not apply to Restricted Payments. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test, and with respect to any other determination that is made on the basis of Total Assets or any other financial measure, at all times prior to the first delivery of financial statements pursuant to Section 5.07(a) or (b), compliance shall be determined based on the Pro Forma Financial Statements.

SECTION 1.08. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurocurrency Rate Loan”) or by Class and Type (e.g., a “Eurocurrency Rate Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing”) or by Class and Type (e.g., a “Eurocurrency Rate Revolving Credit Borrowing”).

SECTION 1.09. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Borrowing as of the date two (2) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurocurrency Borrowing;

(b) the Stated Amount and L/C Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit; and

(c) all outstanding Revolving Credit Loans and the L/C Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or L/C Exposure for which a Dollar Amount is determined on or as of such day.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Loans and Letters of Credit. (a) The Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally (and not jointly) agrees to make a single loan to the Company on the Closing Date in Dollars in an amount not to exceed such Lender’s Term Commitment. Amounts borrowed in respect of the Term Loans and repaid or prepaid may not be reborrowed. The initial Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective initial Term Commitments.

(b) The Revolving Credit Loans. Each Revolving Credit Lender severally (and not jointly) agrees, on the terms and conditions set forth herein, to make Revolving Credit Loans in Agreed Currencies to the Borrowers from time to time on any Business Day during the Availability Period in a Dollar Amount not to exceed such Revolving Credit Lender’s Unused Revolving Credit Commitment; provided that in no event shall the aggregate principal Dollar Amount of Revolving Credit Loans made on the Closing Date exceed the amount permitted by Section 2.18; provided, further, that in no event shall the aggregate Dollar Amount of the total Revolving Credit Exposures denominated in Foreign Currencies exceed the Multicurrency Sublimit. Each Revolving Credit Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Revolving Credit Loans of the same Type made on the same day by the Revolving Credit Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(b), prepay pursuant to Section 2.11 and reborrow under this Section 2.01(b). Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04.

(c) Letters of Credit. (i) Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Agreement, to issue Letters of Credit (which shall not, unless otherwise agreed by the applicable Issuing Bank, be trade or commercial letters of credit) (each, together with the Existing Letters of Credit, a “Letter of Credit”) denominated in Agreed Currencies for the account of the Borrowers and the other Restricted Subsidiaries from time to time on any Business Day during the period from the Closing Date until 5 Business Days before the Revolving Credit Facility Maturity Date in an aggregate Stated Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time, (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time and (iii) for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility; provided that in no event shall the aggregate Dollar Amount of the total Revolving Credit Exposures denominated in Foreign Currencies exceed the Multicurrency Sublimit; provided, further, that no Revolving Credit Lender’s Revolving Credit Exposure shall exceed its Revolving Credit Commitment. Within the limits referred to above, the Borrowers may from time to time request the issuance of Letters of Credit under this Section 2.01(c).

(ii) No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of (x) 5 Business Days before the Revolving Credit Facility Maturity Date and (y) one year after the date of Issuance thereof (or such longer period agreed to by the applicable Issuing Bank in its sole discretion which in no event shall extend beyond the date referred to in clause (x) above), but may by its terms be renewable annually automatically or upon written notice (a “Notice of Renewal”) given to the applicable Issuing Bank and the Agent on or prior to any date for Notice of Renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the expiration of such Letter of Credit (or such shorter period as the Issuing Bank shall agree); provided that the terms of each Letter of Credit that is automatically renewable annually (“Auto-Extension Letter of Credit”) shall permit the applicable Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, no Borrower shall be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days before the Revolving Credit Facility Maturity Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 3.02 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(d) Each Lender having an Incremental Term Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions set forth herein and in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Company, in an aggregate principal amount not to exceed its Incremental Term Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02. Making the Loans. (a) Except as otherwise provided in Section 2.03(c), each Borrowing shall be made on notice, given not later than (x) noon (Local Time) on the third Business Day (or, in the case of the proposed Borrowing to be made on the Closing Date (which shall be in Dollars), 9:00 A.M. (Local Time) one Business Day (or such shorter period as is approved by the Agent)) prior to the date of the proposed Borrowing (or, in the case of a proposed Borrowing in a Foreign Currency, the fourth Business Day prior to the date of the Proposed Borrowing) in the case of a Borrowing consisting of Eurocurrency Rate Loans or (y) noon (Local Time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans, by the applicable Borrower to the Agent, which shall give to each Appropriate Lender prompt notice thereof by fax or e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or fax in substantially the form of Exhibit B hereto (or in such other form as may be acceptable to the Agent), specifying therein the Borrower requesting such Borrowing and the requested, (i) date and Facility of such Borrowing, (ii) Type of Loans comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurocurrency Rate Loans, Agreed Currency and initial Interest Period. Each Appropriate Lender shall (1) before noon (Local Time) on the date of such Borrowing, in the case of a Borrowing consisting of Eurocurrency Rate Loans and (2) before 2:00 P.M. (Local Time) on the date of such Borrowing, in the case of a Borrowing consisting of Base Rate Loans, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Loans for any Borrowing if the aggregate amount of such Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Loans shall then be suspended pursuant to Section 2.09 or 2.13, and (ii) the Eurocurrency Rate Loans may not be outstanding as part of more than six separate Term Borrowings and ten separate Revolving Credit Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurocurrency Rate Loans, the Company shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth herein, including any loss (including loss of margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(d) Unless the Agent shall have received notice from an Appropriate Lender prior to the time of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Agent, at (i) in the case of the applicable Borrower, the higher of (A) the interest rate applicable at the time to the Loans comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency). If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.04(c) are several and not joint. The failure of any Appropriate Lender to make any Loan or to make any payment under Section 9.04(c) on any date required hereunder shall not relieve any other Appropriate Lender of its corresponding obligation to do so on such date and no Lender shall be responsible for the failure of any other Lender to make its Loan or to make its payment under Section 9.04(c).

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than noon (Local Time) on the third Business Day prior to the date of the proposed Issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by the requesting Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by a Borrower of an Issuance of a Letter of Credit (a “Notice of Issuance”) shall, if required by the applicable Issuing Bank, be accompanied by a letter of credit application, appropriately completed and signed by a Responsible Officer (or designee thereof) of the applicable Borrower and may be sent by fax, by United States mail, by overnight courier, by electronic transmission using the system provided by such Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank, specifying therein the Borrower requesting such Letter of Credit and the requested (A) date of such Issuance (which shall be a Business Day), (B) stated amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, (E) Agreed Currency with respect to such Letter of Credit and (F) form of such Letter of Credit. Each Letter of Credit shall be issued pursuant to such form of an application and agreement for issuance or amendment of a letter of credit as is used from time to time by such Issuing Bank (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its reasonable discretion (it being understood and agreed that any such form shall have only explicit documentary conditions to draw and shall not include discretionary conditions), such Issuing Bank shall, unless such Issuing Bank has received written notice from any Lender or the Agent, at least one Business Day prior to the requested date of Issuance of the applicable Letter of Credit, that one or more applicable conditions contained in Section 3.02 shall not then be satisfied, then, subject to the terms and conditions hereof, on the requested date, Issue a Letter of Credit for the account of the applicable Borrower or the applicable Restricted Subsidiary, as applicable, in each case in accordance with such Issuing Bank’s usual and customary business practices. Additionally, the Company or the applicable Borrower shall furnish to the applicable Issuing Bank and the Agent such other documents and information pertaining to such requested Letter of Credit Issuance as such Issuing Bank or the Agent may reasonably require. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern. Notwithstanding anything to the contrary in this Agreement, the Issuing Banks may send a Letter of Credit or conduct any communication to or from the beneficiary of such Letter of Credit via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(ii) The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable Issuing Bank. The Company shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(b) Participations. By the Issuance of a Letter of Credit (including an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Credit Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Ratable Share of the Stated Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay in Dollars to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing (or the Ratable Share of the Dollar Amount of any such drawing under a Letter of Credit denominated in a currency other than Dollars) made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date required under Section 2.03(c), or of any reimbursement payment thereafter required to be refunded to the applicable Borrower for any reason, which amount will be advanced, and deemed to be a Revolving Credit Loan to the applicable Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.02. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Stated Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to an assignment in accordance with Section 9.07 or otherwise pursuant to this Agreement and at each time the Stated Amount of such Letter of Credit is adjusted in accordance with the terms hereof.

(c) Drawing and Reimbursement. (i) The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower by the time set forth below shall constitute for all purposes of this Agreement the making by any such Issuing Bank of a Revolving Credit Loan in Dollars, which shall be a Base Rate Loan, in the amount of such draft (or the equivalent in Dollars of any such draft for a Letter of Credit denominated in an Agreed Currency based on the Exchange Rate as of such date), without regard to whether the making of such a Loan would exceed such Issuing Bank’s Unused Revolving Credit Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the Company and the

Agent. The applicable Borrower shall reimburse such Issuing Bank no later than 12:00 P.M. (Local Time) on the first Business Day following any such drawing, which reimbursement shall be through the Agent and (x) in Dollars (in the case of a drawing under a Letter of Credit denominated in Dollars) or (y) in the applicable Foreign Currency (in the case of a drawing under a Letter of Credit denominated in a Foreign Currency), unless in the case of this clause (y) such Issuing Bank (at its sole option) notifies the Company that it shall require reimbursement in Dollars (and the equivalent Dollar amount of such drawing, determined by reference to the Exchange Rate as of such date), in which case such reimbursement shall be in Dollars. In the event that (A) a drawing denominated in an Foreign Currency is to be reimbursed in Dollars pursuant to the clause (y) of the immediately preceding sentence and (B) the Dollar amount paid by the Company shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Foreign Currency equal to the drawing, the Company agrees, as a separate and independent obligation, to indemnify the Issuing Bank for the loss resulting from its inability on that date to purchase the Foreign Currency in the full amount of the drawing. If the applicable Borrower fails to so reimburse the applicable Issuing Bank by such time, the Agent shall promptly notify each Revolving Credit Lender of the amount of the unreimbursed drawing, and the amount of such Lender’s Ratable Share in Dollars thereof (in the case of any such drawing under a Letter of Credit denominated in a Foreign Currency, based on the Exchange Rate on the date of such drawing). Each Revolving Credit Lender acknowledges and agrees that its obligation to make Revolving Credit Loans pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to the applicable Issuing Bank. Each Revolving Credit Lender agrees to fund its Ratable Share in Dollars of an outstanding Revolving Credit Loan made by an Issuing Bank as aforesaid on (i) the Business Day on which demand therefor is made by such Issuing Bank; provided that notice of such demand is given not later than 1:00 P.M. (Local Time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Loan available to the applicable Issuing Bank, such Lender agrees to pay to the Agent forthwith on demand such amount (together with interest thereon for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the higher of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation). A certificate of an Issuing Bank submitted to any Revolving Credit Lender (through the Agent) with respect to any amounts owing under this Section 2.03(c) shall be conclusive absent manifest error. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Revolving Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Revolving Credit Loan made by such Issuing Bank shall be reduced by such amount on such Business Day.

(ii) If any payment received by the Agent for the account of an Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned because it is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, each Revolving Credit Lender shall pay to the Agent for the account of such Issuing Bank its Ratable Share in Dollars thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of (1) the Federal Funds Effective Rate and (2) an overnight rate determined by the Agent or such Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the obligations and the termination of this Agreement.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (i) to the Agent (with a copy to the Company), on the first Business Day of each week a written report summarizing Issuance and expiration dates of trade Letters of Credit issued by such Issuing Bank during the preceding week and drawings during such week under all trade Letters of Credit issued by such Issuing Bank, (ii) to the Agent (with a copy to the Company), on the first Business Day of each month a written report summarizing Issuance and expiration dates of Letters of Credit Issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit Issued by such Issuing Bank and (iii) to the Agent (with a copy to the Company), on the first Business Day of each calendar quarter a written report setting forth (A) the average daily aggregate Stated Amount and (B) the amount available to be drawn, in each case, during the preceding calendar quarter of all Letters of Credit Issued by such Issuing Bank. The Agent shall give to each Revolving Credit Lender prompt notice of each report delivered to it pursuant to this Section 2.03(d).

(e) Failure to Make Loans. The failure of any Revolving Credit Lender to make the Revolving Credit Loan to be made by it on the date specified in Section 2.03(c) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Revolving Credit Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender on such date.

(f) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each trade Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Company for, and no Issuing Bank’s rights and remedies against the Company shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g) Letters of Credit Issued for Others. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Company (i) shall be obligated to reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including for any and all drawings under such Letter of Credit) as if such Letter of Credit had been issued solely for the account of the Company (it being understood that each Designated Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under any Letter of Credit issued for the account of such Designated Borrower) and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of the Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.

(h) Existing Letters of Credit. On the Closing Date, the Existing Letters of Credit shall automatically, and without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. In connection therewith, each Revolving Credit Lender shall automatically, and without any action on the part of any Person, be deemed to have acquired from the Issuing Bank a participation in each such Existing Letter of Credit in accordance with Section 2.03(c).

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Domestic Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the Swingline Lender’s Revolving Credit Exposure exceeding its Revolving Credit Commitment or (iii) the Dollar Amount of the total Revolving Credit Exposures of all Revolving Credit Lenders exceeding the Aggregate Revolving Commitment; provided that the Domestic Borrowers will not request a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be a Base Rate Loan.

(b) To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by fax), or by electronic transmission if arrangements for doing so have been approved by the Administrative Agent and the Swingline Lender, not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the general deposit account of such Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement, by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Credit Lenders to acquire participations in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Ratable Share of such Swingline Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Ratable Share of such Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.05. Fees. (a) Commitment Fee. The Company agrees to pay to the Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date and until the Revolving Credit Facility Maturity Date, at a rate per annum equal to the Applicable Percentage (as in effect from time to time) of the aggregate daily amount of the Unused Revolving Credit Commitment of such Lender (for the avoidance of doubt, for the purposes of calculating such fee Swingline Exposure shall be deemed not to utilize Revolving Credit Commitments) payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2018, and on the Revolving Credit Facility Maturity Date (in respect of the quarterly period (or portion thereof) then ending); provided that, if such Revolving Credit Lender continues to have any Swingline Exposure after its Revolving Credit Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Swingline Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Revolving Credit Lender ceases to have any Swingline Exposure.

(b) Letter of Credit Fees. (i) The Company shall pay to the Agent for the account of each Revolving Credit Lender a letter of credit fee on such Lender’s Ratable Share of the average daily aggregate Stated Amount of all Letters of Credit at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Loans under the Revolving Credit Facility (as in effect from time to time), payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ending December 31, 2018, and on the Revolving Credit Facility Maturity Date (in respect of the quarterly period (or portion thereof) then ending); provided that for purposes of the foregoing the Applicable Margin shall be 2% above the Applicable Margin otherwise applicable if the Company is required to pay Default Interest pursuant to Section 2.08(b).

(ii) The Company shall pay directly to each Issuing Bank for its own account a fronting fee at a rate equal to 0.125% per annum, computed on the daily aggregate Stated Amount of each Letter of Credit issued by such Issuing Bank, payable in arrears quarterly on the last day of each of March, June, September and December, commencing with the quarter ending December 31, 2018, and on the Revolving Credit Facility Maturity Date (in respect of the quarterly period (or portion thereof) then ending). In addition, the Company shall pay directly to each Issuing Bank, for its own account, such other commissions, issuance fees, transfer fees and other fees and charges in connection with the Issuance or administration of each Letter of Credit as the Company and such Issuing Bank shall agree.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be separately agreed between the Company and the Agent.

(d) Prepayment Premium. In the event that, on or prior to the date that is six months after the Closing Date, the Borrower shall (x) make a voluntary prepayment of the Term Loans pursuant to Section 2.11(a) or a mandatory prepayment of Term Loans pursuant to Section 2.11(b)(iv) with the proceeds of any Indebtedness and such Indebtedness has an All-in Yield that is less than the All-in Yield of such Term Loans or (y) effect any amendment to this Agreement which reduces the All-in Yield of the Term Loans (other than, in the case of each of clauses (x) and (y), in connection with a Change in Control or a transformative acquisition referred to in the last sentence of this paragraph), the Company shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders and each Term Lender effecting a mandatory assignment of Term Loans pursuant to Section 2.19(b), (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans for which the All-in Yield has been reduced pursuant to such amendment; provided, however, that no such prepayment premium or fee shall be required unless the primary purpose of such incurrence of Indebtedness or amendment (as determined by the Company in good faith) is to reduce the All-in Yield applicable to the Term Loans. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.05(d), a “transformative acquisition” is any acquisition or similar Investment by the Company or any Subsidiary that is either (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or similar Investment or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment, would not provide the Company and the Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation (as determined by the Company in good faith).

SECTION 2.06. Optional Termination or Reduction of the Commitments. The Company shall have the right, upon at least three Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused Term Commitments (if any), Unused Revolving Credit Commitments or the Unissued Letter of Credit Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Once terminated, a commitment may not be reinstated.

SECTION 2.07. Repayment of Loans and Letter of Credit Drawings. (a) Revolving Credit Loans. The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Facility Maturity Date in the currency of such Revolving Credit Loan and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Facility Maturity Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Credit Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) Letter of Credit Drawings. The obligations of any Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower (or relating to any Letter of Credit issued at the request of such Borrower and for the account of any other Restricted Subsidiary), shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including the following circumstances (it being understood and agreed that any such payment by any Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by the applicable Issuing Bank or any Revolving Credit Lender of any draft or the reimbursement by such Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers or any other Restricted Subsidiary in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Borrowers or any other Restricted Subsidiary may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrowers or any other Restricted Subsidiary in respect of the L/C Related Documents;

(vii) waiver by any Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrowers or any other Restricted Subsidiary or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrowers or any other Restricted Subsidiary;

(viii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(ix) any payment made by any Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable; or

(x) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any other Restricted Subsidiary.

(c) Term Loans. The Company shall repay to the Agent for the ratable benefit of the Term Lenders on the last day of each March, June, September and December of each year (commencing on the last day of the first full fiscal quarter of the Borrower commencing and ending after the Closing Date) an aggregate principal amount of the Term Loans outstanding on such dates in an amount (subject to (i) reduction, if applicable, as a result of the application of prepayments in the manner required by Section 2.11(b)(vi) and (ii) increase, if applicable, as a result of any increase in the amount of Term Loans pursuant to Section 2.23) equal to 0.25% of the aggregate principal amount of the Term Loans made on the Closing Date (which is acknowledged as being $1,340,000,000); provided that all Term Loans outstanding on the Term Loan Maturity Date shall be payable in full on the Term Loan Maturity Date.

SECTION 2.08. Interest on Loans. (a) Scheduled Interest. Subject to Section 2.08(b), each Borrower shall pay interest on the unpaid principal amount of each Loan made to it and owing to each applicable Lender from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan (including each Swingline Loan) is a Base Rate Loan, a rate per annum equal to the sum of (x) the Base Rate in effect from time to time for such Loan plus (y) the Applicable Margin in effect from time to time for such Loan, payable (A) in the case of any Base Rate Loan other than a Swingline Loan, in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full and (B) in the case of any Swingline Loan, on the day that such Loan is required to be repaid.

(ii) Eurocurrency Rate Loans. During such periods as such Loan is a Eurocurrency Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurocurrency Rate for such Interest Period for such Loan plus (y) the Applicable Margin in effect from time to time for such Loan, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), including as a result of the acceleration of the Loans pursuant to Section 7.01, each Borrower shall be required to pay interest (“Default Interest”) on (i) the overdue and unpaid principal amount of each Loan made to it, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) of this Section 2.08 and on the demand of the Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.08, and (ii) to the fullest extent permitted by law, the amount of any interest, fee or any other amount payable hereunder that is not paid when due, from the date such amount was due until such amount shall be paid in full, payable in arrears on demand of the Agent, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on Base Rate Loans under the Term Facility pursuant to clause (a)(i) of this Section 2.08.

SECTION 2.09. Interest Rate Determination. (a) The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.08(a)(i) or (ii).

(b) If prior to the commencement of any Interest Period for a Eurocurrency Borrowing of any Class and Agreed Currency:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate or the Eurocurrency Rate, as the case may be (including because the applicable Screen Rate is not available or published on a current basis) for the applicable Agreed Currency and such Interest Period; or

(ii) the Required Revolving Credit Lenders or the Required Term Lenders, as applicable, notify the Agent that the Eurocurrency Rate for the applicable Agreed Currency and such Interest Period for such Borrowing will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurocurrency Rate Loans for the applicable Agreed Currency and such Interest Period;

then the Agent shall forthwith so notify the Company and the Lenders of such Class by telephone, fax or electronic mail as promptly as practicable thereafter, whereupon, until the Agent notifies the Company and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the Conversion of any Borrowing of such Class and Agreed Currency to, or continuation of any Borrowing of such Class as, a Eurocurrency Borrowing shall be ineffective, (B) any affected Eurocurrency Borrowing that is requested to be continued shall (1) if denominated in Dollars, be continued as a Base Rate Borrowing or (2) otherwise, be repaid on the last day of the then-current Interest Period applicable thereto and (C) any Notice of Borrowing for an affected Eurocurrency Borrowing shall (1) in the case of a Borrowing denominated in Dollars, be deemed a request for a Base Rate Borrowing or (2) in all other cases, be ineffective (and the obligation of the Appropriate Lenders to make such a Loan shall be suspended).

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (b)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (b)(i) have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over such administrator or the Administrative Agent has made a public statement identifying a specific date after which the applicable Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the applicable LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Percentage); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as (I) if such amendment is with respect to the LIBOR Rate for Dollars, the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment and (II) if such amendment is with respect to the LIBOR Rate for a Foreign Currency, the Administrative Agent shall have received the written consent of the Required Revolving Credit Lenders. Until an alternate rate of interest shall be determined in accordance with this Section 2.09(c) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.09(c), only to the extent the applicable Screen Rate for the applicable Agreed Currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Notice of Borrowing requests a Eurocurrency Rate Borrowing, such Borrowing shall be made as (1) in the case of a Borrowing denominated in Dollars, a Base Rate Borrowing and (2) in the case of a Borrowing denominated in a Foreign Currency, a Borrowing of Loans bearing interest at a rate for short term borrowings of such Agreed Currency determined in a customary manner in good faith by the Administrative Agent, in each case in the amount specified therein.

(d) Upon the occurrence and during the continuance of any Event of Default under Section 7.01, (i) each Eurocurrency Rate Loan denominated in Dollars will, upon request of the Required Lenders to the Agent, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Loans and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurocurrency Rate Loans shall, if so requested by the Required Lenders, be suspended.

SECTION 2.10. Optional Conversion of Loans. (a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the applicable Borrower may, subject to Section 2.10(b), elect to Convert any such Borrowing to a different Type or continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be Converted or continued. No Loan may be Converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in such other currency.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by fax (or electronic transmission, if arrangements for doing so have been approved by the Administrative Agent) in a form approved by the Administrative Agent (an “Interest Election Request”) and signed by the Company (or, in the case of a Borrowing denominated in Dollars, by telephone confirmed promptly by hand delivery or fax to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company) by the time that a Notice of Borrowing would be required under Section 2.02 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Notwithstanding any other provision of this Section, the Company shall not be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with definition thereof or (iii) Convert any Eurocurrency Borrowing denominated in a Foreign Currency to a Base Rate Borrowing.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be Base Rate Borrowing or a Eurocurrency Borrowing; and

(v) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one (1) month.

SECTION 2.11. Prepayments of Loans. (a) Optional. Each Borrower may, upon notice not later than 11:00 a.m., New York City time, three Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Loans denominated in U.S. Dollars, not later than 11:00 a.m., Local Time, four Business Days prior to the date of such prepayment, in the case of Eurocurrency Rate Loans denominated in a Foreign Currency, not later than 11:00 a.m., New York City time, on the date of such prepayment, in the case of Base Rate Loans (other than a Swingline Borrowing) and not later than 12:00 p.m. (noon), New York City time, on the date of such prepayment, in the case of a Swingline Loan, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall (subject to the last sentence of this Section 2.11(a)), prepay the outstanding principal amount of the Loans made to it comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Loans shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof and (y) in the event of any such prepayment of a Eurocurrency Rate Loan, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(f) (if applicable). Any prepayments pursuant to this Section 2.11(a) may be made with respect to one or more Facilities as may be determined by the applicable Borrower and shall not be required to be made ratably across the Facilities. Any prepayment with respect to the Term Facility shall be applied to the remaining amortization payments thereunder as directed by the applicable Borrower. Notwithstanding anything to the contrary contained in this Agreement, the applicable Borrower may state that any notice of prepayment under this Section 2.11(a) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by such Borrower (by written notice to the Agent (and, in the case of prepayment of a Swingline Loan, the Company shall notify the Swingline Lender) on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory. (i) If at any time, (x) other than as a result of fluctuations in currency exchange rates, the Dollar Amount of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (calculated, with respect to Revolving Credit Loans and L/C Exposure denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Revolving Credit Loans and L/C Exposure) exceeds (A) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders or (B) with respect to the portion of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit, or (y) solely as a result of fluctuations in currency exchange rates, the Dollar Amount of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated), as of the most recent Computation Date, exceeds one hundred and five percent (105%) of (A) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders or (B) with respect to the portion of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit, then the Borrowers shall, in each case, as soon as practicable and in any event within two Business Days after receipt of notice thereof from the Agent, repay Revolving Credit Borrowings or cash collateralize L/C Exposure in accordance with the procedures set forth in Section 2.20(a), as applicable, in an aggregate principal amount sufficient to cause the Dollar Amount of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) to not greater than (x) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders and (y) with respect to the portion of the aggregate Revolving Credit Exposures of all Revolving Credit Lenders (so calculated) denominated in Foreign Currencies, the Multicurrency Sublimit.

(ii) Each prepayment of Loans made pursuant to this Section 2.11(b) shall be made together with any accrued and unpaid interest to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Company shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04.

(iii) No later than three Business Days after the date on which the financial statements with respect to each fiscal year are required to be delivered pursuant to Section 5.07(b) (commencing with the fiscal year of the Company ending on or about December 31, 2019), the Company shall (subject to Section 2.11(b)(ix) below) prepay outstanding Term Loans in accordance with Section 2.11(b)(vi) in an aggregate principal amount equal to the excess, if any, of (A) the Excess Cash Flow Percentage of Excess Cash Flow for such fiscal year then ended minus (B) any optional prepayments of Term Loans and any optional prepayments of the Revolving Credit Loans (but solely to the extent accompanied by a corresponding permanent reduction of the Revolving Credit Commitments) pursuant to Section 2.11(a), in each case made during such fiscal year, or in the immediately following fiscal year but before the making of any prepayment required in respect of such fiscal year pursuant to this Section 2.11(b)(iii), but in each case only to the extent that (i) such prepayments do not occur in connection with a refinancing of all or any portion of such Term Loans or Revolving Credit Loans and (ii) such prepayment was not previously applied to reduce the amount of any prepayment required by this Section 2.11(b)(iii) in respect of a prior fiscal year. Notwithstanding the foregoing, any prepayments otherwise required to be made pursuant to the above provisions of this clause (iii) shall not be required to be made unless the applicable prepayment amount with respect to a given fiscal year exceeds $25,000,000 (and only the excess above such amount required to be prepaid in accordance with this clause (iii)).

(iv) In the event that the Company or any of the Restricted Subsidiaries shall receive Net Cash Proceeds from the issuance or incurrence of (A) any Indebtedness for borrowed money of the Company or any of the Restricted Subsidiaries (other than any cash proceeds from the issuance of Indebtedness for borrowed money permitted under this Agreement), the Company shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by the Company or any such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section

2.11(b)(vi) or (B) any Refinancing Notes, any Specified Refinancing Term Loans, any Specified Refinancing Revolving Loans or any Refinancing Junior Loans, the Company shall prepay an aggregate principal amount of the Class of Term Loans and/or Revolving Credit Loans refinanced in such issuance or incurrence by an amount equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by the Company or such Restricted Subsidiary.

(v) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, which proceeds are in excess of $10,000,000 in a single transaction or series of related transactions, the Company shall (subject to Section 2.11(b)(ix) below) apply 100% of the Net Cash Proceeds received with respect thereto (the “Subject Proceeds”) to prepay outstanding Term Loans in accordance with Section 2.11(b)(vi), and if, at the time that any such prepayment would be required hereunder, the Company or any of the Restricted Subsidiaries is required (pursuant to the terms of the documentation governing such other Indebtedness) to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured pursuant to an intercreditor agreement on a pari passu basis with the Loan Document Obligations with the Subject Proceeds (such Indebtedness required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; it being understood that (1) subject to the foregoing, the portion of the Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of the Subject Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.11(b)(v) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within three Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. Notwithstanding the foregoing, any prepayments otherwise required to be made pursuant to the above provisions of this clause (v) shall not be required to be made in respect of the first $100,000,000 of Net Cash Proceeds received by the Company in respect of Asset Sales after the Closing Date; provided that this sentence shall not apply with respect to any Net Cash Proceeds received by the Company in respect an Asset Sale if all or any portion thereof are applied to prepay or repurchase any Other Applicable Indebtedness.

(vi) Mandatory prepayments of outstanding Term Loans under this Section 2.11(b) shall be applied pro rata to the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.07(c).

(vii) The Company shall deliver to the Agent, (i) at the time of each prepayment required under Sections 2.11(b)(iii), (iv) and (v) above, a certificate signed by a Financial Officer of the Company setting forth in reasonable detail the calculation of the amount of such prepayment (the “Prepayment Amount”) and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date (the “Prepayment Date”), the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. The Agent shall promptly advise the Appropriate Lenders of any notice given (and the contents thereof) pursuant to this Section 2.11(b).

(viii) With respect to any prepayment of Term Loans pursuant to Section 2.11(b)(iii) or (v), any Appropriate Lender may decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Agent no later than one Business Day after the date of such Appropriate Lender’s receipt of notice from the Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Agent on or prior to such date informing the Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Agent by the Company and applied by the Agent in accordance with Section 2.11(b)(vi) (other than Term Loans owing to Declining Lenders). Any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall be retained by the Company (such amounts, “Declined Amounts”).

(ix) Notwithstanding any other provisions of this Section 2.11(b), to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Disposition”) gives rise to a prepayment event pursuant to Section 2.11(b)(v), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.11(b)(iii) (solely to the extent related to Excess Cash Flow generated by Foreign Subsidiaries), are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, (A) the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to prepay Term Loans at the times provided in this Section 2.11(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (and the Company hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11(b) to the extent provided herein and (B) to the extent that the Company has determined in good faith (and after use of commercially reasonable efforts to mitigate any such material adverse tax cost consequences) that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, or Excess Cash Flow (solely to the extent related to Excess Cash Flow generated by Foreign Subsidiaries) would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to this Section 2.11(b), (x) the Company shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Company rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurocurrency Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) a UK Tax Deduction to which Section 2.15(b)(ii) below applies and (D) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Loans or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s Parent Company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s Parent Company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s Parent Company with respect to capital adequacy or liquidity), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s Parent Company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its Parent Company as specified in paragraph (a) or (b) of this Section 2.12 and delivered to the Company, shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section 2.12 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. Without duplication of amounts paid pursuant to the definition of “Eurocurrency Rate Reserve Percentage”, the Company shall pay (or cause the applicable Borrower to pay) to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii)

as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest or costs shall be due and payable 10 days from receipt of such notice.

SECTION 2.13. Illegality. If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any credit extension or Loan or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Foreign Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such credit extension or Loan or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), at the applicable Borrower’s option, prepay or, if such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.14. Payments and Computations. (a) The applicable Borrower shall make each payment hereunder, irrespective of any right of counterclaim or set-off, not later than 1:00 P.M. (Local Time) on the day when due in the applicable Agreed Currency (or, in the case of reimbursement of a draft drawn under a Letter of Credit, in accordance with and in the currency required under Section 2.03(c)) to the Agent at the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.05(b)(ii), 2.05(c), 2.12, 2.15 or 9.04) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) [Reserved.]

(c) All computations of interest based on the Prime Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Federal Funds Effective Rate or One Month LIBOR and of fees and Letter of Credit fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from the Company or other applicable Borrower prior to the date on which any payment is due to any Lender hereunder that the Company or other applicable Borrower will not make such payment in full, the Agent may assume that the Company or other applicable Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company or other applicable Borrower shall not have so made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

SECTION 2.15. Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Additional United Kingdom Tax Matters.

(i) A Loan Party shall, promptly upon becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify any relevant Borrower.

(ii) A payment shall not be increased under Section 2.15(a) above by reason of a UK Tax Deduction on a payment of interest by a UK Borrower if, on the date the payment falls due:

a.

the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

b.	the relevant Lender is a UK Qualifying Lender solely by virtue of sub-section (a)(ii) of the definition of UK Qualifying Lender, and:

(A)

an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

c.	the relevant Lender is a UK Qualifying Lender solely by virtue of sub-section (a)(ii) of the definition of UK Qualifying Lender and:

(A)	the relevant Lender has not given a UK Tax Confirmation to the Loan Party; and

(B)

the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the Loan Party, on the basis that the UK Tax Confirmation would have enabled the Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

d.

the relevant Lender is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.15(b)(iii) or Section 2.15(b)(iv) (as applicable) below.

(iii)

a.

Subject to Section 2.15(b)(iii)(b) below, a UK Treaty Lender and each Loan Party which makes a payment to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

b.

(A)

A UK Treaty Lender which is a Lender under this Agreement on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in Schedule III to this Agreement; and

(B)

a UK Treaty Lender which is not a Lender on the date of this Agreement and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes on becoming a party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to Section 2.15(b)(iii)(a) above.

(iv) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.15(b)(iii)(b) above and:

a.	a UK Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

b.	a UK Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

and, in each case, that UK Borrower has notified that Lender in writing, that Lender and that UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(v) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.15(b)(iii)(b) above, no Borrower shall make a Borrower DTTP Filing in respect of that Lender’s advance or its participation in any advance unless the Lender otherwise agrees.

(vi) A UK Non-Bank Lender which becomes a party to this Agreement on the day on which this Agreement is entered into gives a UK Tax Confirmation to a Loan Party by entering into this Agreement.

(vii) A UK Non-Bank Lender shall notify any Loan Party and the Agent if there is any change in the position from that set out in a UK Tax Confirmation.

(viii) Each Lender which becomes a party to this Agreement after the date of this Agreement (each a “New Lender”) shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Agent and without liability to any Loan Party, which of the following categories it falls within:

a.	not a UK Qualifying Lender;

b.	a UK Qualifying Lender (other than a UK Treaty Lender); or

c.	a UK Treaty Lender.

If a New Lender fails to indicate its status in accordance with Section 2.15(b)(viii), then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Agent which category of UK Qualifying Lender applies (and the Agent, upon receipt of such notification, shall inform any UK Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a New Lender to comply with this Section 2.15(b)(viii).

(ix) VAT.

a.

All amounts expressed to be payable under any Loan Document by any party to a Recipient (each, for the purposes of this Section 2.15(b)(ix), a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to subclause (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

b.

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “VAT Recipient”) under a Loan Document, and any Party other than the VAT Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the VAT Recipient in respect of that consideration):

(A)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The VAT Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the VAT Recipient receives from the relevant tax authority which the VAT Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)

(where the VAT Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the VAT Recipient, pay to the VAT Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the VAT Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

c.

Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

d.

In relation to any supply made by a Finance Party to any Party under a Loan Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

e.

Any reference in this Section 2.15(b)(ix) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)).

(c) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15 but excluding any UK Tax Deduction to which Section 2.15(b)(ii) applies) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the calculation of the amount being requested, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g) Status of Recipients. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Agent, at the time or times reasonably requested by such Borrower or the Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation by any Lender (other than such documentation set forth in Sections 2.15(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. This paragraph does not apply in respect of a UK Tax Deduction, to which the provisions of Sections 2.15(b)(iii) to (viii) shall apply instead.

(ii) Without limiting the generality of the foregoing,

(A) in the event that the applicable Borrower is a U.S. Person, any Lender that is a U.S. Person shall deliver to the applicable Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such applicable Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the event that the applicable Borrower is a U.S. Person, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner;

(C) in the event that the applicable Borrower is a U.S. Person, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax or any other Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to applicable Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Agent as may be necessary for such Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Agent and each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such a refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) Interpretation. For the purposes of this Section 2.15, the term “applicable law” includes FATCA.

SECTION 2.16. Sharing of Payments, Etc. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, L/C Disbursements, Swingline Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans, L/C Disbursements,

Swingline Loans and accrued interest thereon or other such obligations greater than its applicable pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, L/C Disbursements, Swingline Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, L/C Disbursements, Swingline Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations or Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this paragraph shall apply), except for assignments to the Company made pursuant to Dutch auctions and open market purchases as provided in Section 9.07(b)(v).

Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the applicable Borrower in the amount of such participation.

SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender, the applicable Borrower shall promptly execute and deliver to such Lender a Note payable to such Lender (or its registered assigns) in a principal amount up to (x) in the case of a Term Note, the sum of the then-applicable Commitment of such Lender and the applicable Loans owing to such Lender and (y) in the case of a Revolving Credit Note, the applicable Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type and Agreed Currency of Loans comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by each Lender in its account or accounts pursuant to section (a) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to such Lender under this Agreement, absent manifest error; provided, however, that the failure of such Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement; and provided, further, that in the event of any conflict between the Register and the Lender’s account or accounts, the Register shall govern.

SECTION 2.18. Use of Proceeds.

(a) Revolving Credit Loans. Subject to Section 5.08, the proceeds of the Revolving Credit Loans shall be available (and each Borrower agrees that it shall use such proceeds) solely for working capital and general corporate purposes of the Company and the Restricted Subsidiaries; provided that the aggregate principal Dollar Amount of Revolving Credit Loans made on the Closing Date (including any such advances used to finance the Transactions) shall not exceed $50,000,000.

(b) Subject to Section 5.08, the proceeds of the Term Loans made on the Closing Date shall be available (and the Company agrees that it shall use such proceeds) solely to finance the Transactions (including, for the avoidance of doubt, anticipated transaction and related expenses, with any remaining amounts being retained for working capital and general corporate purposes of the Company and the Restricted Subsidiaries).

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Company) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 2.19(a), or if any Lender is a Defaulting Lender or a Non-Approving Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations (if any) in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.04(f)) from the assignee (and/or, with the prior consent of the Company and with respect to accrued interest and/or fees only, from the Company) (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(c) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

(d) Each party hereto agrees that an assignment and delegation required pursuant to clause (b) above with respect to a Term Loan may, at the Administrative Agent’s request and notwithstanding anything in Section 9.07 or elsewhere herein to the contrary, be effected pursuant to an Assignment and Assumption (or any other written instrument), in each case, in a form acceptable to the Administrative Agent, executed by the Company, the Administrative Agent and the assignee, and that the Lender required to make such assignment and delegation need not be a party thereto, and in such case shall be deemed to have executed and delivered such Assignment and Assumption (or such other written instrument).

SECTION 2.20. Cash Collateral. At any time that there shall exist a Defaulting Lender under the Revolving Credit Facility, within two Business Days following the written request of the Agent or any Issuing Bank (with a copy to the Agent) the Company shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to any reallocation pursuant to Section 2.21(c)(i) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent and the Issuing Banks as herein provided or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Company will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.20 or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment, if any, of such Defaulting Lender pursuant to Section 2.05(a);

(b) the Revolving Credit Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all Revolving Credit Lenders, the Required Lenders or the Required Revolving Credit Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.01); provided that any waiver, amendment or other modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Revolving Credit Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or L/C Exposure exists at the time such Lender becomes a Defaulting Lender, and such Lender is a Revolving Credit Lender, then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Credit Lenders in accordance with their respective Ratable Shares but only to the extent that (A) the sum of all such Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolving Credit Commitments, (B) such reallocation does not cause the Revolving Credit Exposure of any such non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment, and (C) the conditions set forth in Section 3.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (A) first, prepay such Swingline Exposure and (B) second, Cash Collateralize for the benefit of the Issuing Banks only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii) if the Borrowers Cash Collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Credit Lenders pursuant to Section 2.05(a) and Section 2.05(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Revolving Credit Lender hereunder, all letter of credit fees payable under Section 2.05(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the applicable Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender and a Revolving Credit Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding L/C Exposure will be one hundred percent (100%) covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with clause (c) above, and (ii) the Swingline Exposure related to any newly made Swingline Loan or L/C Exposure related to any newly issued, amended, renewed or extended Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Credit Lenders in a manner consistent with clause (c)(i) above (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender that is a Revolving Credit Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Revolving Credit Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Ratable Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.22. Specified Refinancing Debt.

(a) The Borrowers may, from time to time, add one or more new term loan facilities and new revolving credit facilities to this Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Agent and reasonably acceptable to the Company, to refinance (i) all or any portion of any Class of Term Loans then outstanding under this Agreement and (ii) all or any portion of any Class of Revolving Credit Loans (and the unused Revolving Credit Commitments with respect to such Class of Revolving Credit Loans) then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than two Classes of Revolving Credit Commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt:

(i) shall rank pari passu in right of payment with the other Obligations and Commitments hereunder;

(ii) will not have obligors or contingent obligors that were not obligors or contingent obligors in respect of the Facilities;

(iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu basis with the Obligations (or on a junior lien basis pursuant to a Market Intercreditor Agreement that is reasonably satisfactory to the Agent);

(iv) shall have such pricing and optional prepayment terms as may be agreed by the Company and the applicable Lenders thereof (and for the avoidance of doubt, clause (vi) of the proviso to Section 2.24(b) shall not apply);

(v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Revolving Credit Facility Maturity Date of the Revolving Credit Commitment being refinanced and (y) to the extent constituting Term Facilities, will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Loans being refinanced;

(vi) to the extent constituting Specified Refinancing Term Loans, shall share ratably in any prepayments of Term Loans pursuant to Section 2.11(b) (or otherwise provide for more favorable prepayment treatment for the then outstanding Classes of Term Loans other than Specified Refinancing Term Loans);

(vii) subject to clauses (iv), (v) and (vi) above, will have terms and conditions (other than pricing and optional prepayment and optional redemption terms) that are either (x) substantially similar to, or (when taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans or Commitments being refinanced or (y) customary for similar types of Indebtedness in light of then-prevailing market conditions; provided that (A) such Specified Refinancing Debt may provide for any additional or different financial or other covenants or other provisions that are agreed among the Company and the lenders thereof and applicable only during periods after the Latest Maturity Date of any of the Loans (and Commitments) that remain outstanding after giving effect to such Specified Refinancing Debt or the date on which all non-refinanced Obligations are paid in full and (B) a certificate of a Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of material terms and conditions of such Specified Refinancing Debt or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (vii) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(viii) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses payable in connection therewith);

provided, further, that (I) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Classes of Revolving Credit Commitments (it being agreed that, notwithstanding the foregoing, the Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving credit facilities) and (II) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced, in each case pursuant to Section 2.06 and 2.11, as applicable.

(b) The Company shall make any request for Specified Refinancing Debt pursuant to a written notice to the Agent specifying in reasonable detail the proposed terms thereof. Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders have no obligation to provide such proposed Specified Refinancing Debt) or, subject to the approval of the Agent and, with respect to Revolving Credit Commitments, the Issuing Banks (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Company may elect.

(c) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 3.02, and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Security and Guarantee Documents providing for such Specified Refinancing Debt to be secured thereby, consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Company as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Company in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.

The Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Company, the Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Company, to effect the provisions of or be consistent with this Section 2.22. In addition, in the case of Specified Refinancing Debt in the form of a new revolving credit facility, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participation in Letters of Credit shall be reallocated from Lenders holding the Revolving Credit Commitments being refinanced to Lenders that will hold such Specified Refinancing Debt in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon the effectiveness of the Revolving Credit Commitments under such Specified Refinancing Debt, be deemed to be participation interests in respect of such refinancing Revolving Credit Commitments and held by the Lenders thereunder and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly.

SECTION 2.23. Extension of Term Loans; Extension of Revolving Credit Commitments.

(a) Extension of Term Loans. The Company may, at any time and from time to time, request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Term Loans, the Company shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical in all material respects to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments, if any, of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the item contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of Term Loans that is in effect on the closing date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have prepayment terms (including call protection and prepayment terms and premiums) as may be agreed by the Company and the Lenders thereof; provided that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (D) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $10,000,000.

(b) Extension of Revolving Credit Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended,

“Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Credit Commitments, the Company shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical in all material respects to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the maturity date of the Extended Revolving Credit Commitments may be delayed to a later date than the maturity date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees and funding discounts with respect to the Extended Revolving Credit Commitments may be different than those for the Revolving Credit Commitments of such Existing Revolver Tranche and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment; (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date of the Revolving Credit Commitments that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iii) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for repayments required upon the maturity date of the non-extending Revolving Credit Commitments); provided that (A) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the maturity date of the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended and (B) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $5,000,000.

(c) Extension Request. The Company shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as the Agent may determine in its sole discretion) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably to accomplish the purposes of this Section 2.23. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver

Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Company, the Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in this Section 2.23 (but which shall not require the applicable consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and in Section 3.02, and, to the extent reasonably requested by the Agent, receipt by the Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, substantially consistent, where applicable, with those delivered on the Closing Date under Section 3.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent). The Lenders hereby authorize the Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrowers as may be necessary in order to effect any Extension Amendment and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Agent and the Company in connection with the establishment of such Extension Amendment, in each case on terms consistent with and/or to effect the provisions of this Section 2.23. In addition, if so provided in the relevant Extension Amendment and with the consent of each Issuing Bank, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a Class of Revolving Credit Commitments shall be reallocated from Lenders holding such Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such Extension Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolving Credit Commitments, be deemed to be participation interests in respect of such Extended Revolving Credit Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. No amendment, conversion or exchange of Loans pursuant to any Extension Amendment in accordance with this Section 2.23 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

SECTION 2.24. Incremental Facilities.

(a) The Borrowers may, by written notice to the Agent from time to time, request Incremental Commitments in an amount for all such Incremental Commitments not to exceed the Incremental Facility Amount at such time from one or more Incremental Lenders, which may include any existing Lender or any Eligible Assignee (each of which shall be entitled to agree or decline to participate in its sole discretion); provided that (i) any Incremental Revolving Credit Commitments (and the Incremental Revolving Credit Loans thereunder) shall be implemented as an increase to the total Revolving Credit Commitments and shall have identical terms (other than any arrangement or similar fees payable in connection with such Incremental Revolving Credit Commitments) as the Revolving Credit Commitments (and the Revolving Credit Loans thereunder); provided, further, that, if required to consummate any such Incremental Revolving Credit Commitments, the pricing, interest rate margins, rate floors and fees (other than any arrangement or similar fees) on the existing Revolving Credit Commitments (and the Revolving Credit Loans thereunder) may be increased without consent or approval of any Lender and (ii) each Incremental Lender shall be subject to the approval of the Agent (and, in the case of an Incremental Revolving Credit Lender, each Issuing Bank and the Swingline Lender) (which approvals shall not be unreasonably withheld or delayed). Such notice shall set forth (x) the amount of the Incremental Commitments being requested (which shall be in a minimum amount of $10,000,000 or such lesser amount equal to the remaining Incremental Facility Amount, as applicable), (y) the date on which such Incremental Commitments are requested to become effective and (z) in the case of Incremental Term Commitments, whether such Incremental Term Commitments are (A) commitments to make additional Term Loans (which commitments shall only be permitted if such additional Term Loans are intended to be fungible for United States Federal income tax purposes with the existing Term Loans) or (B) commitments to make new term loans with terms different from the Term Loans (such loans in this clause (B), “Specified Incremental Term Loans” and such commitments “Specified Incremental Term Commitments”).

(b) The applicable Borrower and each applicable Incremental Lender shall execute and deliver to the Agent an Incremental Assumption Agreement and such other documentation as the Agent shall reasonably specify to evidence the Incremental Commitment of each Incremental Lender. Each Incremental Assumption Agreement shall specify the terms of any Incremental Term Loans to be made thereunder; provided that:

(i) the final maturity date of any Specified Incremental Term Loans shall be no earlier than the Term Loan Maturity Date;

(ii) the Weighted Average Life to Maturity of any Specified Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the Term Loans;

(iii) the sole borrower in respect of any Specified Incremental Term Loans shall be the Company;

(iv) no Person shall be a guarantor with respect to any Specified Incremental Term Loans unless such Person is a Guarantor which shall have previously or substantially concurrently Guaranteed the Obligations;

(v) any Specified Incremental Term Loans shall be secured on an equal and ratable basis with the Facilities by the Collateral;

(vi) if the initial yield on any Specified Incremental Term Loans that is incurred on or prior to the date that is 12 months after the Closing Date (as such yield is determined by the Agent by adding (x) the margin above the Eurocurrency Rate on such Loans (which shall be increased by the amount that any interest rate “floor” applicable to such Loans on the date such Loans are made would exceed the Eurocurrency Rate for a three-month Interest Period commencing on such date) and (y) if such Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the applicable Borrower or any of the

Subsidiaries for doing so (but excluding the effect of any bona fide arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) (the amount of such discount or fee, expressed as a percentage of such Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the Weighted Average Life to Maturity of such Loans and (y) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the sum of (x) the Applicable Margin then in effect for Eurocurrency Rate Term Loans, and (y) the amount of the OID initially paid in respect of the Term Loans, divided by four, then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Specified Incremental Term Loans;

(vii) subject to the foregoing clause (ii), the amortization schedule in respect of any Specified Incremental Term Facility shall be determined by the Company and the lenders thereunder;

(viii) subject to the foregoing clause (vi), the pricing, interest rate margins, discounts, rate floors and fees in respect of any Specified Incremental Term Facility shall be determined by the Company and the lenders thereunder; and

(ix) the other terms of any Specified Incremental Term Loans shall either (A) be substantially the same as the terms in respect of the Term Loans or (B) be reasonably satisfactory to the Agent.

(c) Notwithstanding the foregoing, no Incremental Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, (A)(1) the representations and warranties contained in Article IV are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date (provided that, in the case of any such Incremental Commitment used to finance a Permitted Acquisition or other similar Investment permitted under Section 6.08 (to the extent the Incremental Lenders participating therein so agree), at the election of the Company, this clause (1) shall be deemed to have been satisfied so long as it is satisfied with respect to the Specified Representations) and (2) no Default or Event of Default shall have occurred and be continuing (provided that, in the case of any such Incremental Commitment used to finance a Permitted Acquisition or other similar Investment permitted under Section 6.08 (to the extent the Incremental Lenders participating therein so agree), this clause (2) shall be deemed satisfied if no Default or Event of Default shall have occurred and be continuing at the time of the execution of the acquisition agreement related to such Permitted Acquisition or other similar Investment) (and the Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company); and (B) solely with respect to the establishment of any Incremental Revolving Credit Commitment, the Company and the Restricted Subsidiaries shall be in compliance with the Financial Covenants after giving pro forma effect to the incurrence of such Incremental Revolving Credit Commitments (assuming a full drawing thereof), the making of Loans to be made on the date of effectiveness thereof, any Permitted Acquisition consummated simultaneously therewith, and the pro forma adjustments described in Section 1.07, (ii) all fees and expenses owing to the Agent and the Lenders in respect of such Incremental Term Commitment and/or Incremental Revolving Credit Commitment shall have been paid in full, (iii) to the extent not consistent with this Agreement, the other terms and documentation in respect of the Incremental Term Loans shall be reasonably satisfactory to the Agent unless otherwise expressly permitted in this Section 2.24 and (iv) except as otherwise specified in the applicable Incremental Assumption Agreement, the Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Agent and consistent with those delivered on the Closing Date.

(d) Each of the parties hereto hereby agrees that the Agent may, in consultation with the Company, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Specified Incremental Term Loans), when originally made, are included in each Borrowing of outstanding Revolving Credit Loans or Term Loans, as applicable, on a pro rata basis. This may be accomplished by, among other things, requiring each outstanding Eurocurrency Rate Borrowing to be Converted into a Base Rate Borrowing on the date of such Incremental Loan, or by allocating a portion of such Incremental Loan to each outstanding Eurocurrency Rate Borrowing under the relevant Facility on a pro rata basis. Any Conversion of Eurocurrency Rate Loans to Base Rate Loans required by the preceding sentence shall be subject to Section 9.04(f). If any Incremental Loan is to be allocated to an existing Interest Period for a Eurocurrency Rate Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are Term Loans, the scheduled amortization payments under Section 2.07(c) required to be made after the making of such Incremental Term Loans shall be increased in a substantially ratable manner by the aggregate principal amount of such Incremental Term Loans. Notwithstanding the foregoing, Incremental Term Commitments to make Specified Incremental Term Loans may not be requested without the prior written consent of the Agent if, as a result of the Specified Incremental Term Loans to be made thereunder, there would be more than five classes of Term Loans and Specified Incremental Term Loans outstanding.

(e) Notwithstanding any other provision of any Loan Document, each Loan Document may be modified, supplemented, amended and/or amended and restated by the Agent and the applicable Borrower without the action or consent of any other party, if the Agent determines it to be necessary or advisable, to provide for terms applicable to any Incremental Loans permitted by or to otherwise give effect to this Section 2.24. Without limiting the generality of the foregoing, each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent necessary to reflect the existence and terms of the Incremental Commitments and the Incremental Loans evidenced thereby.

SECTION 2.25. Designated Borrowers.

(a) Effective as of the date hereof, each Subsidiary identified on Schedule 2.25 shall be a Designated Borrower hereunder and may receive Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional direct or indirect wholly-owned Subsidiary organized under the law of any jurisdiction reasonably acceptable to the Administrative Agent and all of the Revolving Credit Lenders (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Credit Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit E-1 (a “Designated Borrower Request and Assumption Agreement”). For purposes of the foregoing, a Subsidiary organized under the laws of the United States of America, the United Kingdom, the Netherlands, Switzerland, Canada or Germany will be deemed to be organized in an acceptable jurisdiction. For avoidance of doubt, no Lender shall be obligated to approve or make loans or other extensions of credit to any Applicant Borrower to the extent that it would be unlawful for such Lender to do so. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (i) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its reasonable discretion (including all documentation and other information with respect to such Applicant Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a Beneficial Ownership Certification solely to the extent expressly required by the Beneficial Ownership Regulation, which, if requested in writing 10 Business Days prior to the date on which such Applicant Borrower is scheduled to become a Borrower hereunder, shall be delivered no more than 3 Business Days prior to such date) and (ii) promissory notes signed by such new Borrowers to the extent any Lenders so require. Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to it, the Administrative Agent shall send a notice in substantially the form of Exhibit E-2 (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Revolving Credit Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Extension Request may be submitted on behalf of such Designated Borrower until the date that is five (5) Business Days after such effective date.

(c) The Obligations of the Domestic Borrowers shall be joint and several in nature regardless of which Domestic Borrower actually borrows Loans or requests or obtains Letters of Credit hereunder or the amount of such Loans borrowed or Letters of Credit obtained or the manner in which the Administrative Agent or any Lender accounts for such Loans or Letters of Credit on its books and records. The Obligations of the Foreign Borrowers shall be joint and several in nature regardless of which Foreign Borrower actually borrows Loans or requests or obtains Letters of Credit hereunder or the amount of such Loans borrowed or Letters of Credit obtained or the manner in which the Administrative Agent or any Lender accounts for such Loans or Letters of Credit on its books and records; provided, for the avoidance of doubt, that the Foreign Borrowers shall not be liable for the Obligations of the Domestic Borrowers.

(d) Each Designated Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to the Loan Documents, including (i) the giving and receipt of notices and (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than four (4) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Credit Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Credit Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the obligations of each Term Lender and Revolving Credit Lender to fund its respective Loans on the Closing Date shall be subject to the satisfaction of the following conditions precedent (the first Business Day on which such conditions precedent are so satisfied, the “Closing Date”):

(a) The Agent shall have received duly executed counterparts of this Agreement from the Company, each Designated Borrower as of the Closing Date, each Lender (including the Swingline Lender) and Issuing Bank as of the Closing Date and the Agent.

(b) The Administrative Agent shall have received on or before the Closing Date the following, in form and substance reasonably satisfactory to the Agent:

(i) A certificate of the Secretary or Assistant Secretary (and, in the case of any English Loan Party, a director or its company secretary) of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or comparable organizational document) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or comparable governing body) of such Loan Party (and, in addition, in respect of an English Loan Party, a copy of the resolution of all the holders of the issued shares in that English Loan Party) authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of the Company, the Borrowing under the Facilities, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or comparable organizational document) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing (if applicable) or certified organizational document furnished pursuant to clause (iii) below and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party.

(ii) A certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above.

(iii) Certified copies of the certificate or articles of incorporation (or comparable organizational document), including all amendments thereto, of each Loan Party as in effect on the Closing Date, certified as of a recent date by the Secretary of State (or comparable entity) of the jurisdiction of its organization, and a certificate as to the good standing (where such concept is applicable (and for the avoidance of doubt, such concept is not applicable in respect of an English Loan Party)) of each Loan Party as of a recent date, from such Secretary of State (or comparable authority).

(iv) A favorable opinion of (A) Cravath, Swaine & Moore LLP, counsel for the Company and the other Loan Parties and (B) local counsel in each jurisdiction where a Loan Party is organized or which provides the governing law for any Security and Guarantee Document, and the laws of which are not covered by the opinion letter referred to in clause (A) of this paragraph, in each case of (A) and (B), dated as of the Closing Date, addressed to the

Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents and the Transactions as the Agent shall reasonably request, and the Company hereby requests such counsel to deliver such opinions.

(v) Any Notes, to the extent requested at least three Business Days prior to the Closing Date by any Lender pursuant to Section 2.17.

(c) The Administrative Agent shall have received a Notice of Borrowing as required under Section 2.02 and in the form attached hereto as Exhibit B.

(d) The Administrative Agent shall have received a solvency certificate from a Financial Officer of the Company in the form attached hereto as Exhibit F.

(e) The Spinco Internal Restructuring, the Spinco Separation and the Spinco Transfer shall have each been consummated in all material respects prior to or substantially contemporaneously with the issuance of the Spinco Notes in all material respects in accordance with the Spinco Separation Agreement and the Acquisition Agreement, and the Spinco Distribution, the Merger (as defined in the Acquisition Agreement), and the Direct Sales shall be consummated prior to or substantially contemporaneously with, the initial funding of the Facilities in all material respects in accordance with the Spinco Separation Agreement and the Acquisition Agreement (in each case without any waiver, amendment, modification or supplement thereof by any Person or any consent or election thereunder by any Person (any one of the foregoing, a “Modification”) that, in any such case, is material and adverse to the Arrangers or the Lenders (in each case, in their capacities as such) without the prior written consent of the Arrangers (not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that (I) any Modification that results in (x) a change to the definition of the term “Spinco Material Adverse Effect” or a change to, or waiver of, clause (b) of the first sentence of Section 2.5 of the Acquisition Agreement, in each case shall be deemed to be materially adverse to the Lenders and the Arrangers, (y) any net increase in the aggregate amount of the Spinco Special Cash Payment and the Direct Sales Purchase Price (as set forth and defined in the Acquisition Agreement) (i) of greater than 10%, in the aggregate or (ii) funded with the proceeds of any additional indebtedness or a reduction in the pro forma cash to remain on the balance sheet after giving effect to the Transactions of the Company, Spinco or any of their respective subsidiaries or Affiliates other than a drawing under the Revolving Credit Facility as set forth in the proviso to Section 2.18(a), in each case, shall be deemed to be materially adverse to the Lenders and the Arrangers and (z) a reduction in the Direct Sales Purchase Price shall be deemed materially adverse to the Lenders and the Arrangers unless such reduction is accompanied by a dollar-for-dollar reduction in the Term Facility and (II) (x) a deemed waiver of Sections 6.6(a) and 7.6(a) of the Acquisition Agreement pursuant to Section 5.16(d) of the Acquisition Agreement shall be deemed to not be material and adverse to the Lenders and the Arrangers, (y) any Adjustment Payment (as defined in the Acquisition Agreement) or Adjustment Excess (as defined in the Acquisition Agreement) received by the Company shall be deemed to not be material and adverse to the Lenders and the Arrangers so long as it is accompanied or preceded by a dollar-for-dollar reduction in the Term Facility and (z) any Ainge Share Amount Reduction (as defined in the Acquisition Agreement) shall be deemed to not be material and adverse to the Lenders and the Arrangers). The Acquisition Agreement and the Spinco Separation Agreement shall be in form and substance reasonably satisfactory to the Arrangers; provided that (x) the Acquisition Agreement as in effect on March 7, 2018 is satisfactory to the Arrangers and (y) the Spinco Separation Agreement as in effect on March 7, 2018 is satisfactory to the Arrangers. The Acquisition Agreement Representations shall be true and correct (provided that such representations will be deemed to be true and correct unless the Company or any of its Affiliates has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Spinco Acquisition as a result of a breach of any such representation in the Acquisition Agreement) and the Specified Representations shall be true and correct in all material respects (or in all respects if separately qualified by materiality or Material Adverse Effect).

(f) All fees required to be paid by the Company hereunder or as separately agreed by the Company and any of the Arrangers or the Lenders, in each case on or prior to the Closing Date, and, to the extent invoiced at least three Business Days prior to the Closing Date, all invoiced expenses of the Agent and the Arrangers relating hereto (including those of counsel to the Agent and the Arrangers), shall have in each case been paid (which amounts may be offset against the proceeds of the Loans on the Closing Date).

(g) All Indebtedness and any other amounts due or outstanding under the Existing Credit Agreement shall have been, or substantially contemporaneously with the initial funding under the Facilities shall be, repaid in full, all commitments in respect thereof shall have been terminated and all guarantees thereof (if any) and security therefor (if any) discharged and released. After giving effect to the Transactions and the other transactions contemplated hereby, the Company and the Restricted Subsidiaries (including the Acquired Business) shall not have any outstanding preferred stock or material Indebtedness for borrowed money other than (i) the Indebtedness under the Facilities, (ii) Spinco Notes, (iii) intercompany debt and intercompany preferred equity, (iv) those certain mortgages of the Company and its subsidiaries outstanding as of March 28, 2018, (v) ordinary course working capital facilities, (vi) overdraft, letter of credit and other banking facilities of Spinco and its subsidiaries existing on March 28, 2018, and entered into in the ordinary course of business, (vii) ordinary course hedging arrangements, (viii) up to $2,500,000 (in the aggregate) of Indebtedness incurred or guaranteed by the A&S Companies (as defined in the Acquisition Agreement), (ix) any guarantees permitted to remain outstanding at such time pursuant to Section 6.3 of the Spinco Separation Agreement and (x) Indebtedness of the Company and the Subsidiaries permitted under Section 6.09(i).

(h) Since the date of the Acquisition Agreement, there shall not have occurred any Spinco Material Adverse Effect.

(i) The issuance of the Spinco Notes shall have been consummated prior to, or shall be consummated substantially contemporaneously with, the initial funding under the Facilities.

(j) The Agent and the Arrangers shall have received (a) (i) audited Consolidated balance sheets and related statements of income, comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (and the Arrangers hereby acknowledge receipt of such audited financial statements as of and for the fiscal years ended December 31, 2015, 2016 and 2017) and (ii) unaudited Consolidated balance sheets and related statements of income, comprehensive income and cash flows of the Company and its consolidated Subsidiaries for each fiscal quarter (other than any fourth fiscal quarter) ended after December 31, 2017 and at least 45 days prior to the Closing Date, (b) (i) the combined and Consolidated balance sheets of (I) the A&S Business (as defined in the Acquisition Agreement) and (II) Spinco (before giving effect to the Spinco Internal Restructuring) as of December 31, 2016 and December 31, 2017 (except that for Spinco, only an opening balance sheet shall be required), and the combined and Consolidated statements of earnings, cash flows and parent equity of (X) the A&S Business and (Y) Spinco (before giving effect to the Spinco Internal Restructuring) for the years ended December 31, 2015, December 31, 2016 and December 31, 2017, together with an audit report, on the Consolidated financial statements from the independent accountants for the A&S Business and Spinco (the financial statements described in this clause (b)(i), the “Spinco Audited Financial Statements”) and (ii) the unaudited combined and Consolidated financial statements of (x) the A&S Business and (y) Spinco (before giving effect to the Spinco Internal Restructuring) for each fiscal quarter ended after December 31, 2017 (other than any fourth fiscal quarter) and at least 40 days prior to the Closing Date, and (c) a pro forma Consolidated balance sheet and related pro forma Consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which financial statements of the Company pursuant to clause (a) above has been delivered, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statement), without any requirement to reflect therein adjustments for purchase accounting (the financial statements described in this clause (c), the “Pro Forma Financial Statements”).

(k) The Agent and the Arrangers shall have received, at least three Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation, to the extent requested in writing at least ten Business Days prior to the Closing Date by the Agent or the Arrangers.

(l) The Collateral Agent shall have received a Perfection Certificate with respect to the Company and the Subsidiary Guarantors dated the Closing Date and duly executed by a Responsible Officer of the Company.

(m) The Guarantee and Collateral Agreement shall have been duly executed by the Company and each Subsidiary Guarantor that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent, on behalf of the applicable Secured Parties, shall have a perfected first priority security interest in the Collateral (subject to applicable Liens permitted under Section 6.01 of this Agreement) described in the Guarantee and Collateral Agreement.

(n) Each document (including any UCC financing statements but excluding any Mortgages) required by the Security and Guarantee Documents or under applicable law or reasonably requested by the Collateral Agent to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other person (subject to applicable Liens permitted under Section 6.01 of this Agreement), shall have been filed, registered or recorded or delivered to the Collateral Agent in proper form for filing, registration or recordation. On or prior to the Closing Date, the Collateral Agent shall have received all Pledged Collateral (as defined in the Guarantee and Collateral Agreement) required to be delivered to the Collateral Agent pursuant to the Guarantee and Collateral Agreement, together with undated proper instruments of assignment duly executed by the applicable Loan Party in blank and such other instruments or documents as the Collateral Agent may reasonably request.

(o) Other than as set forth in Section 5.11, (i) each of the Mortgages and each IP Security Agreement (as defined in the Guarantee and Collateral Agreement) shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.01 of this Agreement, (iii) if applicable, each such Mortgage shall have been filed and recorded in the recording office as specified in the Perfection Certificate (or a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Agent, insuring such Security and Guarantee Document as a first lien on such Mortgaged Property (subject to applicable

Liens permitted under Section 6.01 of this Agreement) shall have been received by the Collateral Agent) and, in connection therewith, the Collateral Agent shall have received evidence reasonably satisfactory to it of each such filing and recordation and (iv) the Collateral Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Collateral Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than Permitted Liens, together with such surveys, abstracts, appraisals and legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Agent or the Lenders.

Notwithstanding the foregoing, if, after the use by the Loan Parties of commercially reasonable efforts to cause the conditions relating to the collateral and guarantee matters set forth in Section 3.01(m) (other than the first sentence thereof), Section 3.01(n) and Section 3.01(o) above to be satisfied as of the Closing Date (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of certificates representing such Equity Interests of any Person that is a Designated Borrower as of the Closing Date, together with stock powers or other instruments of transfer with respect thereto endorsed in blank and the security agreement giving rise to the security interest therein), such conditions shall not be a condition precedent to the effectiveness of this Agreement on the Closing Date, but shall be accomplished as promptly as practicable after the Closing Date and in any event within any applicable period specified on Schedule 5.11 (which shall be no later than the date that is 90 days following the Closing Date, unless a later date is otherwise agreed to by the Agent in its reasonable discretion).

Without limiting the generality of the provisions of Section 8.03, for purposes of determining compliance with the conditions specified in this Section 3.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing and Issuance. The obligation of each Revolving Credit Lender to make a Revolving Credit Loan (other than a Loan made (x) on the Closing Date or (y) by any Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing and the obligation of each Issuing Bank to Issue a Letter of Credit shall be subject to the conditions precedent that the Closing Date shall have occurred and, on the date of such Borrowing or such Issuance (as the case may be), the following statements shall be true:

(i) the representations and warranties contained in Article IV and in each other Loan Document are true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of such date, before and after giving effect to such Borrowing or such Issuance and to the application of the proceeds therefrom, as though made on and as of such date except where such representations and warranties expressly refers to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date;

(ii) no event has occurred and is continuing, or would result from such Borrowing or such Issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(iii) the Agent shall have received a Notice of Borrowing or Notice of Issuance, as applicable.

Each Revolving Credit Borrowing (other than any conversion or continuation of any Loan) and each Issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof that the matters specified in clauses (i) and (ii) of this Section 3.02 are true; provided, however, (A) the application of such clauses (i) and (ii) hereto to any Incremental Revolving Credit Loan made in connection with any Limited Condition Acquisition shall, at the Company’s option, be subject to Section 1.07 and (B) clauses (i) and (ii) hereto shall not apply to any Loans made under any Refinancing Amendment or Extension Amendment unless the lenders in respect thereof have required satisfaction of the same in the applicable Refinancing Amendment or Extension Amendment, as applicable.

SECTION 3.03. Initial Credit Event for each Additional Borrower. The obligation of each Lender to make Loans to any Designated Borrower that becomes a Designated Borrower after the Closing Date is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received such Designated Borrower’s Designated Borrower Request and Assumption Agreement duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing (if such concept is applicable (and for the avoidance of doubt, such concept is not applicable in respect of an English Loan Party)) of such Designated Borrower (other than a Designated Borrower which is or is to be an English Loan Party), the authorization of the Transactions insofar as they relate to such Designated Borrower and any other legal matters relating to such Designated Borrower, its Designated Borrower Request and Assumption Agreement or such Transactions, including, with respect to any Designated Borrower organized under the laws of any jurisdiction, whether inside or outside of the United States of America, a legal opinion from such Designated Borrower’s counsel in such jurisdiction, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, but consistent, where applicable, with those delivered on the Closing Date under Section 3.01.

(c) The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which shall include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows:

SECTION 4.01. Organization; Authorization. Each of the Company and the Restricted Subsidiaries (a) is duly organized (and, in the case of any English Loan Party, duly incorporated) and validly existing under the laws of the jurisdiction of its organization or formation, except in the case of a Restricted Subsidiary that is not a Designated Borrower, where the failure to be so, individually or in the aggregate, would not have a Material Adverse Effect, (b) has all requisite power and authority to carry on its business as now conducted, except, in the case of a Restricted Subsidiary that is not a Designated Borrower, where the failure to have such, individually or in the aggregate, would not have a Material Adverse Effect, (c) is in good standing (where such concept is applicable (and for the avoidance of doubt, such concept is not applicable in respect of an English Loan Party)) in its jurisdiction of organization or formation, except in the case of a Restricted Subsidiary that is not a Designated Borrower, where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect and (d) is qualified to do business in every other jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 4.02. Powers. Each Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party.

SECTION 4.03. No Conflicts. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the consummation of the Transactions and the other transactions contemplated hereby (i) do not conflict with or contravene or result in any breach of (a) any applicable material law, (b) such Loan Party’s charter, by-laws or other organizational documents, (c) any material contractual restriction binding on or affecting such Loan Party or any of its subsidiaries (except for such conflicts, contraventions or breaches that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect) or (d) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or any of its subsidiaries is subject, and (ii) will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties, except Liens permitted by the Loan Documents.

SECTION 4.04. Government Approvals. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is or will be required for the due execution, delivery and performance by any Loan Party of each Loan Document to which it is a party or otherwise in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages (if any), (d) such as have been duly obtained, taken, given or made and are in full force and effect and (e) consents, approvals, registrations, filing or other actions, which are not material.

SECTION 4.05. Execution; Enforceability. This Agreement has been, and each other Loan Document when delivered hereunder will be, duly executed and delivered by the Company and each other Loan Party that is a party thereto. This Agreement is, and each other Loan Document when executed and delivered hereunder will constitute, a legal, valid and binding obligation of the Company and each other Loan Party that is a party thereto, enforceable against the Company and each other Loan Party that is a party thereto in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.06. Financial Statements; No Material Adverse Effect.

(a) The audited Consolidated balance sheet of the Company and the Subsidiaries, and the related Consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for each of the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present, in all material respects, the Consolidated financial condition of the Company as of the date thereof and the Consolidated results of operations for the period covered thereby.

(b) Since December 31, 2017 there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Spinco Audited Financial Statements (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (y) fairly present, in all material respects, the financial condition and results of operations of the A&S Business as of the dates and for the periods presented therein on the basis by which the Audited Financial Statements were prepared (it being understood, however, that the A&S Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Spinco Audited Financial Statements will reflect certain allocations made that may not reflect what would have been incurred if the A&S Business had been a standalone business).

(d) The Pro Forma Financial Statements (i) have been prepared in good faith based on assumptions believed by the Company on the date hereof to be reasonable, (ii) accurately reflect, in all material respects, all adjustments necessary to give effect to the Transactions and (iii) present fairly, in all material respects, the pro forma financial position and results of operations of the Company and the Subsidiaries as of such date and for such period, as if the Transactions had occurred on such date or at the beginning of such period, as applicable.

SECTION 4.07. Litigation. There is no action, suit, investigation or proceeding, including pursuant to any Environmental Law, pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries before any court, Governmental Authority or arbitrator that (a) would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

SECTION 4.08. Margin Securities. None of the Loan Parties is engaged principally, or as one of its important activities, in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or for any other purpose that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

SECTION 4.09. Investment Company Act. None of the Loan Parties is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10. Disclosure. As of the Closing Date, none of the Information Memorandum or any written reports, financial statements, certificates or other information furnished by or on behalf of the Company or any of the Subsidiaries to the Agent (other than information of a general economic or industry specific nature, projected financial information or other forward looking information) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the date on which this representation is made or deemed made), taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions the Company believed to be reasonable at the time. As of the Closing Date, the information included in any Beneficial Ownership Certification with respect to any Beneficial Owner (as defined in the Beneficial Ownership Regulation) of the Borrower with respect to which such Beneficial Ownership Certification is delivered, is true and correct.

SECTION 4.11. Solvency. As of the Closing Date, (a) the Company and its Subsidiaries, on a Consolidated basis, are Solvent after giving effect to the Direct Sales (but prior to the Spinco Acquisition), and (b) the Company and the Subsidiaries, on a Consolidated basis, are Solvent immediately after the consummation of the Transactions.

SECTION 4.12. Taxes. The Company and the Restricted Subsidiaries have timely filed all material Tax returns and reports required to be filed, and have paid all material Taxes that are due and payable, except, with respect to payments, those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) and, in the case of returns and payments (without regard to materiality), those the failure of which as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 4.13. Subsidiaries. As of the Closing Date, after giving effect to the Transactions, the Company has no Subsidiaries other than those specifically disclosed on Schedule 4.13.

SECTION 4.14. Environmental Matters. The facilities and operations of the Company and each of the Subsidiaries comply in all respects with all Environmental Laws, except for such non-compliance, which would not reasonably be expected to have a Material Adverse Effect. The Company and each of the Subsidiaries have obtained all Environmental Permits that are required under any Environmental Law necessary for its operations, all such Environmental Permits are in good standing, and the Company and each of the Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, in each case, except where the failure to obtain or maintain such Environmental Permits or such non-compliance would not be reasonably likely to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is undertaking, either individually or together with other potentially responsible parties, or otherwise liable for any investigation or assessment or remedial or response action for any actual or threatened release, or any discharge, disposal or migration of Hazardous Materials at any location, either voluntarily or pursuant to any order by or any binding and enforceable agreement with any Governmental Authority or the requirements of any Environmental Law or Environmental Permit, except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 4.15. Properties.

(a) Title. The Company and each of the Restricted Subsidiaries have good title to, or valid leasehold interests in, all real property material to their businesses, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such title or interest would not reasonably be expected to result in a Material Adverse Effect, free and clear of all Liens other than Liens permitted by Section 6.01.

(b) Intellectual Property. (i) The Company and each Restricted Subsidiary owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business and (ii) the use thereof by the Company and the Restricted Subsidiaries does not infringe upon the rights of any other Person, except in the case of each of the foregoing clauses (i) and (ii), as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

SECTION 4.16. Anti-Corruption Laws and Sanctions; Compliance with Laws.

(a) Neither the Company nor any of the Subsidiaries nor to the knowledge of the Company any of their respective directors, officers, employees or agents, is, a Sanctioned Person.

(b) Neither any Loan nor the proceeds from any Loan or Letter of Credit has been or will be used, directly or to the knowledge of the Company, indirectly, to lend, contribute, provide or has otherwise been made or will otherwise be made available in violation of any Anti-Corruption Laws, applicable anti-terrorism or anti-money laundering laws or Sanctions or for the purpose of funding any prohibited activity or business in any Sanctioned Country or for the purpose of funding any activity or business of or with any Sanctioned Person, absent valid and effective licenses and permits issued by the government of the United States or otherwise in accordance with applicable laws, or in any other manner that will result in any violation by any Lender, any Issuing Bank or the Agent of any Sanctions.

(c) The Company and the Restricted Subsidiaries are in compliance with (i) the Patriot Act and (ii) Anti-Corruption Laws and applicable anti-terrorism and anti-money laundering laws (other than the Patriot Act) and (iii) all applicable Sanctions, in the case of clauses (ii) and (iii) in all material respects.

(d) The Company and the Restricted Subsidiaries are in compliance with all laws, regulations and orders and have all requisite governmental licenses, authorizations, consents and approvals to operate their respective business, except for any such non-compliance or failure to have which would not reasonably be likely to have a Material Adverse Effect.

SECTION 4.17. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. As of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to result in the funding attainment percentage dropping below 60% as of the most recent valuation date.

SECTION 4.18. Security Interest in Collateral. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) security interest in the Collateral (as defined in the Guarantee and Collateral Agreement).

(b) (1) When any Pledged Collateral (as defined in the Guarantee and Collateral Agreement) constituting “certificated securities” (as defined in the UCC) is delivered to the Collateral Agent, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Guarantors in such Pledged Collateral, in each case prior and superior in right to any other Person, other than with respect to non-consensual Liens expressly permitted by Section 6.01, and (2) when the financing statements in appropriate form describing the Collateral as “all assets” or using language of similar import or otherwise containing a reasonable description of the Collateral are filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement in the Collateral that may be perfected by the filing of a financing statement in such office will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Guarantors in such Collateral, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.

(c) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Company and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form referenced in Section 4.18(b) filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Guarantors in the United States registered or applied-for Intellectual Property (as defined in the Guarantee and Collateral Agreement) included in the Collateral to the extent a security interest may be perfected by recording a security interest with the United States Patent and Trademark Office or United States Copyright Office, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and issued patents, copyright, trademark and patent applications and registered copyrights acquired or filed by the Guarantors after the date hereof).

(d) Each Mortgage is in form sufficient to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) first priority Lien on all of the applicable Guarantor’s right, title and interest in and to the Mortgaged Property described therein and the proceeds thereof, and when such Mortgage is executed, delivered and filed in the offices specified in Perfection Certificate, such Mortgage shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of such Guarantor in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.01.

SECTION 4.19. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Company or any of the Restricted Subsidiaries pending or, to the knowledge of the Company, threatened, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of each of the Company and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from each of the Company and the Restricted Subsidiaries, or for which any claim may be made against the Company or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Restricted Subsidiary in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS); and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any of the Restricted Subsidiaries is bound.

SECTION 4.20. Representations as to Foreign Borrowers.

(a) Each Foreign Borrower is subject to civil and commercial laws with respect to its obligations under the Loan Documents to which it is a party (collectively as to such Foreign Borrower, the “Applicable Foreign Borrower Documents”), and the execution, delivery and performance by such Foreign Borrower of the Applicable Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Borrower is organized and existing in respect of its obligations under the Applicable Foreign Borrower Documents.

(b) The Applicable Foreign Borrower Documents are in proper legal form under the laws of the jurisdiction in which such Foreign Borrower is organized and existing for the enforcement thereof against such Foreign Borrower under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Borrower Documents that the Applicable Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Borrower is organized and existing or that any registration charge or stamp or similar Tax be paid on or in respect of the Applicable Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or Tax as has been timely paid.

(c) There is no Tax imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing on or by virtue of the execution or delivery of the Applicable Foreign Borrower Documents.

(d) There is no Tax imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Borrower is organized and existing (other than the United Kingdom) on any payment to be made by such Foreign Borrower pursuant to the Applicable Foreign Borrower Documents, except as has been disclosed to the Administrative Agent.

(e) There is no UK Tax Deduction required to be made from any payment by a Foreign Borrower pursuant to the Applicable Foreign Borrower Documents to a Lender which is:

(i) a UK Qualifying Lender:

(A) falling within paragraph (a)(i) of the definition of “UK Qualifying Lender”; or

(B) except where a Direction has been given under section 931 of the ITA in relation to the payment concerned, falling within paragraph (a)(ii) of the definition of “UK Qualifying Lender”; or

(C) falling within paragraph (b) of the definition of UK Qualifying Lender; or

(ii) a UK Treaty Lender and the payment is one specified in a direction given by the Commissioners of Revenue & Customs under Regulation 2 of the Double Taxation Relief (Taxes on Income) (General) Regulations 1970 (SI 1970/488).

(f) The execution, delivery and performance of the Applicable Foreign Borrower Documents executed by such Foreign Borrower are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in this clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE V

AFFIRMATIVE COVENANTS OF THE LOAN PARTIES

So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder, the Company will:

SECTION 5.01. Compliance with Laws. (a) Comply, and cause each of its subsidiaries to comply, with all applicable laws, rules, regulations and orders, such compliance to include compliance with ERISA, Environmental Laws, Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions, except to the extent such non-compliance would not be reasonably expected to have a Material Adverse Effect.

(b) Maintain, and cause each of its subsidiaries to maintain, policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, applicable anti-terrorism and anti-money laundering laws and Sanctions.

SECTION 5.02. Maintenance of Insurance. (a) Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts (with no greater risk retention and after giving effect to any self-insurance plans reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Company and the Restricted Subsidiaries and which plans require adequate reserves for risks that are self-insured) and covering such risks as is usually carried by companies engaged in the same or similar businesses operating in the same or similar locations.

(b) Within the time period specified on Schedule 5.11 (unless a later date is otherwise agreed to by the Agent in its sole discretion), cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement or to name the Collateral Agent as an additional insured, as applicable, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Agent and to contain such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; upon reasonable request, deliver original or certified copies of all such policies to the Collateral Agent.

(c) If at any time the area in which the improvements with respect to any Mortgaged Property are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and flood insurance is available in the community in which the property is located, obtain flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Laws and otherwise reasonably acceptable to the Collateral Agent.

SECTION 5.03. Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its legal existence and material rights (charter and statutory) and franchises; provided, however, that the Company and the Restricted Subsidiaries may consummate any transaction permitted under Article VI; provided, further, that neither the Company nor any of the Restricted Subsidiaries shall be required to preserve any right or franchise if the Company or such Restricted Subsidiary shall determine that preservation thereof is no longer desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, and that the loss thereof could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Visitation Rights. At any reasonable time and from time to time, and with reasonable prior notice (but not more than once per calendar year unless there is a continuing Event of Default), permit the Agent or, during the continuance of an Event of Default, any of the Lenders (or any agents or representatives thereof) to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of the Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to such accountants’ customary policies and procedures) all at such reasonable times during normal business hours; provided that the Company may, if it chooses, be present at any such discussions; provided, further, that the foregoing shall be subject to compliance with applicable security regulations of any Governmental Authority and shall not require the Company or any Restricted Subsidiary to permit inspection of any properties or financial or operating records (a) to an extent that would require the Company or any of the Restricted Subsidiaries to reveal any of its trade secrets, research data or proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.05. Keeping of Books; Maintenance of Ratings. (a) Keep, and cause each of the Restricted Subsidiaries to keep, proper books of record and account, in which entries that are full and correct in all material respects shall be made of all financial transactions and the assets and business of the Company and each such Restricted Subsidiary in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) in effect from time to time, and (b) use commercially reasonable efforts to cause the Facilities to be continuously and publicly rated (but not any specific rating) by S&P and Moody’s and use commercially reasonable efforts to maintain a public corporate rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case with respect to the Company and the Subsidiaries on a consolidated basis.

SECTION 5.06. Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, all of its tangible properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear and, subject to casualty and condemnation Dispositions permitted pursuant to Section 6.12, casualty and condemnation excepted and except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect or as otherwise expressly permitted by Section 6.12.

SECTION 5.07. Reporting Requirements. Furnish to the Agent for further distribution to the Lenders, including Public-Siders:

(a) within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, commencing with the fiscal quarter ended March 31, 2019, a Consolidated balance sheet of the Consolidated Group as of the end of such quarter and Consolidated statements of income, comprehensive income and cash flows of the Consolidated Group for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified by a Financial Officer of the Company as having been prepared in accordance with GAAP (subject to the absence of footnotes and year-end audit adjustments), together with a customary management discussion and analysis (in form typically prepared by the Company) of the financial performance of the Consolidated Group, and certificates of a Financial Officer of the Company as to (x) compliance with the terms of the Loan Documents and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.15, and (y) the calculation of the Senior Secured Leverage Ratio as of the end of such quarter, the Available Amount as of the end of such quarter and the amount of Available Amount used during such quarter (the “Quarterly Compliance Certificate”);

(b) within ninety (90) days after the end of each fiscal year of the Company, commencing with the fiscal year ended December 31, 2018, (i) a copy of the annual audit report for such year for the Consolidated Group, containing a Consolidated balance sheet of the Consolidated Group as of the end of such fiscal year and Consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Consolidated Group for such fiscal year prepared in accordance with GAAP, in each case audited and accompanied by an unqualified report and opinion by Deloitte & Touche LLP or other independent public accountants of recognized national standing, together with a customary management discussion and analysis (in form typically prepared by the Company) of the financial performance of the Consolidated Group, and certificates of a Financial Officer of the Company as to (x) compliance with the terms of the Loan Documents, including setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.15, and (y) the calculation of the Senior Secured Leverage Ratio as of the end of such fiscal year, the Available Amount as of the end of such fiscal year, the amount of Available Amount used during such fiscal year, and beginning with the fiscal year ending December 31, 2019, Excess Cash Flow for such fiscal year and the related Excess Cash Flow Percentage (the “Annual Compliance Certificate”) and (ii) a certificate of a Financial Officer of the Company setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.07(b);

(c) as soon as possible and in any event within five Business Days after the Company or any Restricted Subsidiary has obtained knowledge of the occurrence of any Default, a statement of a Financial Officer of the Company setting forth details of each Default continuing on the date of such statement and the action that the Company has taken and proposes to take with respect thereto;

(d) as promptly as practicable after a Responsible Officer of the Company has obtained knowledge thereof, notice of the commencement of all actions and proceedings before any court, Governmental Authority or arbitrator affecting the Consolidated Group of the type described in Section 4.07;

(e) (A) such other information respecting the Consolidated Group, or compliance with the terms of the Loan Documents, as any Lender through the Agent may from time to time reasonably request and (B) all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, which may include, for the avoidance of doubt, a duly executed IRS Form W-9 or other applicable tax form and a certification regarding individual beneficial ownership solely to the extent expressly required by the Beneficial Ownership Regulation; and

(f) as promptly as practicable after a Responsible Officer of the Company has obtained knowledge thereof, written notice of (A) any development that has resulted or would reasonably be expected to result in a Material Adverse Effect and (B) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

Documents required to be delivered pursuant to Section 5.07(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that in the case of the foregoing clause (ii), the Company shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, at the reasonable written request of the Administrative Agent (or any Lender through the Administrative Agent), the Company shall thereafter promptly be required to provide paper copies of any documents required to be delivered pursuant to Section 5.07. The Administrative Agent shall have no obligation to request the delivery of or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of copies of such documents to it and maintaining its copies of such documents. Information required to be delivered pursuant to this Section 5.07 may also be delivered by electronic communications pursuant to procedures approved by the Agent.

In the event there are one or more Unrestricted Subsidiaries and the aggregate assets (excluding the proceeds of Escrow Debt) or revenues of all Unrestricted Subsidiaries, determined in accordance with GAAP, as of the end of or for any fiscal quarter or fiscal year of the Company, exceeds 2.5% of Total Assets or Consolidated revenues, respectively, of the Company and the Restricted Subsidiaries on a Consolidated basis as of the end of any fiscal quarter or fiscal year of the Company, the financial statements furnished pursuant to clauses (a) or (b) of this Section 5.07 with respect to such fiscal quarter or year, as applicable, shall be accompanied by reconciliation statements reasonably satisfactory to the Agent, certified by a Financial Officer of the Company, setting forth the adjustments required to remove the effects of the Unrestricted Subsidiaries from such financial statements.

The information required to be delivered by clauses (a) and (b) of this Section 5.07 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports or other reports containing such information, shall have been posted by the Agent on a Platform to which the Lenders have been granted access. Information required to be delivered pursuant to this Section 5.07 may also be delivered by electronic communications pursuant to procedures approved by the Agent.

SECTION 5.08. Use of Proceeds. Use the proceeds of any Loans in accordance with Section 2.18 or any applicable Refinancing Amendment or Incremental Assumption Agreement, as applicable; provided that (x) no part of the proceeds of any Loan will be used in violation of applicable law or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock or for any other purposes that entails a violation (including on the part of any Lender) of any regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X, and (y) no Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its subsidiaries and their respective directors, officers, employees and agents shall not use, directly or knowingly indirectly, the proceeds of any Loan or any Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person or otherwise in violation of any applicable Anti-Corruption Laws or applicable anti-terrorism or anti-money laundering laws or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Regulatory Approvals. Maintain, and cause each of the Restricted Subsidiaries to, maintain all material licenses, permits, authorizations and regulatory approvals necessary to conduct its business and to comply with all applicable laws and regulations, except for such non-maintenance or non-compliance as would not be reasonably expected to have a Material Adverse Effect.

SECTION 5.10. Further Assurances. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust and any applicable flood documentation) that may be required under applicable law, or that the Required Lenders or the Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and, if applicable, in order to grant, preserve, protect and perfect the validity and first priority (subject to any Liens permitted under Section 6.01) of the security interests created or intended to be created by the Security and Guarantee Documents.

(b) If, following the Closing Date, any Domestic Restricted Subsidiary (other than an Excluded Subsidiary) is acquired or organized by any Loan Party (including the formation of any such Domestic Restricted Subsidiary that is a Divided LLC), the Company shall promptly (and in any event within sixty (60) days (or such longer period as the Collateral Agent shall agree) of such event) (i) notify the Collateral Agent thereof, (ii) cause such Domestic Restricted Subsidiary to become a Guarantor by executing the Guarantee and Collateral Agreement (or a supplement thereto in the form specified therein), (iii) cause the Equity Interest of such Domestic Restricted Subsidiary and the Equity Interest of any Subsidiary owned directly by such Domestic Restricted Subsidiary (limited to, in the case of any Foreign Subsidiary or CFC Holdco directly owned by such Domestic Restricted Subsidiary, 65% of the voting and 100% of the non-voting Equity Interests of such Foreign Subsidiary or CFC Holdco), to be pledged to the Collateral Agent on a first priority basis and deliver to the Collateral Agent all certificates representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank to the extent required by the Security and Guarantee Documents, (iv) cause all documents and instruments, including UCC financing statements and Mortgages, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security and Guarantee Documents and perfect or record such Liens to the extent, and with the priority, required by the Security and Guarantee Documents, to be filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording, (v) cause each Guarantor to take all other action required under the Security and Guarantee Documents or reasonably requested by the Collateral Agent to perfect, register and/or record the Liens granted by it thereunder and (vi) cause to be delivered to the Collateral Agent all such instruments and documents (including legal opinions, Perfection Certificate, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section 5.10.

(c) If any fee owned real property is acquired by any Guarantor after the Closing Date or is held by any Person that becomes a Guarantor after the Closing Date, having a fair market value (as determined by the Company in good faith) in excess of $15,000,000 the Company will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, the Company will, no later than 90 days after such acquisition (or such longer period as the Collateral Agent shall agree), cause such assets to be subjected to a Lien securing the Facilities and will take such actions as shall be requested by the Collateral Agent to grant and perfect such Liens, including the satisfaction of the Real Estate Collateral Requirements, all at the expense of the Company.

(d) Furnish to the Agent (x) prompt written notice of any change in (1) the jurisdiction of organization or formation of any Guarantor, (2) any Guarantor’s identity or corporate structure or (3) any Guarantor’s chief executive office and (y) within 30 days (or such later date as may be agreed by the Agent) after the occurrence thereof, written notice of any change in (1) the exact legal name of any Guarantor or (2) any Guarantor’s Federal Taxpayer Identification Number. The Company agrees not to effect or permit any change referred to in clause (x) of the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, with the priority required by the Security and Guarantee Documents, in all the Collateral. The Company also agrees promptly to notify the Agent if any material portion of the Collateral is damaged or destroyed or the subject of any other casualty or condemnation event.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, it is understood and agreed that:

(i) no Loan Party shall be required to seek any landlord waiver, bailee letter, estoppel, warehouseman waiver or other collateral access, lien waiver or similar letter or agreement;

(ii) no action shall be required to perfect any Lien with respect to Excluded Property;

(iii) no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable law;

(iv) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost, burden, difficulty or consequence of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by the Company and the Administrative Agent;

(v) no Loan Party shall be required to enter into any Security and Guarantee Document governed by the law of a non-U.S. Jurisdiction and no actions in any non-U.S. Jurisdiction or required by the laws of any non-U.S. Jurisdiction shall be required to be taken in order to grant or perfect a security interest in any of the Collateral;

(vi) no Loan Party that is an Excluded Subsidiary shall be required to enter into any Security and Guarantee Document; and

(vii) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts.

SECTION 5.11. Post-Closing Obligations. (a) On or before a date that is ninety (90) days following the Closing Date (unless a later date is otherwise agreed to by the Agent in its sole discretion), the Real Estate Collateral Requirements in respect of each Mortgaged Property listed on Schedule 1.01(a) shall have been satisfied.

(b) The Company shall deliver or cause to be delivered all documents and perform or cause to be performed all actions, if any, set forth on Schedule 5.11 within the time periods specified on Schedule 5.11 (unless a later date is otherwise agreed to by the Agent in its sole discretion).

SECTION 5.12. Lender Conference Calls. If requested by the Administrative Agent, following the end of each fiscal quarter and fiscal year for which financial statements have been delivered pursuant to Section 5.07(a) or (b), as applicable, hold a conference call (at a time mutually agreed upon by the Company and the Administrative Agent but, in any event, no later than 20 Business Days following the delivery of such financial statements) with all Lenders who choose to attend such conference call, at which conference call the financial results of the previous fiscal quarter or fiscal year, as applicable, and the financial condition of the Company and its Subsidiaries shall be reviewed; provided that the requirement set forth in this Section 5.12 may be satisfied with a public earnings call of the Company to the extent held no later than the deadline for such call set forth above.

SECTION 5.13. Payment of Taxes. Pay, and cause each Restricted Subsidiary to pay, its Tax liabilities before the same shall become delinquent or in default, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company or such Restricted Subsidiary has set aside on its books adequate reserves therefor in accordance with GAAP (or, in the case of any Restricted Subsidiary organized in a non-U.S. jurisdiction, at its sole discretion, IFRS) or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS OF THE LOAN PARTIES

So long as any Loan or any other Loan Document Obligation (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted) shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Lender shall have any Commitment hereunder:

SECTION 6.01. Liens. The Company will not create or suffer to exist, or permit any of the Restricted Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties or assets (including Equity Interests or other securities of any Person), whether now owned or hereafter acquired, or assign, or permit any of the Restricted Subsidiaries to assign, any right to receive income, other than:

(a) (i) Liens pursuant to any Loan Document, (ii) Permitted Liens and (iii) Liens on property and assets constituting Collateral securing obligations incurred under Sections 6.09(a)(ii);

(b) (i) Liens on any of the assets of the Company or any of the Restricted Subsidiaries, created solely to secure obligations incurred to finance the refurbishment, improvement or construction of such asset, which obligations are incurred no later than nine (9) months after completion of such refurbishment, improvement or construction, and all renewals, extensions, refinancings, replacements or refundings of such obligations and (ii)(A) Liens given to secure the payment of the purchase price incurred in connection with the acquisition (including acquisition through merger or consolidation) of assets (including shares of stock), including Capital Lease transactions in connection with any such acquisition, and (B) Liens existing on assets at the time of acquisition thereof or at the time of acquisition by the Company or any of the Restricted Subsidiaries of any Person then owning such assets whether or not such existing Liens were given to secure the payment of the purchase price of the assets to which they attach; provided that, with respect to clause

(ii)(A), the Liens shall be given within nine (9) months after such acquisition and shall attach solely to the property acquired or purchased and any improvements then or thereafter placed thereon; provided, further, that the Liens permitted by this clause (b) shall only secure Indebtedness incurred under Sections 6.09(c) or (d) and any Permitted Refinancing thereof;

(c) the Liens existing on the Closing Date and described on Schedule 6.01(c) hereto;

(d) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary or becomes a Restricted Subsidiary; provided that (i) such Liens were not created in contemplation of such merger, consolidation or acquisition and (ii) do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Restricted Subsidiary or acquired by the Company or such Restricted Subsidiary (other than the proceeds or products thereof and after-acquired property of and Equity Interests in such acquired Restricted Subsidiary subjected to a Lien pursuant to the terms existing at the time of such acquisition);

(e) other Liens securing Indebtedness or other obligations; provided that the aggregate principal amount of the Indebtedness or other obligations then outstanding and secured by the Liens referred to in this clause (e) shall not exceed the greater of $75,000,000 and 18.75% of LTM EBITDA at any time; provided, further, that, to the extent any Liens are incurred under this clause (e) to secure any Indebtedness or other obligations with any of the Collateral, such Indebtedness shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent providing for such Indebtedness or other obligations to be secured with the applicable Obligations on a junior basis to the Liens securing such Obligations;

(f) Liens encumbering customary initial deposits and margin deposits and other Liens in the Ordinary Course of Business of the Company and the Restricted Subsidiaries, in each case securing obligations under Hedge Agreements and forward contracts, options, futures contracts, futures options, equity hedges or similar agreements or arrangements designed to protect from fluctuations in interest rates, currencies, equities or the price of commodities; provided, further, that the aggregate principal amount of the obligations secured by the Liens referred to in this clause (f) shall not exceed $25,000,000 at any time outstanding;

(g) [reserved];

(h) licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among the Company and the Restricted Subsidiaries or between or among the Restricted Subsidiaries, or (iii) granted to others in the Ordinary Course of Business not interfering in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(i) the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(j) [reserved];

(k) Liens (i)(A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.08 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to dispose of any property in a

Disposition permitted under Section 6.12 (other than Section 6.12(b)(i)), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition and (ii) on cash earnest money deposits made by the Company or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(l) Liens (i) on Equity Interests in joint ventures or Unrestricted Subsidiaries; provided such Liens secure Indebtedness of such joint venture or Unrestricted Subsidiary, as applicable, (ii) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-wholly owned Subsidiaries and (iii) consisting of any encumbrance or restriction (including put and call arrangements) in favor of a joint venture party with respect to Equity Interests of, or assets owned by, any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(m) Liens on property constituting Collateral of the Loan Parties securing obligations issued or incurred under Incremental Equivalent Debt and any Permitted Refinancing in respect thereof; provided that (x) at the time of incurrence thereof such obligations are permitted to be secured pursuant to the definitions of Incremental Equivalent Debt or Permitted Refinancing in respect thereof, as applicable, and (y) such Indebtedness is subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent;

(n) Liens on assets of Restricted Subsidiaries that are not Loan Parties (including capital stock owned by such Persons) securing Indebtedness of Restricted Subsidiaries that are not Loan Parties permitted pursuant to Section 6.09;

(o) Liens on deposits or other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or the Restricted Subsidiaries to a seller after the consummation of a Permitted Acquisition;

(p) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness to the extent such defeasance, discharge or redemption is not prohibited by the Loan Documents;

(q) (i) deposits of cash with the owner or lessor of premises leased or operated by the Company or any of the Restricted Subsidiaries and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased or operated by the Company or any of the Restricted Subsidiaries, in each case in the Ordinary Course of Business of the Company and such Restricted Subsidiaries to secure the performance of the Company’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises; and

(r) Liens on the proceeds of Escrow Debt and any interest thereof, securing the applicable Escrow Debt.

SECTION 6.02. Change in Fiscal Year. The Company will not make or permit, or permit any of the Restricted Subsidiaries to make or permit, its fiscal year to end on a date other than December 31 in each year.

SECTION 6.03. Change in Nature of Business. The Company will not make any material change in the nature of the business of the Company and the Restricted Subsidiaries, taken as a whole, from the business as carried out by the Company and the Restricted Subsidiaries on the Closing

Date (after giving effect to the Acquisition Transactions); it being understood and agreed that this Section 6.03 shall not prohibit (i) the Acquisition Transactions or (ii) members of the Consolidated Group from conducting any business or business activities incidental or related to the business as carried out by the Company and the Restricted Subsidiaries on the Closing Date (after giving effect to the Acquisition Transactions) or any business or activity that is reasonably similar, related, ancillary or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto as determined by the Company in good faith (any such business, a “Related Business”).

SECTION 6.04. [Reserved].

SECTION 6.05. Hedge Agreements. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Company or any Restricted Subsidiary has actual or potential exposure (other than those in respect of Equity Interests of the Company), except as may be related to convertible indebtedness, including to hedge or mitigate foreign currency and commodity price risks (including, for the avoidance of doubt, any net investment hedges), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Company or any Restricted Subsidiary and (c) to the extent constituting a Hedge Agreement, any accelerated share repurchase contract, prepaid forward purchase contract or similar contract with respect to the purchase by the Company of its Equity Interest, which purchase is permitted by Section 6.06.

SECTION 6.06. Restricted Payments. Except for transactions between or among Loan Parties, the Company will not (nor will it permit any of the Restricted Subsidiaries to) make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Equity Interests of the Company or any of the Restricted Subsidiaries, or purchase, redeem or otherwise acquire for value (or permit any of the Restricted Subsidiaries to do so) any shares of any class of Equity Interests of the Company or any of the Restricted Subsidiaries or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (collectively, “Restricted Payments”), except that:

(a) each Restricted Subsidiary may (i) make Restricted Payments to the Company and to Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Company and any of its Restricted Subsidiaries and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis to the holders of its Equity Interests or on a greater than ratable basis to the extent such greater payments are made solely to the Company or a Restricted Subsidiary) and (ii) declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(b) to the extent constituting Restricted Payments, the Company and the Restricted Subsidiaries may enter into transactions expressly permitted by Sections 6.08, 6.11 and 6.12 (other than Section 6.12(b));

(c) the Company and the Restricted Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that the Company elects to apply to this Section 6.06(c); provided that (i) before and after giving effect to any such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to any such Restricted Payment, the Leverage Ratio is equal to or less than 4.25 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07;

(d) the Company and the Restricted Subsidiaries may make Restricted Payments under this clause (d) in an aggregate amount (taken together) not to exceed in any fiscal quarter the greater of (x) 5% of LTM EBITDA and (y) $15,000,000; provided that no Event of Default shall have occurred and be continuing or would result therefrom;

(e) the Company may pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Company (including related stock appreciation rights or similar securities) held by any future, present or former director, officer, member of management, employee or consultant of the Company or any of the Subsidiaries (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing); provided that the aggregate amount of Restricted Payments made under this clause (e) in any fiscal year does not exceed (x) $25,000,000 (the “Yearly Limit”) plus (y) the portion of the Yearly Limit from the immediately preceding fiscal year (not including any fiscal year ending prior to 2018) which was not expended by the Company for Restricted Payments in such fiscal year (the “Carryover Amount” and in calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal year shall be deemed to have been utilized first by any Restricted Payments made under this clause (e) in such fiscal year);

(f) the Company may repurchase Equity Interests of the Company upon the cashless exercise of stock options, warrants or other convertible securities as a result of the Company accepting such options, warrants or other convertible securities as satisfaction of the exercise price of such Equity Interests;

(g) the Company and any Restricted Subsidiary may pay cash payments in lieu of fractional shares in connection with (i) any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) or (ii) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any of the Subsidiaries;

(h) the Company and any Restricted Subsidiary may make repurchases of Equity Interests deemed to occur upon the non-cash exercise of Equity Interests to pay Taxes related to the exercise of such Equity Interests;

(i) the Company and the Restricted Subsidiaries may make any additional Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.25 to 1.00 on a pro forma basis after giving effect to such Restricted Payment and the pro forma adjustments described in Section 1.07; and

(j) the Company and the Restricted Subsidiaries may make other Restricted Payments, so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of all Restricted Payments made pursuant to this clause (j) shall not exceed the greater of $100,000,000 and 25% of LTM EBITDA.

SECTION 6.07. Negative Pledge. The Company will not enter into or suffer to exist, or permit any of the Restricted Subsidiaries to enter into or suffer to exist, any agreement (other than the Loan Documents) that prohibits or imposes any conditions upon the ability of the Company or any Restricted Subsidiary that is or is required to be a Loan Party to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Collateral Agent (or any agent or designee of the Collateral Agent) for the benefit of the Secured Parties securing any of the Obligations; provided that the foregoing shall not apply:

(a) (x) to restrictions and conditions imposed by applicable law, rule, regulation or order or (y) to any customary or reasonable restrictions and conditions contained in any Loan Document or in any document governing any Swap Obligations, any Spinco Notes, any Refinancing Notes, any Refinancing Junior Loan, any Incremental Equivalent Debt or any Permitted Refinancing in respect of any of the foregoing;

(b) to customary restrictions and conditions contained in agreements relating to Dispositions permitted by Section 6.12 pending such Dispositions;

(c) to customary provisions in leases and other contracts, restricting the assignment, subletting or other transfer thereof (including the granting of any Lien);

(d) to restrictions or conditions imposed by restrictions on cash and other deposits or net worth provisions in leases and other agreements entered into in the Ordinary Course of Business;

(e) if such restrictions and conditions were binding on a Restricted Subsidiary or its assets at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or such assets were first acquired by such Restricted Subsidiary (other than a Restricted Subsidiary that was a Restricted Subsidiary on the Closing Date or assets owned by any Restricted Subsidiary on the Closing Date), so long as such restrictions or conditions were not entered into in contemplation of such Person becoming a Restricted Subsidiary or assets being acquired;

(f) to customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, in each case not prohibited by this Agreement, that restrict the transfer of assets of, or ownership interests in the joint venture;

(g) to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the Persons obligated thereon;

(h) to customary restrictions that arise in connection with any Lien permitted by Section 6.01 on any asset or property that is not, and is not required to be, Collateral that relates to the asset or property subject to such Lien; and

(i) to any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (h) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.08. Investments, Loans and Advances. The Company will not (nor will it permit any of the Restricted Subsidiaries to) make, hold or acquire any Investments, except:

(a) (i) Investments existing on, or contractually committed as of, the date hereof and set forth on Schedule 6.08(a); (ii) Investments by the Company and the Restricted Subsidiaries existing on the Closing Date in the Company or any Restricted Subsidiary and (iii) additional Investments by the Company and the Restricted Subsidiaries in the Company or any Restricted Subsidiary and any modification, replacement, renewal or extension of the foregoing;

(b) Investments in the form of cash, Cash Equivalents and Investments that were Cash Equivalents when such Investments were made;

(c) guarantees of Indebtedness of the Company or any Restricted Subsidiary permitted by Section 6.09 (other than Section 6.09(j)); provided that if the Indebtedness is subordinated, the guarantee of such Indebtedness is subordinated on the same terms;

(d) loans or advances made by the Company to any of the Restricted Subsidiaries and made by any of the Restricted Subsidiaries to the Company or any Restricted Subsidiary; provided that any such loans and advances made by a Guarantor shall be evidenced by a promissory note or global intercompany note pledged pursuant to the Security and Guarantee Documents;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with customers, suppliers or other Persons, in each case in the Ordinary Course of Business of the Company and the Restricted Subsidiaries;

(f) notes and other non-cash consideration received as part of the purchase price of assets subject to a Disposition permitted by Section 6.12 (other than Sections 6.12(b)(ii) and (f));

(g) advances or extensions of trade credit in the Ordinary Course of Business;

(h) the Company and the Restricted Subsidiaries may make loans and advances in the Ordinary Course of Business to their respective future, present or former officers, directors, employees, members of management or consultants of the Company and the Restricted Subsidiaries so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $5,000,000 in any fiscal year;

(i) [reserved];

(j) the Company or any of the Restricted Subsidiaries may purchase, hold or acquire all or substantially all the assets of a Person or line of business of such Person, or at least a majority of the Equity Interests of a Person (including with respect to an Investment in a Restricted Subsidiary that serves to increase the Company’s or the Restricted Subsidiaries’ respective ownership of Equity Interests therein) (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a line of business reasonably similar, ancillary, incidental or reasonably related to or a reasonable expansion of or extension to the business of that of the Company and the Restricted Subsidiaries; (ii) no Event of Default shall have occurred and be continuing at the time the acquisition agreement for such Permitted Acquisition is entered into; and (iii) the Company shall comply with Section 5.10 to the extent applicable (each, a “Permitted Acquisition”);

(k) the Company and the Restricted Subsidiaries may make other Investments, so long as no Event of Default has occurred and is continuing or would result therefrom; provided that the aggregate amount of all Investments made pursuant to this clause (k) shall not exceed the greater of $100,000,000 and 25% of LTM EBITDA;

(l) the Company and the Restricted Subsidiaries may make additional Investments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Leverage Ratio is equal to or less than 3.50 to 1.00, in each case on a pro forma basis after giving effect to such Investment and the pro forma adjustments described in Section 1.07.

(m) [reserved];

(n) advances of payroll payments to employees in the Ordinary Course of Business;

(o) guarantees by the Company and the Restricted Subsidiaries of leases of the Company and Restricted Subsidiaries (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case entered into in the Ordinary Course of Business;

(p) Investments (i) consisting of endorsements for collection or deposit, (ii) resulting from pledges and/or deposits permitted by clause (c), (d) and (l) of the definition of Permitted Liens in Section 1.01 and (iii) consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements, in each case, in the Ordinary Course of Business;

(q) any Investments in any Restricted Subsidiary in connection with intercompany cash management arrangements or related activities arising in the Ordinary Course of Business; provided that any entity that serves to hold cash balances for the purposes of making such advances to Restricted Subsidiaries is a Loan Party;

(r) any acquisition of assets (other than cash and Cash Equivalents) or Equity Interests solely in exchange for the substantially contemporaneous issuance of Equity Interests (other than Disqualified Equity Interests) of the Company;

(s) endorsements of negotiable instruments and documents in the Ordinary Course of Business;

(t) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and the Restricted Subsidiaries in connection with such plans;

(u) the Company and the Restricted Subsidiaries may make Investments in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that the Company elects to apply to this Section 6.08(u); provided that before and after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(v) [reserved];

(w) (i) Investments held by any Restricted Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with the Company or any Restricted Subsidiary after the Closing Date, in each case as part of an Investment otherwise permitted by this Section 6.08 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 6.08(w) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Article VI; and

(x) Investments in joint ventures or non-wholly owned Subsidiaries in an aggregate amount not to exceed the greater of (x) $50,000,000 and (y) 12.5% of LTM EBITDA.

For purposes of compliance with this Section 6.08, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, except to the extent it would increase the Available Amount, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such other Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).

SECTION 6.09. Indebtedness. The Company will not (nor will it permit any of the Restricted Subsidiaries to) incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created hereunder and under the other Loan Documents, and (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes or Refinancing Junior Loans, and any Permitted Refinancing in respect thereof;

(b) intercompany Indebtedness of the Company and the Restricted Subsidiaries to the extent permitted by Section 6.08(d); provided that (x) any such Indebtedness owed to a Guarantor shall be evidenced by a promissory note (including a global intercompany note) pledged and delivered to the Agent as additional security for the Obligations of such Guarantor, together with an appropriate allonge or note power and (y) any such Indebtedness owed by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations of the Loan Party pursuant to an affiliate subordination agreement reasonably satisfactory to the Agent;

(c) Indebtedness of the Company or any of the Restricted Subsidiaries incurred to finance the acquisition, lease, construction or improvement of any fixed or capital assets, and extensions, renewals, repair, improvement and replacements of any such assets or other Investments permitted hereunder; provided that (i) such Indebtedness is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount at any time outstanding of Indebtedness permitted by this Section 6.09(c), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.09(d), shall not exceed the greater of $50,000,000 and 12.5% of LTM EBITDA at any time outstanding;

(d) Capital Lease Obligations of the Company or any of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.09(c), not exceeding the greater of (i) $50,000,000 and (ii) 12.5% of LTM EBITDA, and any Permitted Refinancing thereof;

(e) obligations in respect of workers compensation claims, health, disability or other employee benefits, unemployment insurance and other social security laws or regulations or property, casualty or liability insurance and premiums related thereto, self-insurance obligations, obligations in respect of bids, tenders, trade contracts, governmental contracts and leases, statutory obligations, customs, surety, stay, appeal and performance bonds, and performance and completion guarantees and similar obligations incurred by the Company or any Restricted Subsidiary, in each case in the Ordinary Course of Business;

(f) [reserved];

(g) Indebtedness of any Person that becomes a Restricted Subsidiary after the Closing Date or Indebtedness acquired or assumed by the Company or any of the Restricted Subsidiaries in connection with any Permitted Acquisition or other acquisition permitted under Section 6.08; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or such asset being acquired and (ii) immediately before and after such Person becomes a Restricted Subsidiary, no Event of Default shall have occurred and be continuing or would result therefrom and (iii) at the time such Indebtedness is acquired or assumed or such Person becomes a Restricted Subsidiary, the Company and the Restricted Subsidiaries shall be in compliance with the Financial Covenant set forth in Section 6.15 after giving pro forma effect to the acquisition or assumption of such Indebtedness and the pro forma adjustments described in Section 1.07 and any Permitted Refinancing thereof;

(h) unsecured Indebtedness of the Company and the Restricted Subsidiaries in an unlimited aggregate amount, so long as after giving pro forma effect to the incurrence of such Indebtedness (and the use of proceeds therefrom) and the pro forma adjustments described in Section 1.07, the Leverage Ratio is equal to or less than 4.25 to 1.00; provided that:

(A) the terms of such Indebtedness are not, when taken as a whole, materially more favorable to the lenders providing such Indebtedness than those applicable to the Facilities or are otherwise on current market terms for such type of Indebtedness;

(B) the final maturity date of such Indebtedness shall be no earlier than 91 days after the Latest Maturity Date of any of the Facilities outstanding at the time of incurrence of such Indebtedness;

(C) the aggregate amount of principal payments required to be made on such Indebtedness prior to the date that is 91 days after the Latest Maturity Date of any of the Facilities outstanding at the time of incurrence of such Indebtedness shall not exceed 10% of the original principal amount of such Indebtedness;

(D) on a pro forma basis after giving effect to the incurrence of such Indebtedness (and the use of proceeds therefrom), no Event of Default shall have occurred and be continuing or would result therefrom; and

(E) the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (h), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(z) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $75,000,000 and (2) 18.75% of LTM EBITDA;

(i) Indebtedness outstanding as of the Closing Date, as set forth on Schedule 6.09(i) and any Permitted Refinancing thereof;

(j) guarantees by the Company and the Restricted Subsidiaries in respect of Indebtedness otherwise permitted hereunder (if directly incurred by such Person) of the Company and the Restricted Subsidiaries; provided that in the case of any guarantee by any Loan Party of the obligations of any non-Loan Party, the related Investment is permitted under Section 6.08 (other than Section 6.08(c));

(k) [reserved];

(l) Indebtedness consisting of obligations of the Company or any of the Restricted Subsidiaries under purchase price adjustments and other deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with the Acquisition Transactions, any Permitted Acquisition or other Investment permitted under Section 6.08 or any Dispositions permitted under Section 6.12;

(m) [reserved];

(n) Indebtedness of Foreign Subsidiaries in an aggregate amount outstanding which, when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(h) and (ii) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(z), shall not exceed the greater of (1) $75,000,000 and (2) 18.75% of LTM EBITDA;

(o) Indebtedness in respect of (i) one or more series of notes issued by the Company that are either (x) senior or subordinated and unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations, in each case issued in a public offering, Rule 144A or other private placement in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor), and (ii) loans made to the Company that are either (x) senior or subordinated and unsecured or (y) secured by Liens on Collateral ranking junior to the Liens securing the Obligations (any such Indebtedness, “Incremental Equivalent Debt”); provided that

(A) the aggregate principal amount of all Incremental Equivalent Debt shall not exceed the amount then permitted to be incurred under the Incremental Facility Amount (it being understood and agreed that, solely for purposes of determining the Senior Secured Leverage Ratio under the Incremental Facility Amount, (x) any Incremental Equivalent Debt incurred or proposed to be incurred under the Incremental Facility Amount that is unsecured shall nevertheless be deemed to be senior secured debt and included in Total Senior Secured Debt and (y) any Incremental Equivalent Debt consisting of revolving commitments shall be deemed to be fully drawn on the effective date thereof and the Agent shall have received a certificate demonstrating compliance with the Incremental Facility Amount dated the date of incurrence and executed by a Financial Officer of the Company);

(B) in the case of Incremental Equivalent Debt that is secured, such Incremental Equivalent Debt shall be subject to a Market Intercreditor Agreement reasonably satisfactory to the Agent,

(C) (x) the final maturity of any Incremental Equivalent Debt consisting of revolving credit commitments shall be no earlier than the Latest Maturity Date of any Revolving Credit Commitments in effect at the time of incurrence and (y) the final maturity of any other Incremental Equivalent Debt shall be no earlier than the Latest Maturity Date of any Term Loan in effect at the time of the incurrence, issuance or obtainment of such Indebtedness, provided that this clause (C) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (C),

(D) the terms of any Incremental Equivalent Debt (other than revolving credit commitments) shall have a Weighted Average Life to Maturity that is no shorter than the then longest remaining Weighted Average Life to Maturity of the then outstanding Term Loans at the time of incurrence; provided that this clause (D) shall not apply to any Incremental Equivalent Debt consisting of a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause (D),

(E) the terms of any such Incremental Equivalent Debt that constitutes notes shall not be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions),

(F) such Incremental Equivalent Debt shall have pricing (including interest, fees and premiums), optional prepayment and optional redemption terms as may be agreed to by the Company and the lenders party thereto,

(G) such Incremental Equivalent Debt may not have (x) obligors or contingent obligors that were not obligors or contingent obligors under the Facilities or (y) security in any case more extensive than that of the Facilities (including, for the avoidance of doubt, that such Incremental Equivalent Debt may not have security on any assets that do not constitute Collateral),

(H) the other terms and conditions including such financial maintenance covenants (if any) applicable to such Incremental Equivalent Debt shall not be, when taken as a whole, materially more favorable (as determined in good faith by the board of directors of the Company), to the holders of such Indebtedness than those applicable under this Agreement (except for covenants or other provisions (i) applicable only to periods after the Latest Maturity Date or (ii) that are also for the benefit of all Lenders in respect of Loans and Commitments outstanding at the time such Incremental Equivalent Debt is incurred); provided that a certificate of a Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation related thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement in this clause (H) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and

(I) no Event of Default shall have occurred and be continuing or would exist after giving effect to the issuance of such Incremental Equivalent Debt;

(p) to the extent constituting Indebtedness, contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the Ordinary Course of Business with respect to the real property of the Company or any Restricted Subsidiary;

(q) to the extent constituting Indebtedness, (i) unfunded pension liabilities and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law and (ii) to the extent constituting Indebtedness, deferred compensation or similar arrangements payable to future, present or former directors, officers, employees, members of management or consultants of the Company and the Restricted Subsidiaries;

(r) Indebtedness in respect of repurchase agreements constituting Cash Equivalents;

(s) Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Company or any of the Subsidiaries or their respective estates, executors, administrators, heirs, family members, legatees, distributees, spouses or former spouses, domestic partners or former domestic partners to finance the purchase or redemption of Equity Interests of the Company permitted by Section 6.06(e);

(t) cash management obligations and Indebtedness incurred by the Company or any Restricted Subsidiary in respect of netting services, overdraft protections, commercial credit cards, stored value cards, purchasing cards and treasury management services, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate deposit network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management and similar arrangements, in each case entered into in the Ordinary Course of Business in connection with cash management, including among the Company and the Restricted Subsidiaries, and deposit accounts;

(u) (i) Indebtedness consisting of the financing of insurance premiums and (ii) take-or-pay obligations constituting Indebtedness of the Company or any Restricted Subsidiary, in each case, entered into in the Ordinary Course of Business;

(v) [reserved];

(w) Indebtedness of the Company or any Restricted Subsidiary to the extent that 100% of such Indebtedness is supported by any Letter of Credit and in principal amount not in excess of the Stated Amount of such Letter of Credit;

(x) customer deposits and advance payments received in the Ordinary Course of Business from customers for goods and services purchased in the Ordinary Course of Business;

(y) Indebtedness of a Receivables Subsidiary pursuant to any Permitted Receivables Facility;

(z) other Indebtedness of the Company and the Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness permitted by this clause (z) shall not exceed the greater of $150,000,000 and 37.5% of LTM EBITDA; provided, further that the aggregate amount of all such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties pursuant to this clause (z), when combined with the aggregate principal amount of Indebtedness incurred by (i) Restricted Subsidiaries that are not Loan Parties pursuant to Section 6.09(h) and (ii) Foreign Subsidiaries pursuant to Section 6.09(n), shall not exceed the greater of (1) $75,000,000 and (2) 18.75% of LTM EBITDA; and

(aa) Indebtedness of Spinco and each Spinco Notes Obligor in connection with the Spinco Notes in an aggregate principal amount not to exceed $400,000,000 and any Permitted Refinancing thereof.

SECTION 6.10. Other Indebtedness and Agreements. (a) The Company will not (nor will it permit any of the Restricted Subsidiaries to) effect (i) any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Indebtedness that is expressly subordinated in right of payment to the obligations of the Loan Parties in respect of the Loan Documents or any Indebtedness that is secured by junior-priority security interest in any Collateral securing the Facilities (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”), in each case, if the effect of such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect (as determined in good faith by the Company) or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b) The Company will not (nor will it permit any of the Restricted Subsidiaries to) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Financing (it being understood and agreed that payments of regularly scheduled interest and principal shall be permitted) or make any payment in violation of any subordination terms of any Junior Financing (each, a “Restricted Debt Payment”), except: (i) the refinancing of any Junior Financing with any Permitted Refinancing thereof; (ii) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing, so long as after giving pro forma effect thereto and the pro forma adjustments described in Section 1.07, (A) the Leverage Ratio is equal to or less than 3.25 to 1.00 and (B) no Event of Default shall have occurred and be continuing or would result therefrom; and (iii) the prepayment, redemption, purchase, defeasement or other satisfaction prior to the scheduled maturity of any Junior Financing in an aggregate amount not to exceed the portion, if any, of the Available Amount as of such time that the Company elects to apply to this Section 6.10(b)(iii); provided that, in the case of this Section 6.10(b)(iii), (1) before and after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (2) after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Leverage Ratio is equal to or less than 4.25 to 1.00 on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasement or other satisfaction and the pro forma adjustments described in Section 1.07;

(c) The Company will not (nor will it permit any of the Restricted Subsidiaries to) enter into or permit to exist any contractual obligation (other than this Agreement or any other Loan Document) that limits the ability of any of the Restricted Subsidiaries to make Restricted Payments to the Company or any Guarantor or to otherwise transfer property to or invest in the Company or any Guarantor, except for (i) any agreement in effect on the Closing Date (other than the Spinco Notes Indenture) and described on Schedule 6.10, (ii) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary, (iii) any agreement representing Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 6.09, (iv) any agreement in connection with a Disposition permitted hereunder, (v) customary provisions in partnership agreements, limited liability company governance documents, joint venture agreements or other similar agreements that restrict the transfer of assets of, or ownership interests in, the relevant partnership, limited liability company, joint venture or similar Person, (vi) customary provisions restricting assignment of any agreement entered into in the Ordinary Course of Business of the Company and the Restricted Subsidiaries, (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (viii) customary restrictions contained in Indebtedness permitted under this Agreement to the extent no more restrictive, taken as a whole, to the Company and the Restricted Subsidiaries in any material respect than the covenants contained in this Agreement (as reasonably determined by the Company), (ix) restrictions regarding licenses or sublicenses by the Company and the Restricted Subsidiaries of IP Rights in the Ordinary Course of Business of the Company and the Restricted Subsidiaries (in which case such restriction shall relate only to such IP Rights), (x) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis to the holders thereof, (xi) restrictions imposed by applicable law; (xii) the Spinco Notes Indenture; (xiii) any restrictions or conditions imposed by the Acquisition Agreement or in connection with the Acquisition Transactions; and (xiv) any restrictions and conditions imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (i) through (xiii) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Company, no more restrictive with respect to such restrictions taken as a whole than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.11. Fundamental Changes. The Company will not (nor will it permit any of the Restricted Subsidiaries to) merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Company (including a merger, the purpose of which is to reorganize the Company into a new jurisdiction in any State of the United States of America); provided that the Company shall be the continuing or surviving Person or the surviving Person shall be a Domestic Restricted Subsidiary and shall expressly assume all Obligations of the Company pursuant to documents reasonably acceptable to the Agent or (ii) any other Restricted Subsidiary; provided that when any Subsidiary Guarantor or Designated Borrower is merging, amalgamating or consolidating with another Subsidiary (A) the Subsidiary Guarantor or Designated Borrower, as applicable, shall be the continuing, resulting or surviving Person (and if a Subsidiary Guarantor is merging, amalgamating or consolidating with a Designated Borrower, the Designated Borrower shall be the continuing, resulting or surviving Person), (B) to the extent constituting an Investment (including in each case where a non-Loan Party is the continuing, resulting or surviving Person), such Investment must be a permitted Investment in accordance with Section 6.08 and (C) to the extent constituting a Disposition, such Disposition must be permitted hereunder;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve if the Company determines in good faith that such action is in the best interest of the Company and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood and agreed that, in the case of any dissolution of any Subsidiary that is a Subsidiary Guarantor, such Subsidiary Guarantor shall at or before the time of such dissolution transfer its assets to another Subsidiary Guarantor unless such Disposition of assets is otherwise permitted hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to (x) if such Restricted Subsidiary is a Loan Party, a Loan Party and (y) if such Restricted Subsidiary is not a Loan Party, the Company or any Restricted Subsidiary, in each case, if the Company determines in good faith that such Disposition is in the best interests of the Company and is not materially disadvantageous to the Lenders;

(d) the Company and the Restricted Subsidiaries may consummate the Acquisition Transactions;

(e) any Restricted Subsidiary (other than a Borrower) may merge, dissolve, liquidate, amalgamate or consolidate with or into another Person in order to effect a Disposition permitted pursuant to Section 6.12 (other than Section 6.12(b)(i)); and

(f) any Investment permitted by Section 6.08 may be structured as a merger, consolidation or amalgamation.

SECTION 6.12. Dispositions. The Company will not (nor will it permit any of the Restricted Subsidiaries to) make any Disposition, except:

(a) (i) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business of the Company and the Restricted Subsidiaries and (ii) Dispositions of property no longer used or useful in or economically practicable to maintain in the conduct of the business of the Company or any Restricted Subsidiary;

(b) (i) Dispositions permitted by Section 6.11 (other than Section 6.11(e)), (ii) Investments permitted by Section 6.08 (other than Section 6.08(f)), (iii) Restricted Payments permitted by Section 6.06 (other than Section 6.06(b)) and (iv) Liens permitted by Section 6.01 (other than Section 6.01(k));

(c) [reserved];

(d) Dispositions of inventory (including on an intercompany basis), cash and Cash Equivalents in the Ordinary Course of Business;

(e) licenses, sublicenses, leases or subleases (or other grants of rights to use or exploit) of IP Rights (i) existing on the date hereof, (ii) between or among the Company and the Restricted Subsidiaries or between or among the Restricted Subsidiaries or (iii) granted to others in the Ordinary Course of Business not interfering in any material respect with the business of the Company and the Restricted Subsidiaries, taken as a whole;

(f) Disposition of property (i) between Loan Parties, (ii) between Restricted Subsidiaries (other than Loan Parties), (iii) by Restricted Subsidiaries that are not Loan Parties to any Loan Party or (iv) by Loan Parties to any Subsidiary that is not a Loan Party; provided that (A) the portion (if any) of any such Disposition made for less than fair market value and (B) any noncash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Subsidiary (and such Disposition shall be permitted only if such Investment is permitted by Section 6.08 (other than Section 6.08(f)));

(g) Dispositions in the Ordinary Course of Business consisting of (i) the termination of leasehold or other non-fee interests in real property which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company and the Subsidiaries and (ii) leases, subleases, licenses or sublicenses of property or other grants in real property permitted pursuant to clause (e) of the definition of Permitted Liens in the Ordinary Course of Business and which do not materially interfere with the business of the Company and the Restricted Subsidiaries;

(h) transfers of equipment, fixed assets or real property (including any improvements thereon) subject to any event that gives rise to the receipt by the Company and the Restricted Subsidiaries of any casualty insurance proceeds or condemnation awards in respect thereof to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property, upon receipt of the Net Cash Proceeds of such casualty insurance proceeds or condemnation awards;

(i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, any other Dispositions of assets for fair market value; provided that (i) at least 75% of the total consideration received by the Company and the Restricted Subsidiaries for any such Disposition with a fair market value in excess of $15,000,000 is in the form of (x) cash, (y) Cash Equivalents or (z) Designated Non-Cash Consideration; provided, however, that the fair market value of such Designated Non-Cash Consideration shall not, when taken together with all other Designated Non-Cash Consideration outstanding at the time of such Disposition, exceed $30,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (ii) the requirements of Section 2.11(b), to the extent applicable, are complied with in connection therewith;

(j) Dispositions of non-core assets (which may include real property) acquired in connection with any Permitted Acquisition or other Investment permitted by Section 6.08 (other than Section 6.08(f)) within 365 days after the consummation of such Permitted Acquisition or other Investment in an aggregate amount for all such Dispositions not to exceed $50,000,000;

(k) any individual Disposition or series of related Dispositions in the Ordinary Course of Business of the Company and the Restricted Subsidiaries having a fair market value not in excess of $25,000,000; provided that the aggregate amount of Dispositions pursuant to this clause (k) shall not exceed $50,000,000;

(l) [reserved];

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in the joint venture agreement or similar binding agreements entered into with respect to such Investment in such joint venture;

(n) Dispositions of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Equity Interests represent (i) a portion of the exercise price thereof or (ii) withholding incurred in connection with such exercise;

(o) [reserved];

(p) [reserved];

(q) sales of receivables pursuant to any Permitted Receivables Facility;

(r) Asset Swaps; provided that, immediately after giving effect to such Asset Swap, the Company shall be in compliance, on a pro forma basis, with the Financial Covenants;

(s) (i) Dispositions of Investments and accounts receivable in connection with the collection, settlement or compromise thereof in the Ordinary Course of Business or (ii) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(t) Dispositions in the Ordinary Course of Business consisting of (i) the abandonment of IP Rights which, in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company and the Subsidiaries and (ii) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property or general intangibles of the Company or the Subsidiaries;

(u) terminations of Hedge Agreements; and

(v) Dispositions of the Equity Interests of, or the assets or securities of, Unrestricted Subsidiaries.

SECTION 6.13. Designation of Subsidiaries. The Company will not (nor will it permit any of the Restricted Subsidiaries to) designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary, except that the Company may designate any Subsidiary (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Event of Default shall have occurred and be continuing or would result therefrom; (b) the Company and the Restricted Subsidiaries shall be in compliance with the Financial Covenants, after giving pro forma effect to such designation and the pro forma adjustments described in Section 1.07; (c) no Subsidiary may be designated as an Unrestricted Subsidiary for purposes of this Agreement if it is a “Restricted Subsidiary” for the purpose of any Incremental Equivalent Debt, Refinancing Notes, any Refinancing Junior Loans, the Spinco Notes or any Permitted Refinancing of any of the foregoing, unless such Subsidiary is substantially contemporaneously also designated as an “Unrestricted Subsidiary” under the applicable Indebtedness; (d) the designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Subsidiary at the date of designation in an amount equal to the fair market value of the Company’s and the Restricted Subsidiaries’ Investments therein; (e) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed a new incurrence at the time of designation of any Investment, Indebtedness and Liens of such Subsidiary existing at such time; (f) in the event that any Unrestricted Subsidiary is re-designated as a Restricted Subsidiary, such Restricted Subsidiary shall not be subsequently re-designated as an Unrestricted Subsidiary and (g) the Company shall have delivered to the Agent a certificate executed by a Responsible Officer of the Company, certifying compliance with the foregoing requirements, as applicable, and with respect to the foregoing clause (b), containing reasonably detailed calculations thereof.

SECTION 6.14. Transactions with Affiliates. The Company will not, nor will they permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments, for any such transaction or series of related transactions, in excess of $10,000,000, except:

(a) transactions (i) that are at fair and reasonable prices and on fair and reasonable terms and conditions not materially less favorable to the Company or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or (ii) for which the Company has delivered to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair from a financial point of view;

(b) transactions between or among the Company and Restricted Subsidiaries not involving any other Affiliate;

(c) any Restricted Payment permitted by Section 6.06;

(d) the payment of reasonable and customary fees and expenses, and the provision of customary indemnification to directors, officers, employees, members of management and consultants of the Company and the Subsidiaries;

(e) sales or issuances of Equity Interests (other than Disqualified Equity Interests) of the Company that are otherwise permitted or not restricted by the Loan Documents;

(f) loans and other transactions by and among the Company and/or the Restricted Subsidiaries to the extent permitted under this Article VI;

(g) the consummation of and the payment of all fees, expenses, bonuses and awards related to the Acquisition Transactions;

(h) employment and severance arrangements (including options to purchase Equity Interests of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans) between the Company and any Restricted Subsidiary and their directors, officers, employees, members of management and consultants in the ordinary course of business;

(i) the existence of, and the performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any agreement in existence or contemplated as of the Closing Date and identified on Schedule 6.14, as these agreements may be amended, restated, amended and restated, supplemented, extended, renewed or otherwise modified from time to time; provided, however, that any future amendment, restatement, amendment and restatement, supplement, extension, renewal or other modification entered into after the Closing Date will be permitted to the extent that its terms are not more disadvantageous in any material respect, taken as a whole, to the Lenders than the terms of the agreements on the Closing Date;

(j) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or the Restricted Subsidiaries pursuant to the terms of this Agreement; provided that such agreement was not entered into in contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the Lenders in any material respect in the good faith judgment of the Company when taken as a whole as compared to such agreement as in effect on the date of such acquisition or merger);

(k) [reserved];

(l) the entering into of any Tax sharing agreement or arrangement to the extent payments under such agreement or arrangement would otherwise be permitted under Section 6.06;

(m) any contribution to the capital of the Company or any of the Restricted Subsidiaries otherwise permitted by Section 6.08;

(n) the formation and maintenance of any consolidated group or subgroup for Tax, accounting or cash pooling or management purposes in the Ordinary Course of Business;

(o) transactions undertaken in good faith (as certified by a Responsible Officer of the Company) and in consultation with the Administrative Agent for the purpose of improving the consolidated Tax efficiency of the Company and the Subsidiaries and not for the purpose of (i) circumventing any covenant set forth in this Agreement or (ii) permitting the release of any Collateral or the guarantee of any Guarantor; and

(p) any other transaction with an Affiliate that is approved by a majority of disinterested members of the board of directors of the Company in good faith.

SECTION 6.15. Financial Covenants. So long as any Revolving Credit Loan or any interest or fees in respect of the Revolving Credit Facility shall remain unpaid or unsatisfied, any Letter of Credit is outstanding (except as has been Cash Collateralized) or any Revolving Credit Lender shall have any Revolving Credit Commitment hereunder, the Company will maintain, as at the end of each fiscal quarter after the Closing Date:

(a) a Senior Secured Leverage Ratio equal to or less than:

(i) in the case of any fiscal quarter ending on or prior to the first anniversary of the Closing Date, 5.75 to 1.00,

(ii) in the case of any fiscal quarter ending after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, 5.00 to 1.00,

(iii) in the case of any fiscal quarter ending after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, 4.75 to 1.00 and

(iv) in the case of any fiscal quarter ending after the third anniversary of the Closing Date, 3.75 to 1.00; and

(b) a Consolidated Interest Coverage Ratio equal to or greater than 2.50 to 1.00.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (such events, “Events of Default”) shall occur and be continuing:

(a) any Borrower shall fail to pay any principal of any Loan in the applicable Agreed Currency on the date the same becomes due and payable; or any Borrower shall fail to pay any interest on any Loan or make any other payment of interest, fees or any other amounts payable under this Agreement or any other Loan Document in the applicable Agreed Currency within five (5) days after the same becomes due and payable; or

(b) any representation or warranty or certification made or deemed made by any Loan Party in any Loan Document or by such Loan Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect (or if qualified by materiality or Material Adverse Effect, in any respect) when made or deemed made; or

(c) (i) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Sections 5.03 (with respect to the Borrowers only), 5.07(c), 5.08 or Article VI; provided that the failure of any Loan Party to observe or perform any of its obligations under any Financial Covenant shall not constitute an Event of Default for purposes of any Term Loan unless and until the Required Revolving Credit Lenders have terminated the Revolving Credit Commitments and declared the Revolving Credit Loans due and payable (which such Event of Default for purposes of any Term Loans shall terminate automatically and immediately upon the Required Revolving Credit Lenders rescinding such acceleration and/or waiving such Event of Default with respect to the Revolving Credit Loans) or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any other Loan Document on its part to be performed or observed if (solely for purposes of this clause (ii)) such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) (i) the Company or any Restricted Subsidiary shall fail to pay any principal of or premium or interest on any Material Indebtedness (but excluding Indebtedness outstanding hereunder) of the Company or any Restricted Subsidiary, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption, or, with respect to any secured Material Indebtedness, resulting from a disposition, condemnation, insured loss or similar event relating to the property securing such Material Indebtedness), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof or (ii) without limiting the foregoing clause (i), any “Event of Default” (as defined in the Spinco Notes Indenture) shall occur under the Spinco Notes Indenture; provided that any failure, event, condition or Event of Default described under clauses (i) or (ii) remains unremedied and is not waived by the holders of such Material Indebtedness prior to any termination of the outstanding Revolving Credit Commitments or acceleration of the outstanding Loans pursuant to this Article VII; or

(e) the Company or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any Restricted Subsidiary (other than any Immaterial Subsidiary) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any Restricted Subsidiary (other than any Immaterial Subsidiary) shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) one or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against the Company or any Restricted Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of sixty (60) consecutive days during which any such judgment or order remains unpaid, undischarged, unvacated, unbonded or unstayed; provided, however, that any such judgment or order shall not be an Event of Default under this Section 7.01(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) a Change in Control shall occur; or

(h) the Company or any of its ERISA Affiliates shall incur liability as a result of the occurrence of any ERISA Events that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; or

(i) any material provision of this Agreement or any other Loan Document shall for any reason cease to be in full force and effect except as expressly permitted hereunder or thereunder, or any Borrower or any Loan Party shall so state in writing, in each case other than in connection with a release of any guarantee in accordance with the terms of this Agreement; or

(j) any security interest over any material portion of the Collateral shall cease to be, or shall be asserted by the Company or any other Loan Party not to be, a valid, perfected security interest in the asset or property intended to be covered thereby, with the priority required by the Security and Guarantee Documents, except (A) to the extent that perfection or priority is not required pursuant to the Guarantee and Collateral Agreement or Section 5.10(e), (B) in connection with a release of such Collateral in accordance with the terms of this Agreement or (C) as a result of the Collateral Agent’s failure to (1) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security and Guarantee Documents or (2) file Uniform Commercial Code continuation statements; or

(k) the Spinco Acquisition shall not have been consummated or is not consummated on the Closing Date immediately following the initial funding of the Facilities; or

(l) subject to the penultimate paragraph of Section 3.01 (but replacing “Equity Interests of any Person that is a Designated Borrower as of the Closing Date” with “Equity Interests of Spinco”), the conditions set forth in Sections 3.01(m), (n) and (o) as they would have applied (assuming that the Spinco Acquisition and the Spinco Merger occurred immediately prior to the Closing Date) to the Acquired Business shall not have been satisfied or are not satisfied immediately upon the effective time of the Spinco Merger, then, and in any such event, the Agent (a) shall at the request, or may with the consent, of the Required Lenders (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, only at the request, or with the consent, of the Required Revolving Credit Lenders), by notice to the Company, declare the obligation of each Lender to make Loans (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, the obligations under the Revolving Credit Commitments) (other than Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (b) shall at the request, or may with the consent, of the Required Lenders (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, only at the request, or with the consent, of the Required Revolving Credit Lenders), by notice to the Company, declare all the Loans (or in the case of an Event of Default arising under Section 7.01(c)(i) resulting from the failure to observe any Financial Covenant, all Revolving Credit Loans), all interest on such Loans and all other amounts payable under this Agreement (or in the case of an Event of Default arising under Section 7.01(c)(i)

resulting from the failure to observe any Financial Covenant, all other amounts payable in respect of Revolving Credit Loans) to be forthwith due and payable, whereupon all such Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any other Loan Party under any Debtor Relief Law, (i) the obligation of each Lender to make Loans (other than Loans to be made by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to Issue Letters of Credit shall automatically be terminated and (ii) the Loans, all such interest thereon and all such other amounts so payable shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company, and (c) shall be entitled to exercise on behalf of itself, the Lenders, the Issuing Banks and the other Secured Parties all rights and remedies available to it, the Lenders, the Issuing Banks and the other Secured Parties under the Loan Documents, in equity and/or under applicable law.

SECTION 7.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Revolving Credit Lenders, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the applicable Borrowers to, and forthwith upon such demand the applicable Borrowers will, (a) pay to the Agent on behalf of the Revolving Credit Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to 103% of the aggregate Stated Amount of all Letters of Credit then outstanding (but only to the extent such Stated Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Revolving Credit Lenders and not more disadvantageous to the applicable Borrowers than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any applicable Borrower under any Debtor Relief Law, an amount equal to 103% of the aggregate Stated Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Revolving Credit Lenders without notice to or demand upon any applicable Borrowers, which are expressly waived by the applicable Borrowers, to be held in the L/C Cash Deposit Account. If at any time an Event of Default is continuing the Agent determines that any funds held in the L/C Cash Deposit Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Stated Amount of all Letters of Credit, the applicable Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (i) such aggregate Stated Amount over (ii) the total amount of funds, if any, then held in the L/C Cash Deposit Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the applicable Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be applied in accordance with the priority of payments set forth in Section 7.03.

SECTION 7.03. Application of Funds. After the exercise of any remedies provided for in Section 7.01 or Section 7.02 (or after an actual or deemed entry of an order for relief with respect to any Borrower or any other Loan Party under any Debtor Relief Law), any amounts received on account of the Obligations (including, for the avoidance of doubt, any proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including Collateral consisting of cash) shall, subject to the provisions of Sections 2.20 and 2.21, be applied by the Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.04) payable to the Agent in its capacity as such, including any costs and expenses incurred by the Agent in its capacity as such in connection with the collection, sale, foreclosure or realization or otherwise of Collateral in connection with this Agreement or any other Loan Document or any of the Obligations, the repayment of advances made by the Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with exercise of any right or remedy hereunder or under any other Loan Document;

(b) second, to payment in full of Unfunded Loans/Participations (the amounts so applied to be distributed between or among, as applicable, the Agent and the Issuing Banks pro rata in accordance with the amounts of Unfunded Loans/Participations owed to them on the date of any such distribution);

(c) third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees, disbursements and other charges of counsel payable under Section 9.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d) fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, and interest on unreimbursed Letter of Credit drawings, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (d) held by them;

(e) fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, unreimbursed Letter of Credit drawings and obligations of the Loan Parties then arising under Secured Hedging Obligations and Secured Cash Management Obligations and (ii) to Cash Collateralize Letters of Credit in the manner contemplated by Section 7.02 (ratably among the Lenders, the Issuing Banks, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause (e) held by them; provided upon the expiration of any Letter of Credit, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Agent in accordance with the priority of payments set forth in this Section 7.03;

(f) sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Agent, the Lenders, the Issuing Banks and the other holders or beneficiaries thereof, ratably based upon the respective aggregate amounts of all such Obligations then owing to all of them; and

(g) last, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by law.

ARTICLE VIII

THE AGENT

SECTION 8.01. Authorization and Authority. (a) Each of the Lenders hereby irrevocably appoints, designates and authorizes JPMorgan to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Section 8.06, the provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and no Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any Loan Document (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank and/or Hedge Bank) and Issuing Banks hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender or Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Guarantors to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as the Collateral Agent, and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the collateral (or any portion thereof) granted under the Security and Guarantee Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Article VIII and of paragraphs (a), (b) and (c) of Section 9.04 (as though such agent, co-agents, sub-agents and attorneys-in-fact were the Agent under the Loan Documents) as if set forth in full herein with respect thereto. Anything contained in any of the Loan Documents to the contrary notwithstanding, but without limiting the rights of any Lender, Issuing Bank or any of their respective Affiliates under Section 9.05, each Loan Party, the Agent and each Lender hereby agree that no Lender, in its capacity as such, shall have any right individually to realize upon any collateral subject to any Security and Guarantee Documents, it being understood and agreed that all powers, rights and remedies hereunder or thereunder may be exercised solely by the Agent, on behalf of the Lenders, in accordance with the terms hereof or thereof, as applicable.

SECTION 8.02. Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any member of the Consolidated Group or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Duties of Agent; Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 7.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the Closing Date, the making of a Loan or the Issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the occurrence of the Closing Date, the making of such Loan or such Issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default under Section 7.01(a) or, solely with respect to the Company, Section 7.01(e) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (vi) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default under Section 7.01(a) or, solely with respect to the Company, Section 7.01(e) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”) then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent (other than any rights to indemnity payments owed to the retiring or removed Agent), and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The annual administrative fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section 8.06 by a Person also acting as an Issuing Bank shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender or Issuing Bank hereunder.

SECTION 8.09. Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.05 and 9.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its respective agents and counsel, and any other amounts due the Agent under Sections 2.05 and 9.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 8.10. Collateral and Guaranty Matters. Each of the Lenders (including in each such Lender’s capacity as a potential Cash Management Bank or Hedge Bank) and each Issuing Bank irrevocably authorize the Agent to (x) enter into the Security and Guarantee Documents for the benefit of such Persons and (y):

(a) release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Loan Document Obligations (other than contingent indemnification and expense obligations as to which no claim or demand has been asserted), and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized), (ii) that is sold or distributed or to be sold or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing by the Required Lenders (unless approval by a greater number or percentage of Lenders is expressly provided in any Loan Document);

(b) subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.01(b) and (d); and

(c) release any Guarantor from its obligations under the Security and Guarantee Documents if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Security and Guarantee Documents pursuant to this Section 8.10. In each case as specified in this Section 8.10, the Agent will, at the Company’s expense, execute and deliver to the applicable Guarantor such documents as such Guarantor may reasonably request to effectuate and evidence the release of such item of collateral from the assignment and security interest granted under the Security and Guarantee Documents, any such subordination or the release of such Guarantor from its obligations under the Security and Guarantee Documents, in each case in accordance with the terms of the Loan Documents and this Section 8.10; provided that the Company shall have delivered to the Agent a certificate of a Responsible Officer of the Company certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

SECTION 8.11. Cash Management Banks and Hedge Banks. No Cash Management Bank or Hedge Bank that obtains the benefits of any guarantee or any collateral by virtue of the provisions hereof or of any Security and Guarantee Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any collateral (including the release or impairment of any collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Secured Cash Management Obligations or Secured Hedging Obligations unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Cash Management Bank or Hedge Bank, as applicable.

SECTION 8.12. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 8.13. Restricted Lenders. With respect to each Lender that qualifies as a resident party domiciled in Germany (Inländer) within the meaning of section 2 paragraph 15 of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz) (each, a “Restricted Lender”), Sections 4.16(a), (b) and (c), 5.01 and 5.08 shall only apply to the extent that such provision would not result in (a) any violation of, conflict with or liability under EU Regulation (EC) 2271/96 or (b) a violation or conflict with section 7 of the German Foreign Trade and Payments Ordinance

(Außenwirtschaftsverordnung) or any similar anti-boycott statute. In connection with any amendment, waiver, determination or direction relating to any part of Sections 4.16(a), (b) and (c), 5.01 and 5.08 of which a Restricted Lender does not have the benefit, to the extent that on or prior to the date of such amendment, waiver, determination or direction (and until such time as such Restricted Lender shall advise the Administrative Agent in writing otherwise), such Restricted Lender has advised the Administrative Agent in writing that it does not have such benefit, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Required Lenders has been obtained or whether the determination or direction by the Required Lenders has been made.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) Without limiting Section 8.10 and except as otherwise provided below in this Section 9.01 and in Section 2.09(c), no amendment or waiver of any provision of any Loan Document or the Notes, or consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company or the applicable Loan Party, as the case may be, and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (v) change Section 2.16 or Section 7.03 in a manner that would alter the pro rata sharing of payments or proceeds, as applicable, required thereby, (w) waive any of the conditions specified in Section 3.01, (x) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (y) (i) release all or substantially all of the value of the Collateral or of the guarantees of the Guarantors (in each case except as otherwise permitted by the Loan Documents) or (ii) release the Company from its guarantee of any Designated Borrower’s obligations under this Agreement and under the other Loan Documents, or (z) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of all Lenders;

(ii) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly affected thereby (but not, for the avoidance of doubt, the consent of the Required Lenders, except in the case of clause (u) below in connection with Commitment increases that are not expressly permitted hereunder without the approval of the Required Lenders), do any of the following: (u) increase the Commitments of such Lender or non-pro rata reductions in the Commitments of such Lender (it being understood that a waiver of any condition precedent in Section 3.02 or the waiver of any Default, Event of Default or mandatory prepayment shall not be an increase of a Commitment of any Lender), (v) reduce the principal of, or interest on, the Loans (other than interest accruing pursuant to Section 2.08(b) or a waiver thereof) or any fees or other amounts payable to such Lender, (w) postpone any date fixed for any payment of principal of, or interest on, the Loans (other than interest accruing pursuant to Section 2.08(b) or a waiver thereof) or any fees or other amounts payable to such Lender hereunder, (x) change Section 9.07 in a manner that would impose additional restrictions on such Lender’s ability to assign or otherwise transfer its rights and obligations hereunder or (y) amend this Section 9.01 as it relates to amendments, waivers or consents requiring the consent of such Lender;

(iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Revolving Credit Lenders, waive any of the conditions specified in Section 3.02;

(iv) no amendment, waiver or consent shall change the definition of “Agreed Currency” without the written consent of each Revolving Credit Lender; and

(v) no amendment, waiver or consent shall change the provisions of any Loan Document in a manner that by its terms adversely affects Lenders holding Loans of one Class in respect of the rights to payments or security interest in Collateral, in each case, in a manner different than such amendment, waiver or consent affects the rights of any other Class in respect of rights to payments or security interests in Collateral without, in addition to the Lenders required above to take such action, the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each Class so adversely affected;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Swingline Lender in its capacity as such under this Agreement.

(b) Notwithstanding anything to the contrary contained in this Section 9.01:

(i) the Company, the Agent and each Lender agreeing pursuant to the terms thereof to (A) make any Incremental Loans in accordance with the provisions of Section 2.24 may enter into an Incremental Assumption Agreement without the consent of any other Person and (B) extend the maturity date applicable to any Term Loans or Revolving Credit Commitments in accordance with the provisions of Section 2.23 may enter into an Extension Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Incremental Assumption Agreement or Extension Amendment, as applicable, may thereafter only be modified in accordance with the requirements of Section 9.01(a);

(ii) no amendment to Section 6.15, Section 7.01(c) (solely as it relates to an Event of Default under Section 6.15) or the defined terms used in any thereof (but not as used in other Sections), no consent to departure therefrom, and no waiver with respect to a Default or Event of Default under Section 6.15, shall be effective without the prior written consent of the Company and the Required Revolving Credit Lenders, it being understood that the consent of no other Person (including the Required Lenders) shall be required for any such amendment, waiver or consent;

(iii) the Security and Guarantee Documents and related documents executed in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended, modified, supplemented and waived by the Agent and the Company without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (i) to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, (ii) to cure any ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature jointly identified by the Agent and the Company or (iii) to cause such Security and Guarantee Document or other document to be consistent with this Agreement and the other Loan Documents;

(iv) if the Agent and the Company shall have jointly identified an ambiguity, inconsistency, obvious error or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security and Guarantee Documents), or if the Agent and the Company shall have jointly identified any provisions in any Loan Documents (other than the Security and Guarantee Documents) for which an amendment is reasonably necessary or advisable in order to comply with local law (including any foreign law or regulatory requirement) or advice of local counsel, then the Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other Person if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof;

(v) any amendment, modification or waiver of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Company and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 9.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(vi) the Company, the Agent and each Lender agreeing pursuant to the terms thereof to provide any Specified Refinancing Debt in accordance with the provisions of Section 2.22 may enter into a Refinancing Amendment without the consent of any other Person; provided that after execution and delivery thereof (and except as expressly provided otherwise therein), such Refinancing Amendment may thereafter only be modified in accordance with the requirements of Section 9.01(a); and

(vii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement referred to in Section 9.22 (A) that is for the purpose of, in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, (x) adding the holders thereof (or a representative with respect thereto) as parties thereto, as expressly contemplated by the terms of any such intercreditor agreement or other arrangement permitted under this Agreement, as applicable, and/or (y) causing such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents) (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement or other arrangement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (B) that is expressly contemplated by any such intercreditor agreement or other intercreditor agreement permitted under this Agreement; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Company or any other Loan Party, to the Company at 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, Attention of Glenn E. Deegan, Esq. (Fax No. 617-671-0534);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn St., Flr L2S, Chicago, IL 60603-2300, Attention of Jonathan Ramirez (Fax No. 844-490-5663);

(iii) if to the Collateral Agent, to JPMorgan Chase Bank. N.A., Loan and Agency Services Group, 10 South Dearborn St., Flr L2S, Chicago, IL 60603-2300, Attention of Jonathan Ramirez (Fax No. 844-490-5663);

(iv) (A) if to Goldman Sachs Bank USA, as Issuing Bank, to it at Goldman Sachs Bank USA, c/o Goldman Sachs Loan Operations, 2001 Ross Avenue, 29th Floor, Dallas, TX 75201, Attention: Letter of Credit Dept. Manager (Phone No. 972-368-2790 and Fax No. 917-977-4587), with an email copy to gs-loc-operations@gs.com;

(B) if to JPMorgan Chase Bank, N.A., as Issuing Bank, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn St., , Chicago, IL 60603 (Phone No. 855-609-0059 and Fax No. 214-307-6874), with an email copy to Chicago.LC.Agency.Activity.Team@JPMChase.com, and with a copy to JPMorgan Chase Bank, N.A., 10 South Dearborn St., Flr L2S, Chicago, IL 60603-2300, Attention of Jonathan Ramirez (Fax No. 844-490-5663);

(C) if to Wells Fargo Bank, N.A., as Issuing Bank, to it at Wells Fargo Bank, N.A., 125 High Street, 15th Floor, Boston, MA 02110, Attention of Robert Storer (Phone No. 617-310-8008), with an email copy to robert.t.storer@wellsfargo.com; and

(D) if to Citibank, N.A., as Issuing Bank, to it at Citibank, N.A., 800 Boylston Street, 24th Floor, Boston, MA 02199, Attention of Marina Grossi (Phone No. 617-859-3423), with an email copy to marina.e.grossi@citi.com.

(v) if to any other Issuing Bank, to it at the address provided in writing to the Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

(vi) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn St., Flr L2S, Chicago, IL 60603-2300, Attention of Jonathan Ramirez (Fax No. 844-490- 5663); and

(vii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent, the Swingline Lender, any Issuing Bank or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) The Company agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or the Agent’s transmission of Communications through the Platform, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Agent Party hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company or any Restricted Subsidiary pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent, any Lender or any Issuing Bank by means of electronic transmission systems pursuant to this Section 9.02, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Costs and Expenses. The Company shall pay upon written demand therefor (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent and its Affiliates (including the reasonable and documented fees, disbursements and other charges of outside counsel (limited to one primary counsel and one local counsel in each material jurisdiction, as necessary, for the Agent and its Affiliates taken as a whole), in connection with the syndication of the Facilities, the Transactions, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the Issuance of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket costs and expenses incurred by the Agent, any Lender or any Issuing Bank (including the reasonable and documented fees, disbursements and other charges of outside counsel (limited to one primary counsel for such Persons taken as a whole, one additional counsel to each group of similarly situated Persons taken as a whole as required due to actual or reasonably perceived conflicts of interest and one local counsel for such Persons taken as a whole in each material jurisdiction, as necessary), in connection with the enforcement or protection of its rights and remedies (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons and their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including shareholder actions), damages, liabilities and reasonable and documented related expenses (including the reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel for such Persons, one additional counsel to each group of similarly situated Persons as required due to actual or reasonably perceived conflicts of interest and local counsel for such Persons in each material jurisdiction, as necessary), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any Person (including the Company or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Transactions, (iii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) the presence or release of Hazardous Materials on or from any property owned or operated by the Company or any Subsidiary, or any violation of, or obligation or liability under, any Environmental Law of or related to the Company or any Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding or the preparation of a defense in connection therewith relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any of the Subsidiaries (including Spinco and its subsidiaries) or any Affiliate, securityholder or creditor of the foregoing or an Indemnitee, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or a Related Party of such Indemnitee), (y) result from a claim brought by the Company against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a proceeding that is not the result of an act or omission by the Company, the Subsidiaries (including Spinco and its subsidiaries) or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than claims against any Arranger, Agent, or any other agent in its capacity or in fulfilling its role as an Arranger or agent hereunder). This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 9.04 to be paid by it to the Agent (or any sub-agent thereof), the Swingline Lender, any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the Swingline Lender, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate principal amount of the Loans and the Stated Amount of all outstanding Letters of Credit at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Ratable Share of the Revolving Credit Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent), the Swingline Lender or such Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.02(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit, or the use of the proceeds thereof; provided that nothing contained in this paragraph shall limit the indemnity and reimbursement obligations of the Company for such damages awarded to third parties to the extent set forth in paragraphs (a) and (b) above. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems (including the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of damages caused by the gross negligence, bad faith or willful misconduct of any Indemnitee hereunder, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 9.04 shall be payable not later than five Business Days after demand therefor.

(f) Breakage. If any payment of principal of, or Conversion of, any Eurocurrency Rate Loan is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Loan, as a result of a prepayment or payment or Conversion pursuant to Section 2.09, 2.11 or 2.13, acceleration of the maturity pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Loan upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.19 or (ii) as a result of a prepayment or payment or Conversion pursuant to Section 2.09, 2.11 or 2.13, the Company shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(g) Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 9.05. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Loans owing to such Defaulting Lender as to which it exercised such right of set-off. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.05 are in addition to other rights and remedies (including other rights of set-off) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Company and the Agent promptly after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 9.06. Binding Effect. This Agreement shall become effective on and as of the Closing Date and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Issuing Banks and each Lender and their respective successors and assigns, except that no Borrower nor any other Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Agent and the Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section 9.07, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 9.07, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section 9.07 (and any other attempted assignment or transfer by any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 9.07 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (in each case with respect to any Facility) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section 9.07 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section 9.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000 (or the Equivalent Amount thereof in the applicable Foreign Currency), in the case of any assignment in respect the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of any other Facilities, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company, otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section 9.07 and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that if consent of the Company is required, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten Business Days after having received written notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments unless such assignment is an assignment of Term Loans to a Person who is a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility unless such assignment is an assignment to a Person who is a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that in the case of contemporaneous assignments by any Lender to one or more Related Funds, only a single processing and recordation fee shall be payable for such assignments. The assignee, if it is not a Lender, shall deliver to the Agent any tax forms required by Section 2.15(g) and an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any Affiliate of the Company (other than to the Company pursuant to clause (vii) below), (B) any Defaulting Lender, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural Person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Ratable Share thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Assignments to the Company. Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans to the Company; provided that:

(A) (x) such assignment is made pursuant to a “Dutch auction” open to all Lenders holding Term Loans on a pro rata basis in accordance with customary procedures to be agreed between the Company and the Agent or (y) such assignment is made as an open market purchase on a non-pro rata basis;

(B) no Default or Event of Default has occurred and is continuing or would result therefrom;

(C) any Term Loans assigned to the Company in accordance with this Section 9.07(b)(vii) shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder; and

(D) the Company may not use the proceeds from any Revolving Credit Loans to purchase any Term Loans.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section 9.07, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 9.04 and remain liable under Section 9.04(e) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 9.07.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may, at any time, without the consent of, or notice to, any Borrower, any Issuing Bank, the Swingline Lender or the Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Issuing Banks, the Swingline Lender and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) or (ii) of the first proviso to Section 9.01(a) that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 9.04(f) and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(g) (it being understood and agreed that the documentation required under Section 2.15(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.07; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section 9.07; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that such Person shall, to the extent permitted by law, use its commercially reasonable efforts to promptly inform the Company of such disclosure and to ensure that such Information is accorded confidential treatment; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Company and its obligations, Spinco and its obligations, this Agreement or payments hereunder, in each case who agree to comply with the provisions of this Section 9.08 (or provisions substantially similar to this Section 9.08); (g) on a confidential basis to (i) any rating agency in connection with rating the Company or the Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Company; (i) in syndication or other marketing materials relating to the Facilities, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.08, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or (k) to market data collectors and similar service providers to the lending industry (provided that such information is limited to the existence of the Facilities and the terms of the Facilities customarily provided to such persons).

For purposes of this Section 9.08, “Information” means all information received from the Company or any of the Restricted Subsidiaries relating to the Company or any of the Restricted Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of the Restricted Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 9.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.09. Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by fax or email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in an Agreed Currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the applicable Agreed Currency with such other currency at JPMorgan’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) The obligation of any Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the applicable Borrower such excess.

SECTION 9.12. Jurisdiction, Etc. (a) Jurisdiction. Each Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower, any other Loan Party or their respective properties in the courts of any jurisdiction.

(b) Waiver of Venue. Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section 9.12. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.13. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its Related Parties shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the failure to obtain any document (other than any sight draft, certificates and documents expressly required by the applicable Letter of Credit); (c) validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company and any other applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Company and any other applicable Borrower, to the extent of any direct, but not special, indirect consequential or punitive, damages suffered by the Company or any such other Borrower that the Company or any such other Borrower proves (as determined by a court of competent jurisdiction by final and nonappealable judgment) were caused by such Issuing Bank’s bad faith, willful misconduct or gross negligence when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment) in accepting such documents.

SECTION 9.14. Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and the other Loan Parties, which information includes the name and address of each Borrower and the other Loan Parties and other information that will allow such Lender or the Agent, as applicable, to identify the Borrowers and the other Loan Parties in accordance with the Patriot Act. The Borrowers shall provide such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

SECTION 9.15. Other Relationships; No Fiduciary Duty. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Agent and each Lender to enter into or maintain business relationships with the Borrowers or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower, its subsidiaries and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any advisory, equitable or fiduciary duties on the part of the Agent, any Lender or any of their respective Affiliates, and no such duties will be deemed to have arisen in connection with any such transactions or communications. Each Borrower also hereby agrees that none of the Agent, any Lender or any of their respective Affiliates have advised and are advising such Borrower or any of its subsidiaries or Affiliates as to any legal, accounting, regulatory or tax matters, and that such Borrower is consulting its own advisors concerning such matters to the extent it deems appropriate.

SECTION 9.16. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.16.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Document Obligations hereunder.

SECTION 9.18. Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.08 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.19. Authorization to Distribute Certain Materials to Public-Siders.

(a) If the Company does not file this Agreement with the SEC, then the Borrowers hereby authorize the Administrative Agent to distribute the execution version of this Agreement and the other Loan Documents to all Lenders, including to Public-Siders. The Borrowers acknowledge their understanding that Public-Siders and their firms may be trading in any of the Borrowers’ respective securities while in possession of the Loan Documents.

(b) Each Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the United States federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the United States federal and state securities laws after the date hereof, the Company agrees that it will promptly make such information publicly available by press release or public filing with the SEC.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto or to any other Loan Document, each party hereto acknowledges that any liability of any EEA Financial Institution (as defined below) arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers (as defined below) of an EEA Resolution Authority (as defined below) and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action (as defined below) on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

The following terms shall for purposes of this Section 9.20 have the meanings set forth below:

“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 9.21. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.22. Intercreditor Agreements. Each of the Lenders and the other Secured Parties (a) authorizes and instructs the Agent to enter into intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)) as collateral agent and on behalf of such Person, and by its acceptance of the benefits of the Security and Guarantee Documents, hereby acknowledges that any such intercreditor agreement is or will be, as applicable, binding upon it and (b) agrees that it will be bound by and will take no actions contrary to the provisions of such intercreditor agreements (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured by the Collateral pursuant to Section 6.01 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALTRA INDUSTRIAL MOTION CORP., as the Company

By:	/s/ Todd Patriacca
Name: Todd Patriacca
Title: Vice President Finance, Corporate Controller and Treasurer

[Signature Page to Altra Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Lender

By:	/s/ David Hyman
Name: David Hyman
Title: Executive Director

A-1-2

GOLDMAN SACHS BANK USA, as Lender and Issuing Bank

By:	/s/ Charles D. Johnston
Name: Charles D. Johnston
Title: Authorized Signatory

A-1-3

WELLS FARGO BANK, N.A., as Issuing Bank and Lender

By:	/s/ Robert Storer
Name: Robert Storer
Title: Senior Vice President

A-1-4

CITIBANK, N.A., as Issuing Bank and Lender

By:	/s/ Matthew S. Burke
Name: Matthew S. Burke
Title: Vice President

A-1-5

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

A-1-6

HSBC BANK USA, N.A., as Lender

By:	/s/ Manuel Burgueno
Name: Manuel Burgueno
Title: Senior Vice President

A-1-7

MUFG UNION BANK, N.A., as Lender

By:	/s/ Lawrence Elkins
Name: Lawrence Elkins
Title: Vice President

A-1-8

BMO HARRIS BANK, N.A., as Lender

By:	/s/ Matt Gerber
Name: Matt Gerber
Title: Director

A-1-9

CITIZENS BANK, N.A., as Lender

By:	/s/ Michael Makaitis
Name: Michael Makaitis
Title: Senior Vice President

A-1-10

ROYAL BANK OF CANADA, as Lender

By:	/s/ James F. Disher
Name: James F. Disher
Title: Authorized Signatory

A-1-11

TD BANK, N.A., as Lender

By:	/s/ Alan Garson
Name: Alan Garson
Title: Senior Vice President

A-1-12

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Kenneth R. Fieler
Name: Kenneth R. Fieler
Title: Vice President

A-1-13

EXHIBIT A-1 - FORM OF

REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

Dated: [    ], 20[    ]

FOR VALUE RECEIVED, the undersigned, [ALTRA INDUSTRIAL MOTION CORP., a Delaware corporation][ALTRA INDUSTRIAL MOTION UK HOLDING LIMITED, a limited liability company incorporated under the Laws of England and Wales] (the “Borrower”), HEREBY PROMISES TO PAY to [ ] (the “Lender”) and its registered assigns for the account of its Applicable Lending Office on the Revolving Credit Facility Maturity Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of October 1, 2018, by and among [the Borrower][the Borrower, Altra Industrial Motion Corp.,], the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Revolving Credit Facility Maturity Date applicable to the Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Revolving Credit Loan are payable in the applicable Agreed Currency to the Agent at the Agent’s Account. Each Revolving Credit Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Revolving Credit Note.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Loans by the Lender to the Borrower from time to time in an aggregate Dollar Amount not to exceed at any time outstanding the aggregate principal amount of the Lender’s Revolving Credit Commitment, the indebtedness of the Borrower resulting from each such Revolving Credit Loan being evidenced by this Revolving Credit Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[Signature Page Follows]

A-1-5

[ ], as Borrower,

By
Name:
Title:

[Signature Page to Revolving Credit Note]

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Revolving Credit Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT A-2 - FORM OF

TERM NOTE

TERM NOTE

U.S.$[ ]	Dated: [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, ALTRA INDUSTRIAL MOTION CORP., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [ ] (the “Lender”) and its registered assigns for the account of its Applicable Lending Office on the Term Loan Maturity Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement dated as of October 1, 2018, by and among the Borrower, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) outstanding on the Term Loan Maturity Date.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest in respect of each Term Loan are payable in lawful money of the United States of America to the Agent at the Agent’s Account, in same day funds. Each Term Loan owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Term Note.

This Term Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

[Signature Page Follows]

A-2-1

ALTRA INDUSTRIAL MOTION CORP., as Borrower

By
Name:
Title:

[Signature Page to Term Note]

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Term Loan	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B - FORM OF NOTICE OF

BORROWING

JPMorgan Chase Bank, N.A., as Agent

for the Lenders party

to the Credit Agreement

referred to below

10 South Dearborn St., Flr L2S

Chicago, IL 60603-2300

Attention of Jonathan Ramirez

NOTICE OF BORROWING

Dated: [    ], 20[    ]

Ladies and Gentlemen:

The undersigned, [ALTRA INDUSTRIAL MOTION CORP.][ALTRA INDUSTRIAL MOTION UK HOLDING LIMITED][other applicable Designated Borrower], refers to the Credit Agreement, dated as of October 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), by and among [Altra Industrial Motion Corp.,] the undersigned, the Designated Borrowers party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Proposed Borrowing is made under the [Term][Revolving Credit] Facility.

(ii) The Business Day of the Proposed Borrowing is [    ], 20[    ].

(iii) The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurocurrency Rate Loans].

(iv) The aggregate amount of the Proposed Borrowing is [$][    ].

[(v) The Agreed Currency and initial Interest Period for each Eurocurrency Rate Loan made as part of the Proposed Borrowing is [    ] and [    ] [day[s]/month[s]], respectively.]

[Signature Page Follows]

B-1

Very truly yours,

[ALTRA INDUSTRIAL MOTION CORP.][ALTRA INDUSTRIAL MOTION UK HOLDING LIMITED][other applicable Designated Borrower], as Borrower

By
Name:
Title:

[Signature Page to Notice of Borrowing]

EXHIBIT C - FORM OF

ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions for Assignment and Assumption set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower[s]:	[ALTRA INDUSTRIAL MOTION CORP.][ALTRA INDUSTRIAL MOTION UK HOLDING LIMITED][other applicable Designated Borrowers]

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of October 1, 2018, by and among ALTRA INDUSTRIAL MOTION CORP., the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ][11]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Revolving Credit Commitment,” “Term Commitment,” etc.)

[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

[Signature Pages Follow]

Effective Date:                     , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][12]

[NAME OF ASSIGNOR]

By
Title:

[NAME OF ASSIGNOR]

By
Title:

ASSIGNEE[S][13]

[NAME OF ASSIGNEE]

By
Title:

[NAME OF ASSIGNEE]

By
Title:

[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Signature Page to Assignment and Assumption]

[Consented To and][14] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Name:
Title:

[Consented To:][15]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Company and/or other parties (e.g., Issuing Bank) is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or their Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Company, any of its Subsidiaries or their Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.07(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 4.06 or delivered pursuant to Section 5.07 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, Co-Managers, Arrangers, bookrunners or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including the Administrative Questionnaire pursuant to Section 9.07(b)(iv) of the Credit Agreement and other documentation pursuant to Section 2.15(g) of the Credit Agreement), duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, Co-Managers, Arrangers, bookrunners, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex 1-1

[2. UK Tax.16

2.1 UK Tax Status. The Assignee confirms that it is:

(a)	[not a UK Qualifying Lender.]

(b)	[a UK Qualifying Lender (other than a UK Treaty Lender);]

(c)	[a UK Treaty Lender;]17]

[2.2 UK Tax Confirmation. The Assignee confirms that the person beneficially entitled to interest payable to such Assignee in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.]18

[2.3 HMRC DT Treaty Passport scheme. The Assignee confirms that it holds a passport under the HM Revenue & Customs DT Treaty Passport scheme (reference number [    ]) and is tax resident in [    ].]19

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

[16]	If the Assignee will be a Revolving Credit Lender or is otherwise lending to a UK Borrower, include relevant statements as set out below.
[17]	Delete as applicable.
[18]	Include if Assignee is a UK Non-Bank Lender, i.e. if Assignee falls within paragraph (a)(ii) of the definition of UK Qualifying Lender.
[19]	Include if Assignee holds a passport under the UK DTTP Scheme and wishes that scheme to apply to the Agreement. Insert DTTP Scheme reference number and Assignee’s jurisdiction of tax residence.

Annex 1-2

4. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or email shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise), based upon, arising out of or relating to this Assignment and Assumption and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-3

EXHIBIT D-1 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2018, by and among ALTRA INDUSTRIAL MOTION CORP. (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

D-1-1

[NAME OF LENDER]

By:
Name:
Title:

Date: [    ], 20[    ]

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT D-2 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2018, by and among ALTRA INDUSTRIAL MOTION CORP. (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

D-2-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [    ], 20[    ]

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT D-3 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2018, by and among ALTRA INDUSTRIAL MOTION CORP. (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

D-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: [    ], 20[    ]

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT D-4 - FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of October 1, 2018, by and among ALTRA INDUSTRIAL MOTION CORP. (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for said Lenders.

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

D-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: [    ], 20[    ]

[Signature Page to U.S. Tax Compliance Certificate]

EXHIBIT E-1 – FORM OF

DESIGNATED BORROWER REQUEST

AND ASSUMPTION AGREEMENT

DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT

Dated: [    ], 20[    ]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.25 of the Credit Agreement dated as of October 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Altra Industrial Motion Corp. (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of [    ] (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a [Domestic/Foreign] Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.25 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement on the Closing Date as a Designated Borrower. The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement applicable to such Designated Borrower.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.25 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

E-1-1

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

E-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[NAME OF DESIGNATED BORROWER], as Designated Borrower

By:
Name:
Title:

ALTRA INDUSTRIAL MOTION CORP., as the Company

By:
Name:
Title:

[Signature Page to Designated Borrower Request and Assumption Agreement]

EXHIBIT E-2

FORM OF DESIGNATED BORROWER NOTICE

DESIGNATED BORROWER NOTICE

Dated: [    ], 20[    ]

To:	Altra Industrial Motion Corp.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.25 of the Credit Agreement dated as of October 1, 2018, by and among Altra Industrial Motion Corp. (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies the Company and the Lenders that effective as of the date hereof [ ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

E-2-1

EXHIBIT F

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Altra Industrial Motion Corp.

[DATE]

The undersigned, [ ], [ ] of Altra Industrial Motion Corp., a Delaware corporation (“Altra”), is familiar with the properties, businesses, prospects, assets and liabilities of Altra and its Subsidiaries (as defined in the Credit Agreement (as defined below)) and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of Altra.

This Solvency Certificate is delivered pursuant to Section 3.01(d) of the Credit Agreement dated as of October 1, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Altra, the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

As used herein, “Company” means Altra and its Subsidiaries on a consolidated basis.

The undersigned certifies, in [his][her] capacity as [ ] of Altra and not in [his][her] individual capacity, that:

1. [she][he] has (i) reviewed the Credit Agreement and the other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section 3.01(j) of the Credit Agreement and (iii) made such other investigation and inquiries as to the financial condition of Altra and its Subsidiaries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of the commitments and loans under the Credit Agreement; and

2. the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were fair and reasonable in light of the circumstances existing at the time made and continue to be fair and reasonable as of the date hereof.

BASED ON THE FOREGOING, the undersigned certifies, in [his][her] capacity as [ ] of Altra and not in [his][her] individual capacity, that, on the date hereof, (a) after giving effect to the Direct Sales (but prior to the Spinco Acquisition) and (b) immediately after the consummation of the Transactions:

(i) the fair value of the present assets of the Company is greater than the total amount of liabilities (subordinated, contingent or otherwise) of the Company;

(ii) the present fair salable value of the assets of the Company is greater than the total amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities (subordinated, contingent or otherwise), as they become absolute and matured;

F-1

(iii) the Company has not incurred, does not intend to, and does not believe that it will, incur debts or liabilities (subordinated, contingent or otherwise) beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise); and

(iv) the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

For purposes of this Solvency Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Signature Page Follows]

F-2

IN WITNESS WHEREOF, I have executed this Solvency Certificate this as of the date first written above.

ALTRA INDUSTRIAL MOTION CORP.

By:
Name:
Title: [title of signing Financial Officer]

[Signature Page to Altra Credit Agreement]